   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1997

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           FERRELLGAS PARTNERS, L.P.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    5984                    43-1698480
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
       JURISDICTION              INDUSTRIAL)            IDENTIFICATION NO.)
   OF INCORPORATION OR       CLASSIFICATION CODE)
      ORGANIZATION)

    ONE LIBERTY PLAZA                                    DANLEY K. SHELDON
 LIBERTY, MISSOURI 64068                                 ONE LIBERTY PLAZA
      (816) 792-1600                                  LIBERTY, MISSOURI 64068
 (ADDRESS, INCLUDING ZIP                                   (816) 792-1600
   CODE, AND TELEPHONE                               (NAME, ADDRESS, INCLUDING
  NUMBER, INCLUDING AREA                                   ZIP CODE, AND
  CODE, OF REGISTRANT'S                                  TELEPHONE NUMBER,
   PRINCIPAL EXECUTIVE                                INCLUDING AREA CODE, OF
         OFFICES)                                        AGENT FOR SERVICE)

                                  COPIES TO:


    G. MICHAEL O'LEARY       KENDRICK T. WALLACE
  ANDREWS & KURTH L.L.P.        BRYAN CAVE LLP            WALTER J. SMITH
4200 TEXAS COMMERCE TOWER  1200 MAIN STREET, SUITE     BAKER & BOTTS, L.L.P.
   HOUSTON, TEXAS 77002              3500                 ONE SHELL PLAZA
      (713) 220-4200        KANSAS CITY, MISSOURI          910 LOUISIANA
                                    64105            HOUSTON, TEXAS 77002-4995
                                (816) 374-3200             (713) 229-1234

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                               ----------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                                                  PROPOSED
                                                   PROPOSED        MAXIMUM
                                                   MAXIMUM        AGGREGATE      AMOUNT OF
    TITLE OF EACH CLASS OF        AMOUNT TO BE  OFFERING PRICE    OFFERING      REGISTRATION
  SECURITIES TO BE REGISTERED    REGISTERED(1)   PER UNIT(2)      PRICE(2)          FEE
--------------------------------------------------------------------------------------------
Subordinated Units representing
 limited partner interests.....    10,350,000       $23.16     $239,667,187.50   $72,626.42
--------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Includes 1,350,000 Subordinated Units which may be purchased by the Underwriters pursuant to an over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c), based upon the average high and low sale prices for the Ferrellgas Partners, L.P. Common Units on the New York Stock Exchange on November 18, 1997.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1997
PROSPECTUS

                          9,000,000 Subordinated Units

                           Ferrellgas Partners, L.P.
LOGO
                     Representing Limited Partner Interests

                                   --------

  All of the 9,000,000 Subordinated Units offered hereby are being sold by Ferrellgas, Inc. ("Ferrellgas" or the "General Partner"), the general partner of Ferrellgas Partners, L.P., a Delaware limited partnership (the
"Partnership"). The Partnership will not receive any of the proceeds from the sale of the Subordinated Units by Ferrellgas.

  The Subordinated Units offered hereby represent an approximate 28.2% limited partner interest in the Partnership. After the offering, there will be outstanding 14,699,678 Common Units, 9,000,000 Subordinated Units and 7,593,721 Junior Subordinated Units. Ferrellgas will own 1,210,162 of such Common Units, all of such Junior Subordinated Units and a combined 2% general partner interest in the Partnership after this offering, representing an aggregate 29.6% interest in the Partnership. The foregoing information assumes that the Underwriters' over-allotment option is not exercised.

  LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. PURCHASERS OF SUBORDINATED UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS," STARTING ON PAGE 17, IN EVALUATING AN INVESTMENT IN THE PARTNERSHIP, INCLUDING, BUT NOT LIMITED, TO THE FOLLOWING:

 . DURING THE SUBORDINATION PERIOD, WHICH WILL GENERALLY NOT END PRIOR TO
   AUGUST 1, 1999, DISTRIBUTIONS OF CASH TO THE HOLDERS OF SUBORDINATED UNITS (INCLUDING THOSE OFFERED HEREBY) ARE SUBORDINATE TO THE RIGHTS OF THE HOLDERS OF COMMON UNITS TO RECEIVE QUARTERLY DISTRIBUTIONS OF $0.50 PER COMMON UNIT (THE "MINIMUM

                                                        (continued on page iii)

  Prior to this offering there has been no public market for Subordinated Units. For the factors considered in determining the initial public offering price, see "Underwriting." Application has been made to list the Subordinated Units for trading on the New York Stock Exchange (the "NYSE"), subject to
official notice of issuance, under the trading symbol "     ." On November   ,
1997 the closing price of the Common Units as reported by the NYSE was $   per
Common Unit.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   UNDERWRITING
                                   INITIAL PUBLIC DISCOUNTS AND   PROCEEDS TO
                                   OFFERING PRICE COMMISSIONS(1) FERRELLGAS(2)
------------------------------------------------------------------------------
Per Subordinated Unit                 $              $              $
------------------------------------------------------------------------------
Total(3)                            $              $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2) Expenses of the offering, estimated to be $     , are payable by the
    Partnership.
(3) The General Partner has granted the Underwriters an option for 30 days to purchase up to an additional 1,350,000 Subordinated Units at the initial public offering price per unit, less the underwriting discounts and commissions, solely to cover over-allotments. The General Partner will obtain any Subordinated Units to be sold pursuant to such option by exchanging an equal number of Junior Subordinated Units with the Partnership. If such option is exercised in full, the total Initial Public Offering price, Underwriting Discounts and Commissions and proceeds to
    Ferrellgas will be $          , $            and $          , respectively.
    See "Underwriting."

                                   --------

  The Subordinated Units are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Subordinated Units
offered hereby will be available for delivery on or about       , 1997, at the
office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                   --------

Smith Barney Inc.                                           Goldman, Sachs & Co.
Donaldson, Lufkin & Jenrette
       Securities Corporation
                           A.G. Edwards & Sons, Inc.
                                                        PaineWebber Incorporated
     , 1997

                           Ferrellgas Partners, L.P.





                                      LOGO

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SUBORDINATED UNITS. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR AND PURCHASE COMMON UNITS AND SUBORDINATED UNITS IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                                      Continued from first page

   Quarterly Distribution"), or $2.00 per Common Unit on an annualized basis, plus any arrearages on Common Units for prior quarters. There can be no assurance that the Partnership will generate sufficient Available Cash to make distributions on the Subordinated Units. In addition, there can be no assurance that the Partnership will ever meet the requirements necessary for the Subordination Period to end. Accordingly, there can be no assurance that the Subordinated Units will ever convert to Common Units.
 . Subject to certain limitations, the Partnership has the right to issue additional Units without the consent of the Unitholders. The issuance of such additional Units could result in a decrease in the amount of cash available for distribution on each Subordinated Unit.
 . During the Junior Subordination Period, distributions to Subordinated
   Unitholders of the Minimum Quarterly Distribution (and any arrearages on the Subordinated Units for prior quarters during the Junior Subordination Period) will have priority over distributions on the Junior Subordinated Units. The Junior Subordination Period extends until the record date for the quarterly distribution of Available Cash in respect of the quarterly period ending October 31, 1998, subject to earlier termination if the General Partner is removed other than for Cause. Upon termination of the Junior Subordination Period, all preferences that the Subordinated Units have over the Junior Subordinated Units will end and any remaining distribution arrearages on the Subordinated Units will be canceled. The number of outstanding Junior Subordinated Units will be decreased (and the number of outstanding Subordinated Units will be increased) by the number of Subordinated Units (if any) sold to the Underwriters upon the exercise by the Underwriters of the over-allotment option.
 . Future Partnership performance will depend upon the success of the Partnership in maximizing profits from retail propane sales. Propane sales are affected by, among other things, weather patterns, product prices and competition, including competition from other energy sources.
 . Because the retail propane industry is mature and overall demand for propane is expected to experience limited growth in the foreseeable future, the Partnership will depend on acquisitions as the principal means of growth. There can be no assurance that the Partnership will be able to complete future acquisitions.
 . The Minimum Quarterly Distribution on the Units is not guaranteed. The actual amount of cash distributions will depend on future Partnership operating performance and will be affected by the funding of reserves, operating and capital expenditures and other matters within the discretion of the General Partner, as well as required interest and principal payments on, and the other terms of, the Partnership's indebtedness.
 . Prior to making any distribution on the Units, the Partnership will reimburse the General Partner and its affiliates at cost for all expenses incurred on behalf of the Partnership. Approximately $128 million of expenses (primarily wages and salaries) were reimbursed by the Partnership to the General Partner in fiscal 1997.
 . Potential conflicts of interest could arise between the General Partner and its affiliates, on the one hand, and the Partnership or any partner thereof, on the other. Under certain circumstances, affiliates of the General Partner could compete with the Partnership.
 . The Partnership Agreement limits the liability and modifies the fiduciary duties of the General Partner; holders of Subordinated Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law. The validity and enforceability of these types of provisions under Delaware law are uncertain.
 . At July 31, 1997, the Partnership's total indebtedness as a percentage of its total capitalization was approximately 92%. As a result, the Partnership has indebtedness that is substantial in relation to its partners' capital.
 . Holders of Subordinated Units will have only limited voting rights, and the General Partner will manage and operate the Partnership. The General Partner may not be removed except pursuant to the vote of the holders of at least 66 2/3% of the outstanding Units (including Units owned by the General Partner and its affiliates). After this offering, the General Partner will own approximately 28.1% of the outstanding Units, which could make it difficult to obtain such a vote for removal.
 . The availability to a Subordinated Unitholder of the economic benefits of an investment in the Partnership largely depends on the classification of the Partnership as a partnership for federal income tax purposes. The Partnership will rely upon an opinion of counsel, and not a ruling from the Internal Revenue Service, on that issue and others relevant to a Subordinated Unitholder.
 . The tax consequences of an investment in the Partnership are complex. It is anticipated a Unitholder may receive substantial distributions that would reduce such holder's tax basis, with the result that such holder may recognize substantial taxable gain upon a sale of such holder's Units.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   v
INFORMATION INCORPORATED BY REFERENCE......................................   v
PROSPECTUS SUMMARY.........................................................   1
 The Partnership...........................................................   1
 Selected Historical Financial Data........................................   5
 Risk Factors..............................................................   6
 The Offering..............................................................  11
 Summary of Tax Considerations.............................................  14
RISK FACTORS...............................................................  17
 Risks Inherent in the Partnership's Business..............................  17
 Risks Inherent in an Investment in the Partnership........................  19
 Conflicts of Interest and Fiduciary Responsibilities......................  23
 Tax Risks.................................................................  24
USE OF PROCEEDS............................................................  27
DISTRIBUTIONS AND MARKET FOR
 COMMON UNITS..............................................................  27
CASH DISTRIBUTION POLICY...................................................  28
 Quarterly Distributions of Available Cash.................................  28
 Distributions of Cash Upon Liquidation....................................  33
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA..............  36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS................................................................  37
 General...................................................................  37
 Selected Quarterly Financial Data.........................................  38
 Fiscal Year...............................................................  38
 Results of Operations.....................................................  38
 Fiscal Year Ended July 31, 1997 versus Fiscal Year Ended July 31, 1996....  38
 Fiscal Year Ended July 31, 1996 versus Fiscal Year Ended July 31, 1995....  39
 Liquidity and Capital Resources...........................................  40
BUSINESS...................................................................  43
 Business of Ferrellgas Partners, L.P......................................  43
 Business of Ferrellgas, L.P...............................................  43
 General...................................................................  43
 Retail Operations.........................................................  43
 Industry and Competition..................................................  46
 Other Operations..........................................................  47
 Employees.................................................................  48
 Governmental Regulation; Environmental and Safety Matters.................  48
 Service Marks and Trademarks..............................................  49
 Properties................................................................  49
 Legal Proceedings.........................................................  50
MANAGEMENT.................................................................  51
 General...................................................................  51
 Directors and Executive Officers of the General Partner...................  51

CONFLICTS OF INTEREST AND
 FIDUCIARY RESPONSIBILITIES.................................................  53
 Conflicts of Interest......................................................  53
DESCRIPTION OF THE UNITS....................................................  58
 The Units..................................................................  58
 Transfer Agent and Registrar...............................................  58
 Transfer of Units..........................................................  59
THE PARTNERSHIP AGREEMENT...................................................  60
 Organization and Duration..................................................  60
 Purpose....................................................................  60
 Power of Attorney..........................................................  60
 Restrictions on Authority of the General Partner...........................  60
 Withdrawal or Removal of the General Partner...............................  61
 Transfer of General Partner Interest.......................................  62
 Reimbursement for Services.................................................  62
 Change of Management Provisions............................................  62
 Status as Limited Partner or Assignee......................................  62
 Non-citizen Assignees; Redemption..........................................  63
 Issuance of Additional Securities..........................................  63
 Limited Call Right.........................................................  64
 Amendment of Partnership Agreement.........................................  64
 Meetings; Voting...........................................................  66
 Indemnification............................................................  67
 Limited Liability..........................................................  67
 Books and Reports..........................................................  68
 Right to Inspect Partnership Books and Records.............................  68
 Termination and Dissolution................................................  69
 Liquidation and Distribution of Proceeds...................................  69
 Registration Rights........................................................  69
SELLING UNITHOLDER AND UNITS AVAILABLE FOR FUTURE SALE......................  70
TAX CONSIDERATIONS..........................................................  72
 Legal Opinions and Advice..................................................  72
 Tax Rates and Changes in Federal Income Tax Laws...........................  73
 Partnership Status.........................................................  73
 Limited Partner Status.....................................................  74
 Tax Consequences of Unit Ownership.........................................  74
 Allocation of Partnership Income, Gain, Loss and Deduction.................  77
 Tax Treatment of Operations................................................  77
 Disposition of Units.......................................................  80
 Uniformity of Units........................................................  83
 Administrative Matters.....................................................  84
 State, Local and Other Tax Considerations..................................  86
INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS.....................  88
UNDERWRITING................................................................  89
VALIDITY OF THE SECURITIES..................................................  90
EXPERTS.....................................................................  91
GLOSSARY.................................................................... A-1
TRANSFER APPLICATION........................................................ B-1

                             AVAILABLE INFORMATION

  The Partnership has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933 (the "Securities Act"), a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") for the registration of the securities to be offered by this prospectus ("Prospectus"). This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document titled as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Partnership with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1300, Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information filed electronically by the Partnership with the Commission through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. In addition, the Partnership's Common Units are listed, and application has been made to list the Subordinated Units, for trading on the New York Stock Exchange (the "NYSE") and material filed by the Partnership can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Partnership is required to file periodic reports and other information with the Commission.

                     INFORMATION INCORPORATED BY REFERENCE

  The following document filed by the Partnership with the Commission is incorporated herein by reference:

    (i) The Annual Report on Form 10-K of the Partnership for the year ended July 31, 1997.

  All documents filed by the Partnership with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Subordinated Units by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference, which statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Prospectus is delivered, upon written or oral request, to Theresa Schekirke, Ferrellgas, Inc., One Liberty Plaza, Liberty, Missouri 64068 (telephone number: (816) 792-0203).

                               PROSPECTUS SUMMARY


  The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Prospectus. Unless the context otherwise requires, references herein to the Partnership include the Partnership and the Operating Partnership, and descriptions herein of the interests of the partners in the Partnership and the Operating Partnership and in distributions by the Partnership are stated on a combined basis. Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option granted to the Underwriters is not exercised. The Partnership's fiscal year ends on July 31. Reference to a particular fiscal year of the Partnership are to the twelve months ended on July 31 of the year indicated. See the Glossary for the definitions of certain terms used herein.

                                THE PARTNERSHIP

  The Partnership is engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids. The General Partner believes that the Partnership is the second largest retail marketer of propane in the United States (as measured by gallons sold), serving more than 800,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 513 retail outlets with 295 satellite locations in 38 states (some outlets serve interstate markets). The Partnership's retail operation accounts for approximately 8% of the retail propane purchased in the United States as measured by gallons sold. The Partnership's largest market concentrations (based on retail gallons sold) are in the Midwest, Great Lakes and Southeast regions of the United States. For the Partnership's fiscal years ended July 31, 1997, 1996 and 1995, annual retail propane sales volumes were 694 million, 650 million, and 576 million gallons, respectively. The retail propane business of the Partnership consists principally of transporting propane purchased in the contract and spot markets, primarily from major oil companies, to its retail distribution outlets and then to tanks located on its customers' premises, as well as to portable propane cylinders.

  The Partnership believes that it is also a leading natural gas liquids trading company. Annual propane and natural gas liquids trading, chemical feedstocks and wholesale propane sales volumes were approximately 1.2 billion,
1.7 billion and 1.5 billion gallons during the fiscal years ended July 31, 1997, 1996 and 1995, respectively.

GENERAL

  Ferrell Companies, Inc. ("Ferrell"), the parent of Ferrellgas, was founded in 1939 as a single retail propane outlet in Atchison, Kansas and was incorporated in 1954. Ferrell is primarily owned by James E. Ferrell and his family. In 1984, Ferrellgas, a subsidiary of Ferrell, was formed to operate the retail propane business previously conducted by Ferrell. In July 1994, the propane business and assets of Ferrellgas were contributed to the Partnership in connection with the Partnership's initial public offering.

  Ferrellgas' initial growth largely resulted from small acquisitions in the rural areas of eastern Kansas, northern and central Missouri, Iowa, western Illinois, southern Minnesota, South Dakota and Texas. In July 1984, Ferrellgas acquired a retail propane operation with annual retail sales volumes of approximately 33 million gallons. In December 1986, Ferrellgas acquired a retail propane operation with annual retail sales volumes of approximately 395 million gallons. These two major acquisitions and many other smaller acquisitions significantly expanded and diversified Ferrellgas' geographic coverage. Since 1986, the Partnership or its predecessor has acquired more than 100 independent propane retailers, the largest of which were Skelgas (acquired in May 1996) and Vision (acquired in November 1994). For the fiscal years ended July 31, 1997 to 1993, the Partnership or its predecessor invested approximately $38.8 million, $108.8 million, $70.1 million, $3.4 million and $0.9 million, respectively, to acquire operations with annual retail sales of approximately 20.5 million, 111.8 million, 70.0 million, 2.9 million and 0.7 million gallons of propane, respectively. The Partnership believes that it and its predecessor's acquisitions to date have been completed on economically attractive terms. Primarily as a result of this acquisition strategy, retail propane gallons sold by the Partnership (or its predecessor) have increased from 321 million in fiscal 1986 to 694 million in fiscal 1997. The propane industry is relatively fragmented, with the ten largest retail distributors possessing approximately 33% of the total retail propane market and much of the industry consisting of more than 5,000 local or regional distributors. The Partnership believes that the fragmented nature of the propane industry provides significant opportunities for additional growth through acquisitions.

BUSINESS STRATEGY

  The goal of the Partnership is to be the leading retail propane company in the United States. The Partnership believes it has obtained its competitive advantage by promoting an entrepreneurial culture that empowers its employees to be responsive to individual customer needs. The Partnership's business strategy is to continue its historical focus on residential and commercial retail propane operations. The Partnership anticipates that its future growth will be achieved primarily through the acquisition of smaller retail propane operations throughout the United States and to a lesser extent through the expansion of the existing customer base by increased competitiveness and investment in internal growth opportunities.

  The Partnership intends to concentrate its acquisition activities in geographic areas close to its existing operations, acquiring propane retailers that can be combined with existing operations to provide an attractive return on investment after taking into account the efficiencies that may result from such combinations. The Partnership also expects to pursue acquisitions that broaden its geographic coverage. The Partnership's goal in each acquisition will be to improve the operations and profitability of these smaller companies by integrating them into the Partnership's existing operations. The Partnership believes numerous local retail propane companies are potential candidates for acquisition and that the Partnership's geographic diversity of operations increases the number of attractive acquisition opportunities available to it. The Partnership intends to fund future acquisitions through a combination of internal cash flow, external borrowings and the issuance of additional Units. The Partnership's ability to accomplish these goals will be subject to the availability of acquisition candidates on terms that are attractive to the Partnership. There is no assurance that the Partnership will be able to sustain the recent level of acquisitions or that any acquisitions will prove beneficial to the Partnership.

  In addition to growth through acquisitions, the Partnership believes that it may also achieve growth within its existing propane operations. The Partnership strives to create a culture of leadership and innovation by implementing initiatives such as pre-employment testing, safety and management training programs and rewards for excellence in customer service, leadership and safety. As a result of the Partnership's culture, its experience in responding to competition and its implementation of more efficient operating standards, the Partnership believes it is positioned to be successful in attracting and retaining customers.

PARTNERSHIP STRUCTURE AND MANAGEMENT

  The employees of Ferrellgas manage and operate the propane business and assets of the Partnership as officers and employees of the General Partner. In order to simplify the Partnership's obligations under the laws of several jurisdictions in which it conducts business, the Partnership's activities are conducted through a subsidiary partnership (the "Operating Partnership"). The Partnership is the sole limited partner of the Operating Partnership and the General Partner serves as general partner of the Operating Partnership.

  The General Partner does not receive any management fee in connection with its management of the Partnership and does not receive any remuneration for its services as general partner of the Partnership other than reimbursement for all direct and indirect expenses incurred in connection with the Partnership's operations and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business. The Partnership Agreement (as hereinafter defined) provides that the General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Because of the broad authority granted to the General Partner to determine the fees and expenses, including compensation of the General Partner's officers and other employees, allocable to the Partnership, certain conflicts of interest could arise between the General Partner and its affiliates, on the one hand, and the Partnership and its limited partners, on the other. The limited partners have no ability to control the expenses allocated by the General Partner to the Partnership.

  The principal executive offices of the Partnership and the Operating Partnership are located at One Liberty Plaza, Liberty, Missouri 64068, and their telephone number is (816) 792-1600.

  The following chart depicts the organization and ownership of the Partnership and the Operating Partnership upon completion of the offering made hereby. The percentages reflected in the following chart represent the approximate ownership interest in each of the Partnership and the Operating Partnership, individually. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the holders in the Partnership and the Operating Partnership on a combined basis assuming completion of the offering made hereby.




                                      LOGO
                                      LOGO

                                              EFFECTIVE AGGREGATE OWNERSHIP OF
                                                            THE
                                               PARTNERSHIP AND THE OPERATING
                                                        PARTNERSHIP

                           Public Unitholders' Common
                            Units                        42.2%
                           Public Unitholders'
                            Subordinated Units           28.2%
                           Ferrellgas' Common Units       3.8%
                           Ferrellgas' Junior
                            Subordinated Units           23.8%
                           Ferrellgas' Combined General
                            Partner Interest              2.0%
                                                         -----
                                       Total              100%
                                                         =====

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

  The following table sets forth, for the periods and at the dates indicated, summary historical financial and operating data for the Partnership. The summary historical financial data are derived from and should be read in conjunction with the Partnership's historical consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended July 31, 1997, which is incorporated in this Prospectus by reference. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                          THE PARTNERSHIP
                                                     --------------------------
                                                     HISTORICAL YEAR ENDED JULY
                                                                31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
                                                     (IN THOUSANDS, EXCEPT PER
                                                             UNIT DATA)
INCOME STATEMENT DATA:
Total revenues...................................... $804,298 $653,640 $596,436
Gross profit (1)....................................  334,170  297,326  256,795
Operating and other expenses........................  221,562  197,796  168,854
Depreciation and amortization.......................   43,789   37,024   32,014
Operating income....................................   68,819   62,506   55,927
Interest expense....................................   45,769   37,983   31,993
Earnings from continuing operations.................   23,218   24,312   23,820
Earnings from continuing operations per Unit........     0.74     0.77     0.76
Cash distributions declared per Common Unit (2).....     2.00     2.00     1.65
Cash distributions declared per Subordinated Unit
 (2)................................................     2.00     2.00     1.65
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..................................... $ 18,111 $ 15,294 $ 28,928
Total assets........................................  657,076  654,295  578,596
Long-term debt......................................  487,334  439,112  338,188
Total partners' capital.............................   44,783   84,609  118,637
OPERATING DATA:
Retail propane sales volumes (in gallons)...........  693,995  650,214  575,935
EBITDA (3).......................................... $112,608  $99,530  $87,941
Capital expenditures (4):
  Maintenance....................................... $ 10,137 $  6,657 $  8,625
  Growth............................................    6,055    6,654   11,097
  Acquisition.......................................   38,780  108,803   70,069
                                                     -------- -------- --------
    Total........................................... $ 54,972 $122,114 $ 89,791
                                                     ======== ======== ========

--------
(1) Gross profit is computed by reducing total revenues by the direct cost of the products sold.
(2) No cash distributions were declared by the Partnership from inception to July 31, 1994. The $0.65 distribution made at the end of the first quarter of fiscal 1995 included $0.50 for the first quarter of fiscal 1995 and $0.15 for the period from inception through July 31, 1994.
(3) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. EBITDA is not recognized under generally accepted accounting principles, however, the Partnership believes that it provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. In addition, EBITDA is not intended as an alternative to earnings from continuing operations or net earnings.
(4) The Partnership's capital expenditures fall generally into three categories: (i) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment;
    (ii) growth capital expenditures, which include expenditures for purchases of new propane tanks and other equipment to facilitate expansion of the Partnership's customer base and operating capacity; and (iii) acquisition capital expenditures, which include expenditures related to the acquisition of retail propane operations. Acquisition capital expenditures represent total cost of acquisition less working capital acquired.

                                  RISK FACTORS

  Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which the Partnership will be subject are similar to those that would be faced by a corporation engaged in a similar business. Prospective purchasers of the Subordinated Units offered hereby should consider the following risk factors in evaluating an investment in the Subordinated Units. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Partnership's business strategy, plans and objectives of management of the Partnership for future operations, are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Partnership's expectations are disclosed below, under "Risk Factors" and elsewhere in this Prospectus.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

  . Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of retail propane sold is highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. During fiscal 1997, approximately 68% of the Partnership's combined retail propane volume and in excess of 95% of the Partnership's EBITDA were attributable to sales during the peak heating season. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's financial performance. Furthermore, variations in weather in one or more regions in which the Partnership operates can significantly affect the total volumes sold by the Partnership and the margins realized on such sales and, consequently, the Partnership's results of operations.

  . The retail propane business is a "margin-based" business in which gross profits depend on the excess of sales prices over propane supply costs. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. The Partnership currently estimates that less than 20% of the Partnership's propane sales (based on total retail gallons sold) during fiscal 1998 will be pursuant to fixed-price contracts. Propane is a commodity, the market price of which can be subject to volatile changes in response to changes in supply or other market conditions. As it may not be possible immediately to pass on to customers rapid increases in the wholesale cost of propane, such increases could reduce the Partnership's gross profits.

  . The Partnership's profitability is affected by the competition for customers among all participants in the retail propane business. Because of the relatively low barriers to entry into the retail propane market, the potential exists for small independent propane retailers, as well as other companies (not necessarily then engaged in retail propane distribution), to begin competing with the Partnership's retail outlets. Certain of the Partnership's competitors may have greater financial resources than the Partnership. Should a competitor attempt to increase market share by reducing prices, the Partnership's financial condition and results of operations could be materially adversely affected. In addition, propane competes with other sources of energy, some of which are less costly for equivalent energy value.

  . Acquisitions will be the principal means of growth for the Partnership, as the retail propane industry is mature and overall demand for propane is expected to experience limited growth. There can be no assurance, however, that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the holders of Units ("Unitholders") or that any additional debt incurred to finance acquisitions will not adversely affect the ability of the Partnership to make distributions to the Unitholders.

  . The Partnership engages in the brokerage and trading of propane and other natural gas liquids, primarily to generate a profit independent of the retail and wholesale operations, but also to insure the availability of propane during periods of short supply. Trading losses may have an adverse impact on the amount of cash available for distribution to holders of Common Units, Subordinated Units and Junior Subordinated Units (collectively, "Units").

  . The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. As a result, the Partnership has been and is likely to be a defendant in various legal proceedings in the ordinary course of business. The Partnership maintains insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

  . During the Subordination Period, which will generally not end prior to August 1, 1999, distributions of cash to the Subordinated Unitholders are subordinate to the rights of the holders of Common Units to receive quarterly distributions of $0.50 per Common Unit (the "Minimum Quarterly Distribution"), or $2.00 per Common Unit on an annualized basis, plus any arrearages on Common Units for prior quarters. There can be no assurance that the Partnership will generate sufficient Available Cash to make distributions on the Subordinated Units or the Common Units. In addition there can be no assurance that the Partnership will ever meet the requirements necessary for the Subordination Period to end. Accordingly, there can be no assurance that the Subordinated Units will ever convert to Common Units.

  . Subject to certain limitations, the Partnership has the right to issue
    Units without the consent of the Unitholders. The effect of such issuances may be to dilute the value of the interests of the then-existing Unitholders in the net assets of the Partnership, to dilute the interests of Unitholders in distributions by the Partnership or to make it more difficult for a person or group to remove the General Partner or otherwise change the management of the Partnership.

  . During the Junior Subordination Period, distributions of the Minimum
    Quarterly Distribution (and any arrearages on the Subordinated Units for prior quarters during the Junior Subordination Period) will have priority over distributions on the Junior Subordinated Units. The Junior Subordination Period extends until the record date for the quarterly distribution of Available Cash in respect of the quarterly period ending October 31, 1998, subject to earlier termination if the General Partner is removed other than for Cause. Upon termination of the Junior Subordination Period, all preferences that the Subordinated Units have over the Junior Subordinated Units will end and any remaining distribution arrearages on the Subordination Units will be canceled. The number of outstanding Junior Subordinated Units will be decreased (and the number of outstanding Subordinated Units will be increased) by the number of Subordinated Units (if any) sold to the Underwriters upon the exercise by the Underwriters of the over-allotment option.

  . The actual amount of cash distributions will depend on future Partnership operating performance. Cash distributions are dependent primarily on cash flow, including from reserves and working capital borrowings, and not on profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when the Partnership records losses and might not be made during periods when the Partnership records profits. Decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and changes in reserves will affect the amount of Available Cash.

  . On July 31, 1997, the Partnership's total indebtedness as a percentage of its total capitalization was approximately 92%. As a result, the Partnership is significantly leveraged and has indebtedness that is substantial in relation to its partners' capital. The Partnership's leverage could adversely affect the ability of the Partnership to finance its future operations and capital needs, limit its ability to pursue acquisitions and other business opportunities and make its results of operations more susceptible to adverse economic or operating conditions. The Partnership's debt instruments contain restrictive covenants that will limit the ability of the Partnership to incur additional indebtedness and to make distributions to Unitholders. The payment of principal and interest on the Partnership's indebtedness reduces the cash available to make distributions on the Units.

  . The Partnership's indebtedness contains provisions relating to changes of control. If such provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of the General Partner or its affiliates to enter into a transaction that would trigger such change of control provisions.

  . Prior to making any distribution on the Units, the Partnership reimburses the General Partner and its affiliates at cost for all expenses incurred on behalf of the Partnership. Approximately $128 million of expenses (primarily wages and salaries) were reimbursed by the Partnership to the General Partner in fiscal 1997. In addition, the General Partner and its affiliates may provide services to the Partnership in the future for which the Partnership will be charged reasonable fees as determined by the General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect the ability of the Partnership to make distributions.

  . The General Partner manages and operates the Partnership. Holders of
    Units will have no right to elect the General Partner on an annual or other continuing basis, and will have only limited voting rights on matters affecting the Partnership's business. The General Partner may not be removed except pursuant to the vote of the holders of at least 66 2/3% of the outstanding Units (including Units owned by the General Partner and its affiliates). After this offering, the General Partner will own approximately 28.1% of the outstanding Units, which could make it difficult to obtain such a vote for removal.

  . The Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the General Partner or otherwise change the management of the Partnership. The effect of these provisions may be to diminish the price at which the Units will trade under certain circumstances.

  . Prior to this offering, there has been no public market for the Subordinated Units. The initial public offering price for the Subordinated Units will be determined through negotiations between the General Partner and the representatives of the Underwriters. Although the Partnership believes that the market price for Subordinated Units will be less than the market price for Common Units, no assurance can be given as to the market prices at which the Subordinated Units will trade.

  . If at any time less than 20% of the outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then current market price of limited partner interests of such class. As a consequence, a holder of Units may be required to sell his Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale.

  . Under certain circumstances, Unitholders could lose their limited liability and could become liable for amounts improperly distributed to them by the Partnership.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

  . The General Partner and its affiliates have conflicts of interest with the Partnership and its limited partners. The Partnership Agreement contains certain provisions that limit the liability and reduce the fiduciary duties of the General Partner to the holders of Units, as well as provisions that may restrict the remedies available to Unitholders for actions that might, without such limitations, constitute breaches of fiduciary duty. Unitholders are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law. The validity and enforceability of these types of provisions under Delaware law are uncertain.

  . Decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and changes in reserves in any quarter will affect whether or the extent to which there is sufficient Available Cash to meet the Minimum Quarterly Distribution and Target Distribution Levels on any or all Units in a given quarter.

  . The Partnership Agreement provides that the General Partner will generally be restricted from engaging in any business activities other than those incidental to its ownership of interests in the Partnership. Notwithstanding the foregoing, the Partnership Agreement permits affiliates of the General Partner to engage in any activities except for the retail sale of propane to end users in the continental United States. The General Partner's affiliates may, therefore, compete with the Partnership in other propane-related activities, such as trading, transportation, storage and wholesale distribution of propane. There can be no assurance that there will not be competition between the Partnership and affiliates of the General Partner in the future.

  . The Partnership Agreement does not prohibit the Partnership from engaging in roll-up transactions. Were the General Partner to cause the Partnership to engage in a roll-up transaction, there could be no assurance that such a transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.

TAX RISKS

  . The availability to a Unitholder of the economic benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partner and the Partnership have made representations, Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership, is of the opinion that, under current law, the Partnership is classified as a partnership for federal income tax purposes and will continue to be so classified after giving effect to the offering of the Subordinated Units.

  . No ruling has been requested or received from the Internal Revenue
    Service (the "IRS") with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other matter affecting the Partnership.

  . A Unitholder will be required to pay income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership.

  . It is anticipated that a Unitholder may receive substantial distributions that would reduce such holder's tax basis, with the result that such holder may recognize substantial taxable gain upon a sale of such holder's Units, even if the sale price is less than the original cost.

  . Investment in Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

  . In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), any losses generated by the Partnership will generally only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including other passive activities or investments. Passive losses which are not deductible because they exceed the

    Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party.

  . The Partnership has registered with the Secretary of the Treasury as a "tax shelter." No assurance can be given that the Partnership will not be audited in the future by the IRS or that tax adjustments will not be made. Any adjustments in the Partnership's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of the Unitholders' tax returns and adjustments of items unrelated to the Partnership.

  . The Partnership has adopted certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Units or could affect the timing of such tax benefits or the amount of gain from the sale of Units and could have a negative impact on the value of the Units or result in audit adjustments to the tax returns of Unitholders.

  . A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property. The Partnership owns property and conducts business in numerous states which currently impose a personal income tax.

  See "Risk Factors," "Cash Distribution Policy," "Conflicts of Interest and Fiduciary Responsibilities," "The Partnership Agreement" and "Tax
Considerations" for a more detailed description of these and other risk factors and conflicts that should be considered in evaluating an investment in the Subordinated Units.

                                  THE OFFERING

Securities offered..........  9,000,000 Subordinated Units (10,350,000
                              Subordinated Units if the Underwriters' over-allotment option is exercised in full).
Units to be outstanding
 after this offering........
                              Upon the closing of this offering, Ferrellgas will exchange with the Partnership 7,593,721 Subordinated Units for an equal number of Junior Subordinated Units. The purpose of such exchange is to cause all of the Subordinated Units not sold in this offering to be further subordinated, generally through the record date for the distribution for the quarterly period ending October 31, 1998, to the rights of the holders of the remaining Subordinated Units to receive the Minimum Quarterly Distribution per quarter (plus Subordinated Unit Arrearages, if any). Immediately after this offering, there will be outstanding 14,699,678 Common Units, 9,000,000 Subordinated Units, and 7,593,721 Junior Subordinated Units. Immediately after the offering, the General Partner will own 1,210,162 of such Common Units, all of such Junior Subordinated Units and a 2% general partner interest, representing approximately a 29.6% interest in the Partnership. If the Underwriters' over-allotment option is exercised, the General Partner will obtain the Subordinated Units to be sold pursuant to such options by exchanging an equal number of Junior Subordinated Units with the Partnership. In addition, a total of 850,000 Subordinated Units are reserved for issuance under the Partnership's Unit Option Plan, pursuant to which key employees of the Partnership are granted options to purchase Subordinated Units from the Partnership.

Distributions of Available    The Partnership distributes 100% of its Available
 Cash.......................  Cash within 45 days after the end of each
                              January, April, July and October to Unitholders of record on the applicable record date and to the General Partner. "Available Cash" consists generally of all of the cash receipts of the Partnership adjusted for its cash disbursements and net changes in reserves. The full definition of Available Cash is set forth in the Partnership
                              Agreement. The General Partner has discretion in making cash disbursements, incurring borrowings and changing the amount of reserves, thereby affecting the amount of Available Cash. See "Cash
                              Distribution Policy." Available Cash will generally be distributed 98% to the Unitholders and 2% to the General Partner, except that if distributions of Available Cash exceed certain target levels, an affiliate of the General
                              Partner will receive a percentage of such excess distributions that will increase to up to 48% of distributions in excess of the highest target level. See "Cash Distribution Policy--Quarterly
                              Distributions of Available Cash--Incentive
                              Distributions."

Distributions to              With respect to each quarter during the
 Unitholders................  Subordination Period (as defined below), which will generally not end earlier than August 1, 1999, the Common Unitholders generally have the right to receive the Minimum Quarterly
                              Distribution of $0.50 per Common Unit, plus any arrearages in the distribution of the Minimum
                              Quarterly Distribution on the Common Units for prior quarters, before any distributions are made to the Subordinated Unitholders or the Junior
                              Subordinated Unitholders. Upon the expiration of the Subordination Period, Common Units will no longer accrue distribution arrearages.

                              In addition, with respect to each quarterly period commencing on November 1, 1997 and ending on the record date for the quarterly cash distribution made for the quarter ending October 31, 1998 (the "Junior Subordination Period"), subject to earlier termination if the General Partner is removed other than for Cause (as defined in the Glossary), the Minimum Quarterly Distribution (plus arrearages on the Subordinated Units for prior quarters during the Junior Subordination Period) will be made to the holders of Subordinated Units before any such distributions are made to the holders of Junior Subordinated Units. After the Junior Subordination Period, the Junior Subordinated Units will be deemed to be Subordinated Units for purposes of determining the priority and amount of distributions.

                              The Subordinated Units will accrue distribution arrearages ("Subordinated Unit Arrearages") only during the Junior Subordination Period, and such Subordinated Unit Arrearages will be made up only from distributions of Available Cash constituting Cash from Operations (defined in the Glossary) otherwise payable to holders of the Junior Subordinated Units in respect of calendar quarters ending during the Junior Subordination Period. Any Subordinated Unit Arrearages not satisfied prior to the expiration of the Junior Subordination Period will be cancelled upon such expiration. Except for Subordinated Unit Arrearages, neither the Subordinated Units nor the Junior Subordinated Units accrue distribution arrearages.
Subordination Period;
 Junior Subordination
 Period.....................
                              The Subordination Period will end on the first to occur of the following dates:

                                (a) the first day of any quarter commencing on
                              or after August 1, 1999, provided that each of the following two tests have been satisfied: (i) the Partnership has, with respect to each of the three consecutive four-quarter periods immediately preceding such date, made distributions of Available Cash constituting Cash from Operations in an amount equal to or greater than (A) the Minimum Quarterly Distribution on each outstanding Common Unit for such periods and
                              (B) the sum of the Minimum Quarterly
                              Distributions on all outstanding Subordinated Units and Junior Subordinated Units for such periods; provided, however, that in determining the amount of Available Cash constituting Cash from Operations distributed in any four-quarter period the following amounts shall be excluded:
                              (X) any positive balance in Cash from Operations at the beginning of such four-quarter period, (Y) any net increase in working capital borrowings in such four-quarter period and (Z) any net decrease in reserves in such four-quarter period (the "Earnings Requirement"); and (ii) as of such date, the Partnership has made, directly or indirectly, cash capital expenditures attributable to acquisitions and capital additions and improvements since the Partnership's initial public offering which equal or exceed $50 million (the "Capital Expenditure Requirement");

                                (b) the date on which the General Partner is
                              removed as general partner of the Partnership upon the requisite vote by limited partners under circumstances where Cause does not exist. See "Cash Distribution Policy--Quarterly Distributions of Available Cash" and "The Partnership Agreement--Change of Management Provisions."

                              The Partnership has met the Capital Expenditure Requirement and, for the four-quarter period ended July 31, 1997, has satisfied the requirement for the first four-quarter period of the Earnings Requirement. If the Partnership satisfies the Earnings Requirement in each of the following two four-quarter periods, then the Subordination Period will end on August 1, 1999. The Partnership did not satisfy the Earnings Requirement in any four-quarter period prior to the four quarters ended July 31, 1997 and there can be no assurance that it will satisfy the Earnings Requirement in any future four-quarter period. Therefore, there can be no assurance that the Subordination Period will end and that the Subordinated Units will convert to Common Units.

                              The Junior Subordination Period will end on the record date for the quarterly cash distribution made for the quarterly period ending October 31, 1998, subject to earlier termination if the General Partner is removed other than for Cause.

Incentive Distributions.....  As an incentive, if quarterly distributions of
                              Available Cash exceed certain specified target levels, an affiliate of the General Partner will receive 13%, then 23% and then 48% of distributions of Available Cash in excess of such target levels. The target levels are based on the amounts of Available Cash distributed, and Incentive Distributions will not be made unless the Partnership has made distributions at specified levels above the aggregate Minimum Quarterly Distribution on the outstanding Units. The rights to receive Incentive Distributions are referred to as "Incentive Distribution Rights." See "Cash Distribution Policy--Quarterly Distributions of Available Cash."

Liquidation preference......  In the event of any liquidation of the
                              Partnership during the Subordination Period, the outstanding Common Units generally will be entitled to receive a distribution out of the net assets of the Partnership in preference to liquidating distributions on the Subordinated Units. Following conversion of the Subordinated Units into Common Units, all Units will be treated the same upon liquidation of the Partnership. In the event of any liquidation of the Partnership prior to November 1, 1998, the outstanding Subordinated Units generally will be entitled to receive a distribution out of the net assets of the Partnership in preference to liquidating distributions on the Junior Subordinated Units. See "Cash Distribution Policy--Distributions of Cash Upon Liquidation."

Use of proceeds.............  All of the Subordinated Units offered by this
                              Prospectus are being sold by the General Partner. The Partnership will not receive any of the proceeds from the sale of the Subordinated Units.

Listing.....................  Application has been made to list the
                              Subordinated Units for trading on the NYSE, subject to official notice of issuance.

NYSE symbol.................

                         SUMMARY OF TAX CONSIDERATIONS

  The tax consequences of an investment in the Partnership to a particular investor will depend in part on the investor's own tax circumstances. Each prospective investor should consult his own tax advisor about the United States federal, state and local tax consequences of an investment in Units.

  The following is a brief summary of certain expected tax consequences of owning and disposing of Units. The following discussion, insofar as it relates to United States federal income tax laws, is based upon the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership ("Counsel"), described in "Tax Considerations." This summary is qualified by the discussion in "Tax Considerations," particularly the qualifications on the opinions of Counsel described therein.

PARTNERSHIP STATUS; CASH DISTRIBUTIONS

  In the opinion of Counsel, the Partnership will be classified for federal income tax purposes as a partnership, and the beneficial owners of Units will generally be considered partners in the Partnership. Accordingly, the Partnership will pay no federal income taxes, and a Unitholder will be required to report in his federal income tax return his share of the Partnership's income, gains, losses and deductions. In general, cash distributions to a Unitholder will be taxable only if, and to the extent that, they exceed the tax basis in his Units.

PARTNERSHIP ALLOCATIONS

  In general, income and loss of the Partnership will be allocated to the General Partner and the Unitholders for each taxable year in accordance with their respective percentage interests in the Partnership, as determined annually and prorated on a monthly basis and subsequently apportioned among the General Partner and the Unitholders of record as of the opening of the first business day of the month to which they relate, even though Unitholders may dispose of their Units during the month in question. At any time that distributions are made on the Common Units and not on the Subordinated Units, or on the Subordinated Units and not on the Junior Subordinated Units, or that Incentive Distributions are made, gross income will be allocated to the recipients to the extent of such distribution. A Unitholder will be required to take into account, in determining his federal income tax liability, his share of income generated by the Partnership for each taxable year of the Partnership ending within or with the Unitholder's taxable year even if cash distributions are not made to him. As a consequence, a Unitholder's share of taxable income of the Partnership (and possibly the income tax payable by him with respect to such income) may exceed the cash actually distributed to him.

RATIO OF TAXABLE INCOME TO DISTRIBUTIONS

  The Partnership estimates that a purchaser of Subordinated Units in this offering who owns the Units through the record date for the last quarter of the Partnership's fiscal year ending on July 31, 2002, will be allocated, on a cumulative basis, no federal taxable income for such period. The Partnership further anticipates that after the Partnership's fiscal year ending on July 31, 2002, the taxable income allocable to Subordinated Unitholders will represent a significantly higher percentage (and could in certain circumstances exceed the amount) of cash distributed to such Unitholders. These estimates are based upon the assumption that the gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties which are beyond the control of the Partnership. Further, the estimates are based on current tax law and certain tax reporting positions that the Partnership has adopted and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentages could be higher or lower than as described above and any differences could be material. See "Tax Considerations--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions."

BASIS OF SUBORDINATED UNITS

  A Unitholder's initial tax basis for a Subordinated Unit purchased in this offering will generally be the amount paid for the Subordinated Unit. A Unitholder's basis will generally be increased by his share of Partnership income and decreased by his share of Partnership losses and distributions.

LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

  In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), any Partnership losses will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Any losses incurred by virtue of the passive loss rules may be fully deducted when the Unitholder disposes of all of his investment in the Partnership in a taxable transaction with an unrelated party.

SECTION 754 ELECTION

  The Partnership has made the election provided for by Section 754 of the Code, which will generally result in a Unitholder being allocated income and deductions calculated by reference to the portion of his purchase price attributable to each asset of the Partnership.

DISPOSITION OF UNITS

  A Unitholder who sells Units will recognize gain or loss equal to the difference between the amount realized and the adjusted tax basis of those Units. Thus, distributions of cash from the Partnership to a Unitholder in excess of the income allocated to him will, in effect, become taxable income if he sells the Units at a price greater than his adjusted tax basis even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

  In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which a Unitholder resides or in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership currently conducts business in 45 states. A Unitholder will be required to file state income tax returns and to pay state income taxes in some or all the states in which the Partnership does business or owns property and may be subject to penalties for failure to comply with such requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder. Withholding, the amount of which may be more or less than a particular Unitholder's income tax liability owed to the state, may not relieve the nonresident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. Based on current law and its estimate of future Partnership operations, the Partnership anticipates that any amounts required to be withheld will not be material.

  It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective

Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all U.S. federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

OWNERSHIP OF UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

  An investment in Units by tax-exempt organizations (including IRAs and other retirement plans), regulated investment companies (mutual funds) and foreign persons raises issues unique to such persons. Much of the income allocated to a Unitholder that is a tax-exempt organization will be unrelated business taxable income and, thus, will be taxable to such Unitholder; no significant amount of the Partnership's gross income will be qualifying income for purposes of determining whether a Unitholder will qualify as a regulated investment partnership; and a Unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of a Unit and, thus, will be required to file federal income tax returns and to pay tax on such Unitholder's share of Partnership taxable income. Furthermore, distributions to foreign Unitholders will be subject to federal income tax withholding. See "Tax Considerations--Uniformity of Units--Tax-Exempt Organizations and Certain Other Investors."

TAX SHELTER REGISTRATION

  The Code generally requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that the Partnership is not subject to this registration requirement. Nevertheless, the Partnership is registered as a tax shelter with the Secretary of the Treasury and the IRS has issued the following tax shelter registration number to the Partnership: 94201000010. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAS BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See "Tax Considerations--Administrative Matters--Registration as a Tax Shelter."

                                 RISK FACTORS

  Limited partner interests are inherently different from capital stock of a corporation, although many business risks to which the Partnership will be subject are similar to those that would be faced by a corporation engaged in a similar business. Prospective purchasers of the Subordinated Units should consider the following risk factors in evaluating an investment in the Subordinated Units. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Partnership's business strategy, plans and objectives of management of the Partnership for future operations are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Partnership's expectations are disclosed below and elsewhere in this Prospectus. See the Glossary for the definition of certain terms used herein.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

 Weather Conditions Affect the Demand for Propane

  Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of retail propane sold is highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. During fiscal 1997, approximately 68% of the Partnership's retail propane volume and in excess of 95% of the Partnership's EBITDA were attributable to sales during the peak heating season. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's financial performance. Furthermore, variations in weather in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and the margins realized on such sales and, consequently, the Partnership's results of operations. Agricultural demand is also affected by weather, as dry weather during the harvest season reduces demand for propane used in crop drying.

 The Partnership Is Subject To Pricing and Inventory Risk

  The Partnership believes that an important element of its high retention of retail customers has been its ability to deliver propane during periods of extreme demand. The Partnership engages in the brokerage and trading of propane and other natural gas liquids primarily to generate a profit independent of the retail and wholesale operations, but also to insure the availability of propane during periods of short supply. If the Partnership sustains material losses from its trading of products, the amount of Available Cash constituting Cash from Operations available for distribution to the holders of Units may be reduced. In addition, depending on inventory and price outlooks, the Partnership may purchase and store propane or other natural gas liquids. This activity may subject the Partnership to losses if the prices of propane or such other natural gas liquids decline prior to their sale by the Partnership.

  The retail propane business is a "margin-based" business in which gross profits depend on the excess of sales prices over propane supply costs. Consequently, the Partnership's profitability is sensitive to changes in wholesale propane prices. Propane is a commodity, the market price of which can be subject to volatile changes in response to changes in supply or other market conditions. The Partnership will have no control over these market conditions. Consequently, the unit price of propane purchased by the Partnership, as well as other propane marketers, can change rapidly over a short period of time. The Partnership currently estimates that less than 20% of the Partnership's propane sales (based on total retail gallons sold) during fiscal year 1998 will be pursuant to fixed-price contracts. In general, product supply contracts permit suppliers to charge posted prices (plus transportation costs) at the time of delivery or the current prices established at major delivery points. As it may not be possible immediately to pass on to customers rapid increases in the wholesale cost of propane, such increases could reduce the Partnership's gross profits.

  Propane is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. The Partnership purchases propane from a variety of suppliers pursuant to supply contracts or on the spot market. To the extent that the Partnership purchases propane from foreign (including Canadian) sources, its propane business will be subject to risks of disruption in foreign supply. The Partnership generally attempts to minimize inventory risk by purchasing propane on a short-term basis. However, the Partnership may purchase large volumes of propane during periods of low demand, which generally occur during the summer months, at the then current market price. Because of the potential volatility of propane prices, if the Partnership makes such purchases, the market price for propane could fall below the price at which the Partnership made the purchases, thereby adversely affecting gross margins or rendering sales from such inventory unprofitable. The Partnership engages in hedging of product cost and supply through common hedging practices.

 The Retail Propane Business Is Highly Competitive

  The Partnership's profitability is affected by the competition for customers among all participants in the retail propane business. The Partnership competes with other distributors of propane, including a number of large national and regional firms and several thousand small independent firms. Because of the relatively low barriers to entry into the retail propane market, the potential exists for small independent propane retailers, as well as other companies (not necessarily then engaged in retail propane distribution) to begin competing with the Partnership's retail outlets. As a result, the Partnership is always subject to the risk of additional competition in the future. Certain of the Partnership's competitors may have greater financial resources than the Partnership. Should a competitor attempt to increase market share by reducing prices, the Partnership's financial condition and results of operations could be materially adversely affected. Generally, warmer-than-normal weather further intensifies competition. The Partnership believes that its ability to compete effectively depends on the reliability of its service, its responsiveness to customers and its ability to maintain competitive retail prices.

 The Retail Propane Industry is a Mature One

  The retail propane industry is a mature one, with only limited growth in total demand for the product foreseen (the exception being in the case of motor fuel applications which is being driven by recent environmental legislation, but for which the opportunity cannot be estimated). Based on information available from the Energy Information Administration, the Partnership believes the overall demand for propane has remained relatively constant over the past several years, with year-to-year industry volumes being impacted primarily by weather patterns. Therefore, the Partnership's ability to grow within the industry is dependent on its ability to acquire other retail distributors and the success of its marketing efforts to acquire new customers.

 The Retail Propane Business Faces Competition from Alternative Energy Sources

  Propane competes with other sources of energy, some of which are less costly for equivalent energy value. The Partnership competes for customers against suppliers of electricity, natural gas and fuel oil. Electricity is a major competitor of propane, but propane generally enjoys a competitive price advantage over electricity. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a significantly less expensive source of energy than propane. The gradual expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in many areas that previously depended upon propane. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other. The Partnership cannot predict the effect that the development of alternative energy sources might have on its operations.

 The Partnership May Not Be Successful in Growing Through Acquisitions

  The retail propane industry is mature, and the Partnership foresees at best only limited growth in total retail demand for propane. Moreover, as a result of long-standing customer relationships that are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and propane's higher cost as compared to certain other energy sources, such as natural gas, the Partnership may experience difficulty in acquiring new retail customers, other than through acquisitions. Therefore, while the Partnership's business strategy includes internal growth and start-ups of new customer service locations, the ability of the Partnership's propane business to grow will depend principally upon its ability to acquire other retail propane distributors. There can be no assurance that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance acquisitions will not adversely affect the ability of the Partnership to make distributions to the Unitholders. The Partnership is not required under the Partnership Agreement to seek Unitholder approval of any acquisition. The Partnership is subject to certain covenants in agreements governing its indebtedness that restrict the Partnership's ability to incur indebtedness to finance acquisitions. In addition, to the extent that warm weather or other factors adversely affect the Partnership's operating and financial results, the Partnership's access to capital to finance its acquisition activities may be further limited.

 The Partnership Is Subject to Operating and Litigation Risks Which May Not Be Covered by Insurance

  The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. As a result, the Partnership has been, and is likely to be, a defendant in various legal proceedings arising in the ordinary course of business. The Partnership will maintain insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices.

 Energy Efficiency and Technology Advances May Affect Demand

  The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. The Partnership cannot predict the materiality of the effect of future conservation measures or the effect that any technological advances in heating, conservation, energy generation or other devices might have on its operations.

 The Partnership Will Be Dependent Upon Key Personnel of the General Partner

  The Partnership believes its success has been, and the Partnership's success will be, dependent to a significant extent upon the efforts and abilities of its senior management team, in particular James E. Ferrell, Chief Executive Officer and Chairman of the Board of the General Partner. The failure of the General Partner to retain Mr. Ferrell and other executive officers could adversely affect the Partnership's operations. Mr. Ferrell, who has been associated with the General Partner for more than 30 years and who will indirectly own approximately 30% of the Partnership after this offering (approximately 25% if the Underwriters' over-allotment option is exercised in full), has indicated to the Partnership that he intends to continue as chief executive officer of the General Partner for the foreseeable future.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

 Distribution Priority of Common Units; Ability to Issue Additional Units; Limitations on Subordination of Junior Subordinated Units

  During the Subordination Period, which will generally not end prior to August 1, 1999, distributions of cash to the holders of Subordinated Units are subordinated to the rights of the holders of Common Units to receive the Minimum Quarterly Distribution of $0.50 per Common Unit, or $2.00 per Common Unit on an annualized basis, plus any arrearages on the Common Units for prior quarters. There can be no assurance that the Partnership will generate sufficient Available Cash constituting Cash from Operations to make distributions on Subordinated Units or Common Units. In addition, there can be no assurance that the Partnership will ever meet the requirements necessary for the Subordination Period to end. Accordingly, there can be no assurance that the Subordinated Units will ever convert to Common Units.

  Subject to certain limitations, the Partnership has the right to issue Units without the consent of the Unitholders. The effect of such issuances may be to dilute the value of the interests of the then-existing holders of Units in the net assets of the Partnership, to dilute the interests of holders of Units in distributions by the Partnership or to make it more difficult for a person or group to remove the General Partner or otherwise change the management of the Partnership. See "--The Partnership May Issue Additional Units thereby Diluting Existing Unitholders' Interests."

  During the Junior Subordination Period, distributions of the Minimum Quarterly Distribution (and any Subordinated Unit Arrearages) will have priority over distributions on the Junior Subordinated Units. The Junior Subordination Period extends until the record date for the quarterly distribution of Available Cash in respect of the quarterly period ending October 31, 1998, subject to earlier termination if the General Partner is removed other than for Cause. Upon termination of the Junior Subordination Period, all preferences that the Subordinated Units have over the Junior Subordinated Units will end and any remaining Subordinated Unit Arrearages will be canceled.

 The Partnership May Issue Additional Units thereby Diluting Existing Unitholders' Interests

  The Partnership generally has the authority under the Partnership Agreement to issue an unlimited number of additional Common Units, Subordinated Units, Junior Subordinated Units or other equity securities for such consideration and on such terms and conditions as are established by the General Partner, in its sole discretion without the approval of the Unitholders. A total of 14,699,678 Common Units are currently outstanding. During the Subordination Period, however, the Partnership may not (i) issue equity securities ranking prior or senior to the Common Units or an aggregate of more than 7,000,000 additional Common Units (of which 599,678 have been issued prior to the date hereof) (excluding Common Units issued upon conversion of Subordinated Units and for certain other limited purposes) or an equivalent number of securities ranking on a parity with the Common Units without the approval of holders of 66 2/3% of the outstanding Common Units or (ii) subject to any necessary approval by the holders of Common Units pursuant to clause (i) above, issue more than 9,400,322 additional Subordinated Units (excluding Subordinated Units issued upon the exchange of Junior Subordinated Units in connection with any exercise by the Underwriters of the over-allotment option or upon the conversion of the Junior Subordinated Units after the expiration of the Junior Subordination Period) or other equity securities of the Partnership ranking prior or senior to the Subordinated Units or an equivalent amount of securities ranking on a parity with the Subordinated Units (or other securities convertible into or exercisable or exchangeable during the Subordination Period for Common Units, Subordinated Units or such senior or parity securities), in either case without the approval of the holders of at least a majority of the outstanding Subordinated Units (excluding Subordinated Units held by the General Partner and its affiliates). After the end of the Subordination Period, the Partnership may issue an unlimited number of limited partner interests of any type without the approval of the Unitholders. Based on the circumstances of each case, the issuance of additional Units or other securities may reduce the cash available for distribution to holders of previously outstanding Units, dilute the value of the interests of the then-existing holders of Units in the net assets of the Partnership or make it more difficult for a person or group to remove the General Partner or otherwise change the management of the Partnership.

 Cash Distributions Are Not Guaranteed and May Fluctuate with Partnership Performance

  Although the Partnership will distribute all of its Available Cash, there can be no assurance regarding the amounts of Available Cash to be generated by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, including cash flow generated by operations, required principal and interest payments on the Partnership's debt, the costs of acquisitions (including related debt service payments), restrictions contained in the Partnership's debt instruments, issuances of debt and equity securities by the Partnership, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, a number of which will be beyond the control of the Partnership and the General Partner. Cash distributions are dependent primarily on cash flow, including from reserves and working capital borrowings, and not on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when the Partnership records losses and might not be made during periods when the Partnership records profits.

 The Partnership May Have to Refinance Its Indebtedness; the Partnership's
  Indebtedness Must be Repaid Upon the Occurrence of Certain Change of Control Events

  The Senior Notes issued by the Operating Partnership do not contain any sinking fund provision and such indebtedness will be due in full in 2001. The Senior Secured Notes issued by the Partnership (together with the Senior Notes of the Operating Partnership, the "Notes") also contain no sinking fund provisions and such indebtedness will be due in 2006. In addition, the Notes provide that upon the occurrence of certain change of control events (including the failure by James E. Ferrell and certain affiliates to control the General Partner, the removal of the General Partner as the general partner of the Operating Partnership, the liquidation or dissolution of the Operating Partnership or the General Partner or the transfer of all or substantially all the assets of the Operating Partnership to an entity not controlled by James
E. Ferrell and certain affiliates), the holders of the Notes have the right to require the issuer to repurchase any or all of the outstanding Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Credit Facility (as defined in the Glossary) also contains a provision requiring the Operating Partnership to repay all outstanding amounts under the Credit Facility within 30 days after the occurrence of certain change of control events similar to those contained in the Notes. In the case of the Credit Facility, however, there is an additional limitation in that the failure of James E. Ferrell or his affiliates to own at least 20% of the outstanding equity of the Partnership also constitutes a change of control. While it is the present intention of the General Partner to refinance such indebtedness when it becomes due, there can be no assurance that the Partnership will be able to refinance the Notes or the Credit Facility at such time. If the Partnership is unable to refinance such indebtedness when it becomes due or in connection with a requirement to repurchase or a default under such indebtedness, there can be no assurance that the Partnership will be able to repay amounts outstanding under the Credit Facility or repurchase the Notes at such time. The Partnership can make no assurance regarding the future affiliation of Mr. Ferrell with the General Partner. However, Mr. Ferrell, who has been associated with the General Partner for over 30 years and who will indirectly own approximately 30% of the Partnership after this offering (approximately 25% if the Underwriters' over-allotment option is exercised in full), has indicated to the General Partner that he has no current intent to take any action that would trigger the change of control provisions of the Notes or the Credit Facility while such provisions remain in effect. The Partnership, however, can give no assurance that Mr. Ferrell will not, in the future, take actions that would trigger such change of control provisions.

 The Partnership's Indebtedness May Limit the Partnership's Ability to Make
  Distributions and May Affect its Operations

  On July 31, 1997, the Partnership's total indebtedness as a percentage of its total capitalization was approximately 92%. As a result, the Partnership is significantly leveraged and has indebtedness that is substantial in relation to its partners' capital. Future borrowings could result in a significant increase in the Partnership's leverage. The ability of the Partnership to make principal and interest payments depends on future performance, which performance is subject to many factors, a number of which will be outside the Partnership's control. The debt instruments of the Partnership contain restrictive covenants that limit the ability of the Partnership to distribute cash and to incur additional indebtedness. The payment of principal and interest on such indebtedness and the reserves required by the terms of the Partnership's indebtedness for the future payment thereof will reduce the cash available to make distributions on the Units. The Partnership's leverage may adversely affect the ability of the Partnership to finance its future operations and capital needs, limit its ability to pursue acquisitions and other business opportunities and make its results of operations more susceptible to adverse economic or operating conditions.

 Cost Reimbursements and Fees Due to the General Partner Are Substantial

  Prior to making any distribution on the Units, the Partnership must reimburse the General Partner and its affiliates at cost for all expenses incurred on behalf of the Partnership. Approximately $128 million of expenses (primarily wages and salaries) were reimbursed by the Partnership to the General Partner in fiscal 1997. In addition, the General Partner and its affiliates may provide services to the Partnership in the future for which the

Partnership is charged reasonable fees as determined by the General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect the ability of the Partnership to make distributions.

 Unitholders Have Certain Limits on their Voting Rights; The General Partner
  Manages and Operates the Partnership

  The General Partner manages and operates the Partnership. Unlike the holders of common stock in a corporation, Unitholders will have only limited voting rights on matters affecting the Partnership's business. Unitholders will have no right to elect the General Partner on an annual or other continuing basis, and the General Partner may not be removed except pursuant to the vote of the holders of at least 66 2/3% of the outstanding Units (including Units owned by the General Partner and its affiliates) and upon the election of a successor general partner by the vote of the holders of not less than a majority of the outstanding Units. After this offering, the General Partner will own approximately 28.1% of the outstanding Units, which could make it difficult to obtain such a vote for removal. See "The Partnership Agreement."

 Change of Management Provisions

  The Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the General Partner or otherwise change the management of the Partnership.

 No Prior Public Market for Subordinated Units

  Prior to this offering, there has been no public market for the Subordinated Units. The initial public offering price for the Subordinated Units has been determined through negotiations between the General Partner and the representatives of the Underwriters. For a description of the factors considered in determining the initial public offering price, see "Underwriters." Although the Partnership believes that the Subordinated Units will trade at prices below the trading prices of the Common Units, no assurance can be given as to the market prices at which the Subordinated Units will trade. Application has been made to list the Subordinated Units for trading on
the NYSE, subject to official notice of issuance, under the symbol "    ."

 The General Partner Will Have a Limited Call Right With Respect to the Limited Partner Interests

  If at any time less than 20% of the then-issued and outstanding limited partner interests of any class (including Subordinated Units) are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. As a consequence, a holder of Units may be required to sell his Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale.

 Unitholders May Not Have Limited Liability in Certain Circumstances;
  Liability for Return of Certain Distributions

  The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the Unitholders as a group to remove or replace the General Partner, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Partnership's business, then the Unitholders could be held liable in certain circumstances for the Partnership's obligations to the same extent as a general partner. In addition, under certain circumstances a Unitholder may be liable to the Partnership for the amount of a distribution for a period of three years from the date of the distribution.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

  Conflicts of interest could arise as a result of the relationships between the Partnership, on the one hand, and the General Partner and its affiliates, on the other. The directors and officers of the General Partner have fiduciary duties to manage the General Partner in a manner beneficial to its stockholder. At the same time, the General Partner has fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The duties of the General Partner, as general partner, to the Partnership and the Unitholders, therefore, may come into conflict with the duties of management of the General Partner to its stockholder.

  Conflicts of interest might arise with respect to the following matters, among others:

    (i) Decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and changes in reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash to meet the Minimum Quarterly Distribution and Target Distribution Levels on any or all Units in a given quarter.

    (ii) The Partnership does not have any employees and relies solely on employees of the General Partner and its affiliates.

    (iii) Under the terms of the Partnership Agreement, the Partnership will reimburse the General Partner and its affiliates for costs incurred in managing and operating the Partnership, including costs incurred in rendering corporate staff and support services to the Partnership.

    (iv) Whenever possible, the General Partner limits the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General Partner or its assets.

    (v) Any agreements between the Partnership and the General Partner and its affiliates will not grant to the Unitholders, separate and apart from the Partnership, the right to enforce the obligations of the General Partner and such affiliates in favor of the Partnership. Therefore, the General Partner, in its capacity as the managing general partner of the Partnership, will be primarily responsible for enforcing such obligations.

    (vi) Under the terms of the Partnership Agreement, the General Partner is not restricted from causing the Partnership to pay the General Partner or its affiliates for any services rendered on terms that are fair and reasonable to the Partnership or causing the Partnership to enter into additional contractual arrangements with any of such entities. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

    (vii) The General Partner may exercise its right to call for and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership.

    (viii) The Partnership Agreement provides that it will not constitute a breach of the General Partner's fiduciary duties to the Partnership for affiliates of the General Partner to engage in certain activities of the type conducted by the Partnership, other than retail propane sales to end users in the continental United States, even if in direct competition with the Partnership. In addition, the General Partner and such affiliates have no obligation to present business opportunities to the Partnership.

    (ix) The Partnership Agreement does not prohibit the Partnership from engaging in roll-up transactions. Were the General Partner to cause the Partnership to engage in a roll-up transaction, there could be no assurance that such a transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.

  Unless provided for otherwise in the partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The Partnership Agreement expressly permits the General Partner to resolve conflicts of interest between itself or its affiliates, on the one hand, and the Partnership or the Unitholders, on the other, and to consider, in resolving such conflicts of interest, the interests of other parties in addition to the interests of the Unitholders. In addition, the Partnership Agreement provides that a purchaser of Units is deemed to have consented to certain conflicts of interest and actions of the General Partner and its affiliates that might otherwise be prohibited, including those described above, and to have agreed that such conflicts of interest and actions do not constitute a breach by the General Partner of any duty stated or implied by law or equity. The General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership. Any resolution of a conflict approved by the Audit Committee of the General Partner will be conclusively deemed fair and reasonable to the Partnership. The latitude given in the Partnership Agreement to the General Partner in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what might otherwise be a breach of fiduciary duty.

  The Partnership Agreement expressly limits the liability of the General Partner by providing that the General Partner, its affiliates and their officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith. In addition, the Partnership is required to indemnify the General Partner, its affiliates and their respective officers, directors, employees, agents and trustees to the fullest extent permitted by law against liabilities, costs and expenses incurred by the General Partner or such other persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

  The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict the fiduciary duties of the General Partner that would be in effect under common law were it not for the Partnership Agreement.

TAX RISKS

  For a general discussion of the expected federal income tax consequences of owning and disposing of Common Units, see "Tax Considerations."

 Tax Treatment is Dependent on Partnership Status

  The availability to a Unitholder of the economic benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partner and the Partnership have made representations, Counsel is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes and will continue to be so classified after giving effect to the offering of the Subordinated Units. No ruling from the IRS as to classification has been or is expected to be requested. One of the representations of the Partnership on which the opinion of Counsel is based is that at least 90% of the Partnership's gross income for each taxable year has been and will be "qualifying income." Whether the Partnership will continue to be classified as a partnership in part depends, therefore, on the Partnership's ability to meet this qualifying income test in the future. See "Tax Considerations--Partnership Status."

  If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates (currently a 35% federal rate), distributions would generally be taxed again to the Unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to the Unitholders. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the holders of Units would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the holders of Units and thus would likely result in a substantial reduction in the value of the Units. See "Tax Considerations-- Partnership Status."

  There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity-level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement will be subject to change, including a decrease in the Minimum Quarterly Distribution and the Target Distribution Levels to reflect the impact of such law on the Partnership. See "Cash Distribution Policy--Quarterly Distributions of Available Cash-- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

 No IRS Ruling With Respect to Tax Consequences

  No ruling has been requested from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. Any such contest with the IRS may materially and adversely impact the market for the Units and the prices at which the Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General Partner.

 Tax Liability Exceeding Cash Distributions

  A Unitholder will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. There is no assurance that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Partnership or even the tax liability to him resulting from that income. Further, a holder of Units may incur a tax liability, in excess of the amount of cash received, upon the sale of his Units. See "Tax Considerations--Tax Consequences of Unit Ownership" and "--Disposition of Units."

 Ownership of Units by Tax-Exempt Organizations and Certain Other Investors

  Investment in Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including IRAs and other retirement plans) from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors."

 Limitation on the Deductibility of Losses

  In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Partnership will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. Net passive income from the Partnership may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations--Tax Consequences of Unit Ownership--Limitations on Deductibility of Partnership Losses."

 Tax Shelter Registration; Potential IRS Audit

  The Partnership is registered with the Secretary of the Treasury as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profits interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of Unitholders' tax returns and adjustments of items unrelated to the Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return.

 Possible Loss of Tax Benefits Relating to Non-uniformity of Units and
  Nonconforming Depreciation Conventions

  Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of Units of the same class must be maintained. To maintain uniformity and for other reasons, the Partnership has adopted certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Units and could have a negative impact on the value of the Units. See "Tax Considerations--Uniformity of Units."

 State, Local and Other Tax Considerations

  In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which the Partnership does business or owns property. A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. The Partnership currently conducts business in 45 states. It is the responsibility of each Unitholder to file all United States federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership. See "Tax Considerations--State, Local and Other Tax Considerations."

 Tax Gain or Loss on Disposition of Units

  A Unitholder who sells Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse liabilities) and his adjusted tax basis in such Units. Thus, prior Partnership distributions in excess of cumulative net taxable income in respect of a Unit which decreased a Unitholder's tax basis in such Unit will, in effect, become taxable income if the Unit is sold at a price greater than the Unitholder's tax basis in such Unit, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income. Furthermore, should the IRS successfully contest certain conventions used by the Partnership, a Unitholder could realize more gain on the sale of Units than would be the case under such conventions without the benefit of decreased income in prior years.

 Reporting of Partnership Tax Information and Audits

  The Partnership will furnish each holder of Units with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, the Partnership will use various accounting and reporting conventions and adopt various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of a Unitholder's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit, including adjustments of items unrelated to the Partnership.

                                USE OF PROCEEDS

  All the Subordinated Units offered by the Prospectus are being sold by Ferrellgas. The Partnership will not receive any of the proceeds from the sale of the Subordinated Units.

                   DISTRIBUTIONS AND MARKET FOR COMMON UNITS

  Since the inception of the Partnership in 1994, the Partnership has made cash distributions on each Common Unit and Subordinated Unit at the rate of $0.50 per quarter, or $2.00 on an annualized basis. Specifically, no cash distributions were made by the Partnership from inception to July 31, 1994. The $0.65 distribution made at the end of the fiscal 1995 first quarter included $0.50 for the first quarter of fiscal 1995 and $0.15 for the period from inception through July 31, 1994. The Minimum Quarterly Distribution of $0.50 was paid for each subsequent quarter through the quarter ended July 31, 1997.

  The Common Units are listed and traded on the NYSE under the symbol "FGP." The Common Units began trading on June 28, 1994, at an initial public offering price of $21.00 per Common Unit. As of November 18, 1997, there were 776 registered Common Unitholders of record. The following table sets forth the high and low sales prices for the Common Units on the NYSE.

                                              COMMON UNIT PRICE RANGE
                                     -------------------------------------------
                                      FISCAL 1998     FISCAL 1997   FISCAL 1996
                                     --------------  ------------- -------------
FISCAL                                HIGH    LOW     HIGH   LOW    HIGH   LOW
------                               ------  ------  ------ ------ ------ ------
First Quarter (ending October 31)..  $24.25  $22.56  $23.50 $22.50 $23.00 $21.00
Second Quarter (ending January 31).      (1)     (1)  22.88  20.75  24.50  21.25
Third Quarter (ending April 30)....      --      --   23.00  21.13  24.25  21.88
Fourth Quarter (ending July 31)....      --      --   23.00  21.25  23.50  21.25

--------
(1) Second Quarter high/low is through      , 1997.

  The last reported sale price of the Common Units on the NYSE on            ,
1997 was $      per Common Unit.

  Prior to this offering, there has been no trading market for the Subordinated Units. Application has been made to list the Subordinated Units for trading on the NYSE, subject to official notice of issuance, under the trading symbol
"     ."

  The Partnership believes that the Subordinated Units will trade at a price that will be less than the price at which the Common Units trade. There can be no assurance that there will be an active trading market in the Subordinated Units.

                           CASH DISTRIBUTION POLICY

  A principal objective of the Partnership is to generate cash from Partnership operations and to distribute Available Cash to its partners in the manner described herein. "Available Cash" is defined in the Glossary and generally means, with respect to any fiscal quarter of the Partnership, the sum of all of the cash received by the Partnership from all sources plus reductions in reserves less all of its cash disbursements and net additions to reserves.

  The General Partner's decisions regarding amounts to be placed in or released from reserves will have a direct impact on the amount of Available Cash because increases and decreases in reserves are taken into account in computing Available Cash. The General Partner may, in its reasonable discretion (subject to certain limits), determine the amounts to be placed in or released from reserves each quarter.

  Cash distributions will be characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction affects the amounts distributed to Unitholders relative to the General Partner, and under certain circumstances it determines whether holders of Subordinated Units receive any distributions. See "Cash Distribution Policy-- Quarterly Distributions of Available Cash."

  Cash from Operations is defined in the Glossary and generally refers to the cash balance of the Partnership on the date the Partnership commenced operations ($22.1 million), plus an initial balance of $25 million at the commencement of the Partnership's operations, plus all cash generated by the operations of the Partnership's business, after deducting related cash expenditures, reserves, debt service and certain other items.

  Cash from Interim Capital Transactions is also defined in the Glossary and will generally be generated by the Partnership only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

  To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is Cash from Operations or Cash from Interim Capital Transactions, all Available Cash distributed by the Partnership from any source is treated as Cash from Operations until the sum of all Available Cash distributed as Cash from Operations equals the cumulative amount of Cash from Operations actually generated from the date the Partnership commenced operations through the end of the quarter prior to such distribution. Any excess Available Cash (irrespective of its source) is deemed to be Cash from Interim Capital Transactions and distributed accordingly.

  If Cash from Interim Capital Transactions is distributed in respect of each Common Unit, Subordinated Unit and Junior Subordinated Unit in an aggregate amount per Unit equal to $21.00 (the "Initial Unit Price"), the distinction between Cash from Operations and Cash from Interim Capital Transactions will cease, and both types of Available Cash will be treated as Cash from Operations. The Partnership has not distributed any Cash from Interim Capital Transactions. The General Partner does not anticipate that there will be significant amounts of Cash from Interim Capital Transactions distributed.

  The discussion below indicates the percentages of cash distributions required to be made to the General Partner and the Common Unitholders and the Subordinated Unitholders and the circumstances under which the holders of Junior Subordinated Units and the holders of Incentive Distribution Rights are entitled to cash distributions and the amounts thereof. In the following general discussion of how Available Cash is distributed, references to Available Cash, unless otherwise stated, mean Available Cash that constitutes Cash from Operations.

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

  The Partnership will make distributions to its partners with respect to each fiscal quarter of the Partnership prior to liquidation in an amount equal to 100% of its Available Cash from all sources for such quarter.

Distributions will be made within 45 days after the end of each January, April, July and October. With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution ($0.50 per Unit), plus any Common Unit Arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units and the Junior Subordinated Units. In addition, for each quarter during the Junior Subordination Period, the Minimum Quarterly Distribution (plus Subordinated Unit Arrearages) will be made to the holders of Subordinated Units before any such distributions are made to the holders of Junior Subordinated Units. After the end of the Junior Subordinated Period, the Junior Subordinated Units will be deemed to be Subordinated Units for purposes of determining the priority and amount of distributions. The terms "Junior Subordination Period," "Subordination Period," "Common Unit Arrearages" and "Subordinated Unit Arrearages" are defined in the Glossary. Common Units will not accrue arrearages for any quarter after the Subordination Period, and Subordinated Units will not accrue any arrearages (other than Subordinated Unit Arrearages) with respect to distributions for any quarter.

  The Subordination Period will extend until the first day of any quarter beginning on or after August 1, 1999 in respect of which (i) for each of the three consecutive four-quarter periods immediately preceding such date, the Partnership has made distributions of Available Cash equal to or greater than
(A) the Minimum Quarterly Distribution on each outstanding Common Unit and (B) the sum of the Minimum Quarterly Distributions on all outstanding Subordinated Units and Junior Subordinated Units for such periods; provided, however, that in determining the amount of Available Cash distributed in any four-quarter period the following amounts shall be excluded: (X) any positive balance in Cash from Operations at the beginning of such four-quarter period, (Y) any net increase in working capital borrowings in such four-quarter period, and (Z) any net decrease in reserves in such four-quarter period (the "Earnings Requirement"); and (ii) the Partnership has invested at least $50 million in acquisitions and capital additions or improvements made to increase the operating capacity of the Partnership (the "Capital Expenditure Requirement"). The Partnership has met the Capital Expenditure Requirement and, in the four-quarter period ended July 31, 1997, has satisfied the requirement for the first four-quarter period of the Earnings Requirement. If the Partnership satisfies the Earnings Requirement in each of the next two four-quarter periods, then the Subordination Period will end on August 1, 1999. The Partnership did not satisfy the Earnings Requirement in any four-quarter period prior to the four quarters ended July 31, 1997 and there can be no assurance that it will satisfy the Earnings Requirement in any future four-quarter period. Therefore, there can be no assurance that the Subordination Period will end and that the Subordinated Units will convert to Common Units.

  The Partnership Agreement contains provisions intended to discourage a person or group from attempting to remove the General Partner as general partner of the Partnership or otherwise change management of the Partnership. Among them is the provision that if the General Partner is removed other than for Cause, the Subordination Period will end. See "The Partnership Agreement-- Change of Management Provisions." Upon the expiration of the Subordination Period, the Common Units will no longer accrue distribution arrearages and the holders of Subordinated Units will participate pro rata with the holders of Common Units in distributions of Available Cash up to the Minimum Quarterly Distribution.

  A total of 5,531,240 of the Junior Subordinated Units that will be held by Ferrellgas immediately after this offering will convert into Common Units on the first day of any quarter beginning on or after August 1, 1997 in respect of which (i) distributions of Available Cash on the Common Units, Subordinated Units, and the Junior Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the two consecutive four-quarter periods immediately preceding such date and (ii) the operating cash generated by the Partnership in each of such four-quarter periods equaled or exceeded 125% of the Minimum Quarterly Distribution on all Units (excluding in each case any such Available Cash that is attributable to net increases in working capital borrowings, net decreases in reserves and any positive balance in Cash from Operations at the beginning of such four-quarter periods and including for purposes of (ii) above any net increases in reserves to provide funds for distributions with respect to Units and any general partner interests). The General Partner does not expect that the Partnership will meet the requirements in clause (ii) of the preceding sentence during the Subordination Period, and, as a result, does not expect these Junior Subordinated Units to convert into Common Units prior to the end of the Subordination Period.

  The Junior Subordination Period will end after the record date for distributions of Available Cash to the holders of Subordinated Units with respect to the quarterly period ending October 31, 1998, subject to earlier termination if the General Partner is removed other than for Cause. Upon the expiration of the Junior Subordination Period, the Junior Subordinated Units will be deemed to be Subordinated Units for purposes of determining the priority and amount of distributions and all Subordinated Unit Arrearages will be extinguished.

 Distributions of Cash from Operations during Subordination Period

  Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter during the Subordination Period will be made in the following manner:

    first, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    second, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit an amount equal to any cumulative Common Unit Arrearages on each Common Unit with respect to any prior quarter;

    third, (a) so long as there are any Junior Subordinated Units outstanding, 98% to the Subordinated Unitholders and the Junior Subordinated Unitholders (to be apportioned between the Subordinated Unitholders and the Junior Subordinated Unitholders as provided below) and 2% to the General Partner until there has been distributed to the Subordinated Unitholders and the Junior Subordinated Unitholders an aggregate amount equal to the product of (i) the total number of Subordinated Units and Junior Subordinated Units outstanding and (ii) the Minimum Quarterly Distribution for such quarter. The amount to be distributed to the Subordinated Unitholders and the Junior Subordinated Unitholders under this clause third shall be distributed among them in the following order and priority:

      (i) first, to the Subordinated Unitholders, pro rata, until there has been distributed in respect of each Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

      (ii) then, to the Subordinated Unitholders, pro rata, until there has been distributed in respect of each Subordinated Unit an amount equal to any cumulative Subordinated Unit Arrearages on each Subordinated Unit; and

      (iii) finally, all remaining amounts to be distributed under this clause third shall be distributed to the Junior Subordinated
    Unitholders, pro rata; and

  (b) after there are no longer any Junior Subordinated Units outstanding, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    thereafter, in the manner described in "--Incentive Distributions" below.

  After the Junior Subordination Period, the Junior Subordinated Units shall be deemed to be Subordinated Units for purposes of determining the priority and amount of distributions of Available Cash on the Subordinated Units and the Junior Subordinated Units and all Subordinated Unit Arrearages (if any) shall be extinguished. In addition, after the Junior Subordination Period, and at such time as the General Partner shall determine, based on advice of counsel, that a Junior Subordinated Unit has, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Subordinated Unit outstanding, then Junior Subordinated Units shall convert into an equal number of Subordinated Units. See "-- Exchange of Subordinated Units and Junior Subordinated Units."

  The Minimum Quarterly Distribution is subject to adjustment as described below under "--Distributions of Cash from Interim Capital Transactions" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

  The above references to the 2% of Available Cash constituting Cash from Operations distributed to the General Partner are references to the amount of the General Partner's percentage interest in distributions from the Partnership and the Operating Partnership on a combined basis. The General Partner owns a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership. Other references in this Prospectus to the General Partner's 2% interest or to distributions of 2% of Available Cash are also references to the amount of the General Partner's combined percentage interest in the Partnership and the Operating Partnership.

 Distributions of Cash from Operations after Subordination Period

  Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter after the Subordination Period will be made in the following manner:

    first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    thereafter, in the manner described in "--Incentive Distributions" below.

 Incentive Distributions

  For any quarter with respect to which (i) Available Cash has been distributed on outstanding Common Units in such amount as may be necessary to eliminate any Common Unit Arrearages and (ii) Available Cash has been distributed in an additional amount equal to the product of (A) the aggregate amount of Units outstanding and (B) the Minimum Quarterly Distribution, then any additional Available Cash will be distributed among the Unitholders, the General Partner and the holders of the Incentive Distribution Rights in the following manner:

    first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Common Unitholders have received (without regard to any distributions to Common Unitholders with respect to Common Unit Arrearages) a total of $0.55 for such quarter in respect of each Unit (the "First Target Distribution");

    second, 85% to all Unitholders, pro rata, 13% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until the Common Unitholders have received (without regard to any distributions to Common Unitholders with respect to Common Unit Arrearages) a total of $0.63 for such quarter in respect of each Common Unit (the "Second Target Distribution");

    third, 75% to all Unitholders, pro rata, 23% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until the Common Unitholders have received (without regard to any distributions to Common Unitholders with respect to Common Unit Arrearages) a total of $0.82 for such quarter in respect of each Common Unit (the "Third Target Distribution"); and

    fourth, 50% to all Unitholders, pro rata, 48% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner.

Notwithstanding the foregoing, any amounts otherwise distributable under clauses first through fourth above to the Junior Subordinated Unitholders with respect to any quarter ending during the Junior Subordination Period shall instead be distributed to the Subordinated Unitholders, pro rata, to the extent of any cumulative Subordinated Unit Arrearages.

 Distributions of Cash from Interim Capital Transactions

  Distributions by the Partnership of Available Cash that constitutes Cash from Interim Capital Transactions will be made 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Partnership shall have distributed, in respect of each Unit, Available Cash constituting Cash from Interim Capital Transactions in an aggregate amount per Unit equal to the Initial Unit Price. Thereafter, all distributions that constitute Cash from Interim Capital Transactions will be distributed as if they were Cash from Operations.

  As Cash from Interim Capital Transactions is distributed, it is treated as if it were a repayment of the Initial Unit Price. To reflect such repayment, the Minimum Quarterly Distribution and First, Second and Third Target Distribution Levels will be adjusted downward by multiplying each amount by a fraction, the numerator of which is the Unrecovered Initial Unit Price (as defined in the Glossary) immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment.

  When "payback" of the Initial Unit Price has occurred, i.e., when the Unrecovered Initial Unit Price is zero, then in effect the Minimum Quarterly Distribution and the First, Second and Third Target Distribution Levels each will have been reduced to zero. Thereafter, all distributions of Available Cash from all sources will be treated as if they were Cash from Operations and, because the Minimum Quarterly Distribution and the First, Second and Third Target Distributions will have been reduced to zero, the holders of the Incentive Distribution Rights will be entitled to receive 48% of all distributions of Available Cash after distributions in respect of Common Unit Arrearages.

  Distributions of Cash from Interim Capital Transactions do not reduce the Minimum Quarterly Distribution for the quarter with respect to which they are distributed, and arrearages on the Common Units will accrue to the extent distributions of Available Cash constituting Cash from Operations do not equal the Minimum Quarterly Distribution. (The General Partner does not anticipate that there will be significant distributions of Cash from Interim Capital Transactions.) The continued ability of the Partnership to make distributions on the Subordinated Units will therefore be dependent on the Partnership's ability to generate and maintain levels of Available Cash constituting Cash from Operations in excess of that required to pay the Minimum Quarterly Distribution on the Common Units. Although since its inception the Partnership has been able to generate and maintain levels of Available Cash constituting Cash from Operations sufficient to permit the full payment of the Minimum Quarterly Distribution on all Units (currently approximately $16.0 million per quarter), no assurance can be given as to its continued ability to do so. After the Junior Subordination Period, any reduction in such level below that necessary to pay the Minimum Quarterly Distribution on all Units will result in a reduction in distributions to the Subordinated Units.

 Exchange of Subordinated Units and Junior Subordinated Units

  Ferrellgas has agreed to exchange, upon consummation of the offering made by this Prospectus, an aggregate of 7,593,721 Subordinated Units for an equal number of Junior Subordinated Units. The purpose of such exchange is to cause all of the Subordinated Units not sold in this offering to be subordinate during the Junior Subordination Period, for purposes of determining the priority and amount of distributions of Available Cash, to the rights of the holders of Subordinated Units offered hereby. If the Underwriters' over-allotment option is exercised, the General Partner will obtain the Subordinated Units to be sold pursuant to such option by exchanging an equal number of Junior Subordinated Units with the Partnership.

  After the end of the Junior Subordination Period, the Junior Subordinated Units shall be deemed to be Subordinated Units for purposes of determining the priority and amount of distributions of Available Cash on the Subordinated Units and the Junior Subordinated Units and the remaining Subordinated Unit Arrearages (if any) shall be extinguished. In addition, after the end of the Junior Subordination Period, and at such time as the General Partner shall determine, based on advice of counsel, that a Junior Subordinated Unit has, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Subordinated Unit, Junior Subordinated Units shall convert into an equal number of Subordinated Units.

  After the end of the Subordination Period, the outstanding Subordinated Units and, if the Junior Subordination Period has not previously ended, the outstanding Junior Subordinated Units, shall be deemed to be Common Units for purposes of determining the priority and amount of distributions of Available Cash on outstanding Units, arrearages will cease to accrue on all outstanding Common Units and, if the Junior Subordination Period has not previously ended, any remaining Subordinated Unit Arrearages will be canceled and no such further arrearages shall accrue. In addition, after the end of the Subordination Period, and at such time as the General Partner shall determine, based on the advice of counsel, that each outstanding Subordinated Unit and, if the Junior Subordinated Units have not previously converted into Subordinated Units, each Junior Subordinated Unit has, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit, each outstanding Subordinated Unit or Junior Subordinated Unit shall convert into a Common Unit.

 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

  The Minimum Quarterly Distribution, the First, Second and Third Target Distribution Levels and the Unrecovered Initial Unit Price will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Units (whether effected by a distribution payable in Units or otherwise), but not by reason of the issuance of additional Units for cash or property. For example, in the event of a two-for-one split of the Units (assuming no prior adjustments), the Minimum Quarterly Distribution and the First, Second and Third Target Distribution Levels would each be reduced to 50% of its initial level. The Partnership Agreement provides that a combination or subdivision of any class or classes of Units requires a proportionate combination or subdivision of each other class of Units.

  In addition, as noted above under "--Quarterly Distributions of Available Cash--Distributions of Cash from Interim Capital Transactions," if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Minimum Quarterly Distribution and the First, Second and Third Target Distribution Levels will be adjusted downward proportionately, by multiplying each such amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the Unrecovered Initial Unit Price immediately after giving effect to such distribution and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such distribution. For example, with the Initial Unit Price being $21.00 and if Cash from Interim Capital Transactions of $10.50 per Unit is distributed to Unitholders (assuming no prior adjustments), then the amount of the Minimum Quarterly Distribution and the First, Second and Third Target Distribution Levels would each be reduced to 50% of its initial level. If and when the Unrecovered Initial Unit Price is zero, the Minimum Quarterly Distribution and the First, Second and Third Target Distribution Levels each will have been reduced to zero, and the holders of the Incentive Distribution Rights will be entitled to receive 48% of all distributions of Available Cash after distributions in respect of Common Unit Arrearages.

  The Minimum Quarterly Distribution and First, Second and Third Target Distribution Levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and First, Second, and Third Target Distribution Levels for each quarter thereafter would be reduced to an amount equal to the product of (i) each of the Minimum Quarterly Distribution and First, Second and Third Target Distribution Levels multiplied by (ii) one minus the sum of (x) the maximum marginal federal income tax rate to which the Partnership is subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the First, Second and Third Target Distribution Levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

  Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will first be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and thereafter be distributed to the Unitholders, the General Partner and the holders of the Incentive Distribution Rights in accordance with their respective capital account balances, as so adjusted.

  Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated to all Unitholders pro rata, the allocations of gains and losses attributable to liquidation are intended (i) to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units and Junior Subordinated Units upon the liquidation of the Partnership, to the extent of the Unrecovered Initial Unit Price plus any Common Unit Arrearages, and (ii) in the event of liquidation during the Junior Subordination Period, to entitle the holders of outstanding Subordinated Units to a preference over the holders of the Junior Subordinated Units upon the liquidation of the Partnership, to the extent of the Unrecovered Subordinated Unit Capital (as defined in the Glossary) plus any Subordinated Unit Arrearages. However, no assurance can be given that the gain or loss upon liquidation of the Partnership will be sufficient to achieve this result. The manner of such adjustment is as provided in the Partnership Agreement, the form of which is an exhibit to the Registration Statement. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

    first, to the General Partner and the holders of Units that have negative balances in their capital accounts to the extent of and in proportion to such negative balances:

    second, 98% to the holders of Common Units, pro rata, and 2% to the General Partner, until the capital account for each Common Unit is equal to the Unrecovered Initial Unit Price in respect of such Common Unit plus any Common Unit Arrearages in respect of such Common Unit;

    third,

    (a) if there are any Junior Subordinated Units outstanding at the time of liquidation, 98% to the Subordinated Unitholders and the Junior Subordinated Unitholders (to be apportioned between the Subordinated Unitholders and the Junior Subordinated Unitholders as provided below) and 2% to the General Partner until the aggregate capital account balances of the Subordinated Unitholders and the Junior Subordinated Unitholders are equal to the product of (i) the total number of Subordinated Units and Junior Subordinated Units outstanding times (ii) the Unrecovered Subordinated Unit Capital (as such term is defined in the Glossary). The gain to be allocated to the Subordinated Unitholders and the Junior Subordinated Unitholders hereunder shall be allocated among them in the following order and priority:

      (i) first, to the Subordinated Unitholders, pro rata, until the capital account for each Subordinated Unit is equal to the Unrecovered Subordinated Unit Capital plus any Subordinated Unit Arrearages in respect of such Subordinated Unit (but never in excess of an amount equal to the product of (x) the total number of Junior Subordinated Units outstanding multiplied by (y) the product of (I) the Minimum Quarterly Distribution times (II) the number of regular quarterly distributions that would otherwise be payable with respect to the quarters ending prior to November 1, 1998 if the liquidation were not occurring (the "Limitation Amount"));

      (ii) then, all remaining gain to be allocated under this clause third shall be allocated to the Junior Subordinated Unitholders, pro rata; and

    (b) if there are no Junior Subordinated Units outstanding at the time of liquidation, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partner until the capital account for each Subordinated Unit is equal to the Unrecovered Subordinated Unit Capital in respect of such Subordinated Unit;

    fourth, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been allocated under this clause fourth an amount per Common Unit equal to (a) the excess of the First Target Distribution per Common Unit over the Minimum Quarterly Distribution per Unit for each quarter of the Partnership's existence, less (b) the amount per Common Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Minimum Quarterly Distribution per Common Unit that was distributed to the Common Unitholders as a First Target Distribution for any quarter of the Partnership's existence;

    fifth, 85% to all Unitholders, pro rata, 13% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until there has been allocated under this clause fifth an amount per Common Unit equal to (a) the excess of the Second Target Distribution per Common Unit over the First Target Distribution per Common Unit for each quarter of the Partnership's existence, less (b) the amount per Common Unit of any distributions of Available Cash constituting Cash from Operations in excess of the First Target Distribution per Common Unit that was distributed to the Common Unitholders as a Second Target Distribution for any quarter of the Partnership's existence;

    sixth, 75% to all Unitholders, pro rata, 23% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until there has been allocated under this clause sixth an amount per Common Unit equal to (a) the excess of the Third Target Distribution per Common Unit over the Second Target Distribution per Common Unit for each quarter of the Partnership's existence, less (b) the amount per Common Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Second Target Distribution per Common Unit that was distributed to the Common Unitholders as a Third Target Distribution for any quarter of the Partnership's existence; and

    seventh, 50% to all Unitholders, pro rata, 48% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner.

    Notwithstanding the foregoing, any amounts otherwise allocable under clauses fourth through seventh above to the Junior Subordinated Unitholders shall instead be allocated to the Subordinated Unitholders, pro rata, to the extent of the difference, if positive, between (i) the cumulative Subordinated Unit Arrearages, if any, and (ii) the amount previously allocated with respect to the Subordinated Unit Arrearages pursuant to subclause (a)(i) of the third clause above (but the sum of such amounts to be allocated pursuant to such subclause and this paragraph shall not exceed the Limitation Amount).

  After the Junior Subordination Period, no allocations will be made under paragraph third above and the Junior Subordinated Units shall be deemed to be Subordinated Units for purposes of the allocations described above. In addition, after the Subordination Period, any such distribution will be allocated as above described; provided that no allocations will be made under paragraphs second and third and that the references to "Common Units" after the Subordination Period shall refer to "Units."

  Any loss or unrealized loss will be allocated to the General Partner and the Unitholders as follows: first, 98% to the Junior Subordinated Unitholders in proportion to the positive balances in their respective capital accounts, and 2% to the General Partner, until the positive balances in such Junior Subordinated Unitholders' respective capital accounts have been reduced to zero, second, 98% to the Subordinated Unitholders in proportion to the positive balance in their respective capital accounts, and 2% to the General Partner, until the positive balances in such Subordinated Unitholders' respective capital accounts have been reduced to zero; third, 98% to the Common Unitholders in proportion to the positive balances in their respective capital accounts, and 2% to the General Partner, until the positive balances in such Common Unitholders' respective capital accounts have been reduced to zero; and thereafter, to the General Partner.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth selected historical consolidated financial and operating data of the Partnership as of the dates and for each of the periods indicated below. The selected financial data as of and for each of the fiscal years ended July 31, 1997, 1996 and 1995 have been derived from the Partnerships' financial statements audited by Deloitte & Touche LLP, independent accountants. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Partnership's historical consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended July 31, 1997, which is incorporated in this Prospectus by reference.

                                                          THE PARTNERSHIP
                                                     --------------------------
                                                     HISTORICAL YEAR ENDED JULY
                                                                31,
                                                       1997     1996     1995
                                                     -------- -------- --------
                                                     (IN THOUSANDS, EXCEPT PER
                                                             UNIT DATA)
INCOME STATEMENT DATA:
Total revenues...................................... $804,298 $653,640 $596,436
Gross profit (1)....................................  334,172  297,326  256,795
Operating and other expenses........................  221,562  197,796  168,854
Depreciation and amortization.......................   43,789   37,024   32,014
Operating income....................................   68,819   62,506   55,927
Interest expense....................................   45,769   37,983   31,993
Earnings from continuing operations.................   23,218   24,312   23,820
Earnings from continuing operations per Unit........ $   0.74 $   0.77 $   0.76
Cash distributions declared per Common Unit (2).....     2.00     2.00     1.65
Cash distributions declared per Subordinated Unit
 (2)................................................     2.00     2.00     1.65
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..................................... $ 18,111 $ 15,294 $ 28,928
Total assets........................................  657,076  654,295  578,596
Long-term debt......................................  487,334  439,112  338,188
Total partners' capital ............................   44,783   84,609  118,637
OPERATING DATA:
Retail propane sales volumes (in gallons)...........  693,995  650,214  575,935
EBITDA (3).......................................... $112,608  $99,530  $87,941
Capital expenditures (4):
  Maintenance....................................... $ 10,137 $  6,657 $  8,625
  Growth............................................    6,055    6,654   11,097
  Acquisition.......................................   38,780  108,803   70,069
                                                     -------- -------- --------
    Total........................................... $ 54,972 $122,114 $ 89,791
                                                     ======== ======== ========

--------
(1) Gross profit is computed by reducing total revenues by the direct cost of the products sold.
(2) No cash distributions were declared by the Partnership from inception to July 31, 1994. The $0.65 distribution made at the end of the first quarter of fiscal 1995 included $0.50 for the first quarter of fiscal 1995 and $0.15 for the period from inception through July 31, 1994.
(3) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. EBITDA is not recognized under generally accepted accounting principles, however the Partnership believes that it provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. In addition, EBITDA is not intended as an alternative to earnings from continuing operations or net earnings.
(4) The Partnership's capital expenditures fall generally into three categories: (i) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment;
    (ii) growth capital expenditures, which include expenditures for purchases of new propane tanks and other equipment to facilitate expansion of the Partnership's customer base and operating capacity; and (iii) acquisition capital expenditures, which include expenditures related to the acquisitions of retail propane operations. Acquisition capital expenditures represent total cost of acquisition less working capital acquired.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Partnership's Financial Statements and the Notes thereto included in its Annual Report on Form 10-K for the year ended July 31, 1997, which is incorporated herein by reference.

GENERAL

  Ferrellgas Partners, L.P., is a Delaware limited partnership which was formed on April 19, 1994. The Partnership's activities are conducted through the Operating Partnership. The Partnership is the sole limited partner of the Operating Partnership with a 99% limited partner interest. The term "Partnership" refers to the Partnership and Operating Partnership collectively unless the context otherwise requires.

  The Partnership is engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids. The Partnership's revenue is derived primarily from the retail propane marketing business. The Partnership believes that it is the second largest retail marketer of propane in the United States, based on gallons sold, serving more than 800,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 513 retail outlets and 295 satellite locations in 38 states (some outlets serve interstate markets). Annual retail propane sales volumes were 694 million, 650 million, and 576 million gallons for the fiscal years ended July 31, 1997, 1996, and 1995, respectively.

  The retail propane business of the Partnership consists principally of transporting propane purchased in the contract and spot markets, primarily from major oil companies, to its retail distribution outlets and then to tanks located on the customers' premises, as well as to portable propane cylinders. In the residential and commercial markets, propane is primarily used for space heating, water heating and cooking. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for certain industrial applications, including use as an engine fuel, which is burned in internal combustion engines that power vehicles and forklifts, and as a heating or energy source in manufacturing and drying processes.

  The Partnership is also engaged in the trading of propane and other natural gas liquids, chemical feedstocks marketing and wholesale propane marketing. Through its natural gas liquids trading operations and wholesale marketing, the Partnership believes it is one of the largest independent traders of propane and natural gas liquids in the United States. In fiscal year 1997, the Partnership's wholesale and trading sales volume was approximately 1.2 billion gallons, over 50% of which was propane, with the remainder consisting principally of other natural gas liquids.

  The Partnership's traders are engaged in trading propane and other natural gas liquids for the Partnership's account and for supplying the Partnership's retail and wholesale propane operations. The Partnership primarily trades products purchased from its over 110 suppliers; however, it also conducts transactions on the New York Mercantile Exchange. Trading of products is conducted primarily to generate a profit independent of the retail and wholesale operations, but is also conducted to insure the availability of propane during periods of short supply. The Partnership attempts to minimize trading risk through the enforcement of its trading policies, which include total inventory limits and loss limits, and attempts to minimize credit risk through credit checks and application of its credit policies. However, there can be no assurance that historical experience or the existence of such policies will prevent trading losses in the future. For the Partnership's fiscal years ended July 31, 1997, 1996 and 1995, net revenues from trading of products were $5.5 million, $7.3 million and $5.8 million, respectively.

SELECTED QUARTERLY FINANCIAL DATA

  Due to the seasonality of the retail propane business, first and fourth quarter revenues, gross profit and net earnings are consistently less than the comparable second and third quarter results. Other factors affecting the results of operations include competitive conditions, demand for product, variations in the weather and fluctuations in propane prices.

  During the first three quarters of fiscal 1997, the Partnership experienced increased revenues and gross profit due to the effect of acquisitions in the fourth quarter of fiscal 1996 and the ability to pass along retail price increases in connection with significantly higher wholesale propane product costs, partially offset by the impact of warmer weather. The fourth quarter gross profit was negatively affected by a cumulative inventory costing adjustment that related to the prior three quarters. This inventory costing adjustment contributed to approximately .3%, 1.4% and 1.0%, as a percentage of revenues, of the Partnership's gross profit increase in the first, second and third quarters of fiscal 1997, respectively. In addition, net earnings (loss) for the third and fourth quarters of fiscal 1997 were positively affected by favorable general liability claims experience. The following presents the Partnership's selected quarterly financial data for the two years ended July 31, 1997.

                                           FISCAL YEAR ENDED JULY 31, 1997
                                         -------------------------------------
                                           FIRST     SECOND   THIRD    FOURTH
                                          QUARTER   QUARTER  QUARTER  QUARTER
                                         ---------  -------- -------- --------
                                         (IN THOUSANDS, EXCEPT PER UNIT DATA)
Revenues................................ $ 167,860  $347,056 $192,873 $ 96,509
Gross profit............................    66,785   143,291   84,855   39,239
Net earnings (loss).....................   (10,298)   54,412    9,676  (30,572)
Net earnings (loss) per limited partner
 Unit................................... $   (0.33) $   1.73 $   0.31 $  (0.97)
                                           FISCAL YEAR ENDED JULY 31, 1996
                                         -------------------------------------
                                           FIRST     SECOND   THIRD    FOURTH
                                          QUARTER   QUARTER  QUARTER  QUARTER
                                         ---------  -------- -------- --------
                                         (IN THOUSANDS, EXCEPT PER UNIT DATA)
Revenues................................ $ 124,588  $238,381 $190,743 $ 99,928
Gross profit............................    55,479   111,909   85,480   44,458
Net earnings (loss) (1).................    (7,303)   41,476   18,012  (28,838)
Earnings (loss) before extraordinary
 loss...................................    (7,303)   41,476   18,012  (27,873)
Earnings (loss) before extraordinary
 loss per limited partner Unit.......... $   (0.23) $   1.32 $   0.57 $  (0.88)

--------
(1) Reflects a $965 extraordinary loss on early retirement of debt, net of minority interest of $10.

RESULTS OF OPERATIONS

FISCAL YEAR ENDED JULY 31, 1997 VERSUS FISCAL YEAR ENDED JULY 31, 1996

  Total revenues increased 23.0% to $804,298,000, as compared to $653,640,000 in the prior year, primarily due to increased sales price per retail gallon, increased retail propane volumes, and to a lesser extent an increase in revenues from other operations (net trading operations, wholesale propane marketing and chemical feedstocks marketing).

  A volatile propane market during the first half of fiscal 1997 caused a significant increase in the cost of product. The Partnership was able to pass along the increased wholesale cost of product to the customer through an increase in sales price per gallon. Retail volumes increased by 6.7%, or 44 million gallons, which was primarily due to the increase in volumes related to acquisitions, partially offset by the effect of warmer weather during fiscal 1997 as compared to fiscal 1996 and by customer conservation efforts. Fiscal 1997 winter temperatures, as reported by the American Gas Association, were 6% warmer than the prior year and 4% warmer than normal.

  The 10.2% increase in revenues from other operations to $103,971,000 was due to an increase in wholesale marketing volumes and sales price per gallon, which was partially offset by a decrease in chemical feedstocks marketing revenues. Wholesale marketing volumes increased primarily due to the effect of acquisitions, while price increased as a result of increased cost of product. Chemical feedstocks marketing volumes decreased as a result of decreased availability of product from refineries and decreased demand from petrochemical companies. Unrealized gains and losses on options, forwards, and futures contracts were not significant at July 31, 1997 and 1996.

  Gross profit increased 12.4% to $334,170,000 as compared to $297,326,000 in the 1996 fiscal year, primarily due to an increase in retail sales gross margin, which was partially offset by a decrease in gross profits from other operations. Retail operation results increased primarily due to the increase in volumes attributed to acquisitions and an increase in retail margins, which was partially offset by the effect of warmer weather and customer conservation efforts. Wholesale marketing and chemical feedstocks marketing are comprised of low margin sales; therefore, the net increase in other revenues did not significantly affect gross profit.

  Operating expenses increased 10.5% to $198,298,000, as compared to $179,462,000 in the prior year, primarily due to acquisition related increases in personnel costs, plant and office expenses and vehicle and other expenses. This increase was partially offset by favorable general liability claims experience.

  Depreciation and amortization expense increased 18.3% to $43,789,000, as compared to $37,024,000 for the prior year, due primarily to acquisitions of propane businesses.

  Interest expense increased 20.5% over the prior year. This increase is primarily the result of the Partnership's issuance of $160,000,000 of 9 3/8% Senior Secured Notes in April 1996 (the "Partnership Senior Notes"), the proceeds of which were primarily used to fund acquisitions made in fiscal 1996. This increase was partially offset by an overall decrease in interest rates on borrowings during the year.

FISCAL YEAR ENDED JULY 31, 1996 VERSUS FISCAL YEAR ENDED JULY 31, 1995

  Total revenues increased 9.6% to $653,640,000 as compared to $596,436,000 in the prior year, primarily due to increased retail propane volumes and increased sales price per retail gallon, which was partially offset by a decline in revenues from other operations (net trading operations, wholesale propane marketing and chemical feedstocks marketing).

  Retail volumes increased by 12.9% or 74 million gallons, primarily due to the effect of colder weather during fiscal 1996 as compared to fiscal 1995 and acquisition-related growth. Fiscal 1996 winter temperatures, as reported by the American Gas Association, were 14.3% colder than the prior year and 3.0% colder than normal. Colder winter temperatures also caused higher cost of product. The Partnership was able to pass along the increased cost of product to the customer through an increase in sales price per gallon as compared to the prior fiscal year.

  The 28.5% decrease in revenues from other operations, to $94,318,000, was primarily due to a decrease in chemical feedstocks marketing revenues due to a decrease in sales volume and selling price. Both volume and price decreased as a result of decreased availability of product from refineries and decreased demand from petrochemical companies. Unrealized gains and losses on options, forwards, and futures contracts were not significant at July 31, 1996 and 1995.

  The acquisition of Skelgas in May 1996 did not have a significant effect on fiscal 1996 revenues due to the expected low retail volumes in the fourth quarter of fiscal year 1996.

  Gross profit increased 15.8% as compared to the 1995 fiscal year, primarily due to a $28,415,000 increase in retail sales gross margin and to a lesser extent to increases in gross profits from other operations. Retail operation results increased primarily due to the increase in retail volumes. Gross profits from other operations increased $11,027,000 mainly due to the increased activity of a non-retail transportation operation. This increased activity did not materially impact income from continuing operations due to the related increase in operating expenses. Chemical feedstocks marketing is comprised of low margin sales; therefore, the decrease in other revenues did not significantly impact gross profit.

  Operating expenses increased 17.1% over the prior year. The increase was primarily attributable to acquisitions of propane and increased activity in the non-retail transportation operations as compared to the prior year.

  Depreciation and amortization expense increased 15.6% over the prior year, due primarily to acquisitions of propane businesses.

  Interest expense increased 18.7% over the prior year. This increase was primarily the result of the Partnership's issuance of the Partnership Senior Notes and increased net borrowings from the Operating Partnership's revolving credit loans during the first nine months of the year. This increase was partially offset by decreasing interest rates during the first nine months of the year.

  The extraordinary charge of $965,000 was due to the writeoff of unamortized debt issuance costs as a result of the refinancing of $50,000,000 of floating rate debt previously issued by the Operating Partnership.

LIQUIDITY AND CAPITAL RESOURCES

  The ability of the Partnership to satisfy its obligations is dependent upon future performance, which will be subject to prevailing economic, financial, business and weather conditions and other factors, many of which are beyond its control. For the fiscal year ending July 31, 1998, the General Partner believes that the Partnership will have sufficient funds to meet its obligations. Future maintenance and working capital needs of the Partnership are expected to be provided by cash generated from future operations, existing cash balances and the working capital borrowing facility. In order to fund expansive capital projects and future acquisitions, the Partnership may borrow on existing or future bank lines, may issue additional debt or may issue additional Units.

 Operating Activities

  Cash provided by operating activities was $75,087,000 for the year ended July 31, 1997, compared to $65,096,000 in the prior year. This increase is primarily due to the decrease in accounts receivable related to timing of trading of products at year end and increased earnings prior to non-cash deductions.

 Investing Activities

  The Partnership made total acquisition capital expenditures of $38,780,000 (net of working capital acquired of $1,420,000) during fiscal 1997. This amount was funded by $36,114,000 cash payments (net of $795,000 for transition costs previously accrued for fiscal 1996 acquisitions) and $4,881,000 in other costs and considerations.

  During the year ended July 31, 1997, the Partnership made growth and maintenance capital expenditures of $16,192,000, primarily for the following purposes: 1) additions to Partnership-owned customer tanks and cylinders, 2) vehicle lease buyouts, 3) relocating the Houston office and relocating and upgrading district plant facilities, and 4) development of an enhanced gas inventory management system and upgrading computer equipment and software. Capital requirements for repair and maintenance of property, plant and equipment are relatively low since technological change is limited and the useful lives of propane tanks and cylinders, the Partnership's principal physical assets, are generally long. The Partnership currently meets its vehicle and transportation equipment needs by leasing a substantial number of light and medium duty trucks and tractors. The Partnership believes vehicle leasing is currently a cost-effective method for meeting the Partnership's transportation equipment needs. The Partnership continues to seek expansion of its operations through strategic acquisitions of smaller retail propane operations located throughout the United States. These acquisitions will be funded through internal cash flow, external borrowings or the issuance of additional Partnership interests. The Partnership does not have any material commitments of funds for capital expenditures other than to support the current level of operations. In fiscal 1998, the Partnership expects growth and maintenance capital expenditures to increase slightly over fiscal 1997 levels.

 Financing Activities

  During the fiscal year ended July 31, 1997, the Operating Partnership borrowed $41,729,000 under its $255,000,000 Credit Facility, as amended (the "Credit Facility"), to fund expected seasonal working capital needs, business acquisitions and capital expenditures. At July 31, 1997, $86,400,000 of borrowings were outstanding under the revolving portion of the Credit Facility. In addition, letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, totaled $24,102,000. At July 31, 1997, the Operating Partnership had $94,498,000 available for general corporate, acquisition and working capital purposes under the Credit Facility. The Operating Partnership typically has significant cash needs during the first quarter of its fiscal year due to expected low revenues, increasing inventories and the Partnership's cash distribution paid in mid-September.

  On April 26, 1996, the Partnership issued the Partnership Senior Notes. The Partnership Senior Notes will be redeemable at the option of the Partnership, in whole or in part, at any time on or after June 15, 2001. The Operating Partnership also has outstanding $200,000,000 of 10% Fixed Rate Senior Notes due 2001 (the "Fixed Rate Senior Notes"). The Fixed Rate Senior Notes are redeemable, at the option of the Operating Partnership, at any time on or after August 1, 1998, with a premium before August 1, 2000. The Partnership Senior Notes will become guaranteed by the Operating Partnership on a senior subordinated basis if certain conditions are met. The Credit Facility and the Fixed Rate Senior Notes currently prohibit the Operating Partnership from guaranteeing any indebtedness unless, among meeting other conditions, the fixed charge coverage ratio for the Operating Partnership meets certain levels at prescribed dates. Currently the Operating Partnership does not meet such conditions and, therefore, there can be no assurance as to whether or when this guarantee will occur. Interest on the Partnership Senior Notes is payable semi-annually in arrears on June 15 and December 15, and interest on the Fixed Rate Senior Notes is payable semi-annually in arrears on February 1 and August 1.

  On July 31, 1996, the Operating Partnership amended and restated its $205,000,000 credit facility with Bank of America National Trust & Savings Association ("BofA"), as agent. Among other changes, the amendment increased the maximum borrowing amount to $255,000,000 and extended the termination date of the revolving line of credit to July 1999. The unsecured Credit Facility permits borrowings of up to $185,000,000 on a senior unsecured revolving line of credit basis for general corporate, working capital and acquisition purposes (of which up to $50,000,000 is available to support letters of credit). The Credit Facility also provides an unsecured revolving line of credit for additional working capital needs of $20,000,000. The Operating Partnership anticipates either exercising a renewal for up to one year or refinancing any amounts still owed in July 1999. The Credit Facility also includes an unsecured term loan due June 1, 2001, which was used to refinance the Operating Partnership's $50,000,000 Floating Rate Series B Senior Notes.

  To offset the variable rate characteristic of the Credit Facility, the Operating Partnership has entered into interest rate collar agreements, expiring between June and December 1998, with three major banks that effectively limit interest rates on a certain notional amount to between 4.9 % and 6.5% under the current pricing arrangement. At July 31, 1997, the total notional principal amount of these agreements was $125,000,000.

  During the year ended July 31, 1997, the Partnership paid cash distributions of $2.00 per Unit. These distributions covered the period from May 1, 1996 to April 30, 1997. On August 19, 1997, the Partnership declared its fourth-quarter cash distribution of $0.50 per Unit, which was paid September 12, 1997. The Partnership's annualized distribution is presently $2.00 per Unit.

  The Partnership's Senior Notes, the Operating Partnership's Fixed Rate Senior Notes and the Credit Facility contain various restrictive covenants applicable to the Partnership, the Operating Partnership and its subsidiaries, the most restrictive of which relate to additional indebtedness, sale and disposition of assets, and transactions with affiliates. In addition, the Operating Partnership is prohibited from making cash distributions of the Minimum Quarterly Distribution if a default or event of default exists or would exist upon making such distribution, or if the Operating Partnership fails to meet certain coverage tests. The Partnership and the Operating Partnership are in compliance with all requirements, tests, limitations and covenants related to the Partnership's Senior Notes, the Operating Partnership's Fixed Rate Senior Notes and the Credit Facility.

  Adoption of New Accounting Standards

  The Financial Standards Accounting Board recently issued the following new accounting standards: Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 128 is required to be adopted by the Partnership during the three-month period ending January 31, 1998. The adoption of this statement is not expected to have a material effect on the calculation of earnings per Unit. SFAS Nos. 130 and 131 are required to be adopted by the Partnership for the fiscal year ending July 31, 1998. The adoption of both standards is not expected to have material effect on the Partnership's financial position or results of operations.

                                   BUSINESS

  The Partnership is engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids. The discussion that follows focuses on the Partnership's retail operations and its other operations, which consist primarily of propane and natural gas liquids trading operations, chemical feedstocks marketing and wholesale propane marketing, all of which were conveyed to the Partnership on July 5, 1994. All historical references prior to July 5, 1994 relate to the operations as conducted by the General Partner.

  The General Partner believes that the Partnership is the second largest retail marketer of propane in the United States (as measured by gallons sold), serving more than 800,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 513 retail outlets with 295 satellite locations in 38 states (some outlets serve interstate markets). The Partnership's retail operations account for approximately 8% of the retail propane purchased in the United States as measured by gallons sold. For the Partnership's fiscal years ended July 31, 1997, 1996 and 1995, annual retail propane sales volumes were 694 million, 650 million, and 576 million gallons, respectively. The retail propane business of the Partnership consists principally of transporting propane purchased in the contract and spot markets, primarily from major oil companies, to its retail distribution outlets and then to tanks located on its customers' premises, as well as to portable propane cylinders.

  The Partnership also believes that it is also is a leading natural gas liquids trading company. Annual propane and natural gas liquids trading, chemical feedstocks and wholesale propane sales volumes were approximately 1.2 billion, 1.7 billion and 1.5 billion gallons during the fiscal years ended July 31, 1997, 1996 and 1995, respectively.

GENERAL

  Ferrell Companies, Inc., the parent of Ferrellgas, was founded in 1939 as a single retail propane outlet in Atchison, Kansas and was incorporated in 1954. In 1984, a subsidiary was formed under the name Ferrellgas, Inc. to operate the retail propane business previously conducted by Ferrell. Ferrell is primarily owned by James E. Ferrell and his family. In July 1994, the propane business and assets of Ferrellgas were contributed to the Partnership in connection with the Partnership's initial public offering.

  Ferrellgas' initial growth largely resulted from small acquisitions in the rural areas of eastern Kansas, northern and central Missouri, Iowa, western Illinois, southern Minnesota, South Dakota and Texas. In July 1984, Ferrellgas acquired a retail propane operation with annual retail sales volumes of approximately 33 million gallons and in December 1986, Ferrellgas acquired a retail propane operation with annual retail sales volumes of approximately 395 million gallons. These two major acquisitions and many other smaller acquisitions significantly expanded and diversified Ferrellgas's geographic coverage. Since 1986, the Partnership or its predecessor has acquired more than 100 independent propane retailers, the largest of which were Skelgas (acquired in May 1996) and Vision (acquired in November 1994). For the fiscal years ended July 31, 1997 to 1993, the Partnership or its predecessor invested approximately $38.8 million, $108.8 million, $70.1 million, $3.4 million and $0.9 million, respectively, to acquire operations with annual retail sales of approximately 20.5 million, 111.8 million, 70.0 million, 2.9 million and 0.7 million gallons of propane, respectively. The Partnership believes that its and its predecessor's acquisitions to date have been completed on economically attractive terms. Primarily as a result of this acquisition strategy, retail propane gallons sold by the Partnership (or its predecessor) have increased from 321 million in fiscal 1986 to 694 million in fiscal 1997. The propane industry is relatively fragmented, with the ten largest retail distributors possessing approximately 33% of the total retail propane market and much of the industry consisting of more than 5,000 local or regional distributors. The Partnership believes that the fragmented nature of the propane industry provides significant opportunities for growth through acquisitions.

BUSINESS STRATEGY

  The goal of the Partnership is to be the leading retail propane company in the United States. The Partnership believes it has obtained its competitive advantage by promoting an entrepreneurial culture that empowers each of its employees to be responsive to individual customer needs. The Partnership's business strategy is to continue its historical focus on residential and commercial retail propane operations. The Partnership anticipates that its future growth will be achieved primarily through the acquisition of smaller retail propane operations throughout the United States and to a lesser extent through the expansion of the existing customer base by increased competitiveness and investment in internal growth opportunities.

  The Partnership intends to concentrate its acquisition activities in geographic areas close to its existing operations, acquiring propane retailers that can be combined with existing operations to provide an attractive return on investment after taking into account the efficiencies that may result from such combinations. The Partnership also expects to pursue acquisitions that broaden its geographic coverage. The Partnership's goal in each acquisition will be to improve the operations and profitability of these smaller companies by integrating them into the Partnership's existing operations. The Partnership believes numerous local retail propane companies are potential candidates for acquisition and that the Partnership's geographic diversity of operations increases the number of attractive acquisition opportunities available to it. The Partnership intends to fund future acquisitions through a combination of internal cash flow, external borrowings and the issuance of additional Units. The Partnership's ability to accomplish these goals will be subject to the availability of acquisition candidates on terms that are attractive to the Partnership. There is no assurance that the Partnership will be able to sustain the recent level of acquisitions or that any acquisitions will prove beneficial to the Partnership.

  In addition to growth through acquisitions, the Partnership believes that it may also achieve growth within its existing propane operations. The Partnership strives to create a culture of leadership and innovation by implementing initiatives such as pre-employment testing, safety and management training programs and rewards for excellence in customer service, leadership and safety. As a result of the Partnership's culture, as well as its experience in responding to competition and implementation of more efficient operating standards, the Partnership believes it is positioned to be successful in attracting and retaining customers.

MARKETING

  Natural gas liquids are derived from petroleum products and sold in compressed or liquefied form. Propane, the predominant type of natural gas liquid, is typically extracted from natural gas or separated during crude oil refining. Although propane is gaseous at normal pressures, it is compressed into liquid form at relatively low pressures for storage and transportation. Propane is a clean-burning energy source, recognized for its transportability and ease of use relative to alternative forms of stand alone energy sources.

  In the residential and commercial markets, propane is primarily used for space heating, water heating and cooking. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for certain industrial applications, including use as engine fuel, which is burned in internal combustion engines that power vehicles and forklifts, and as a heating or energy source in manufacturing and drying processes.

  The retail propane marketing business generally involves large numbers of small volume deliveries averaging approximately 200 gallons each. The market areas are generally rural but also include suburban areas for industrial applications where natural gas service is not available.

  The Partnership utilizes marketing programs targeting both new and existing customers by emphasizing its efficiency in delivering propane to customers as well as its training and safety programs. The Partnership sells propane primarily to four specific markets: residential, industrial/commercial, agricultural and other (principally to other propane retailers and as engine fuel). During the fiscal year ended July 31, 1997, propane sales to residential customers accounted for 56% of retail gross profit, propane sales to industrial and other commercial customers accounted for 25% of retail gross profit, propane sales to agricultural and other customers accounted for 11% of retail gross profit and other non-propane related sales accounted for 8% of retail gross profit. Residential sales have a greater profit margin and more stable customer base and tend to be less sensitive to price changes than the other markets served by the Partnership. No single customer of the Partnership accounts for 10% or more of the Partnership's consolidated revenues.

  Profits in the retail propane business are primarily based on margins, the cents-per-gallon difference between the purchase price and the sales price of propane. The Partnership generally purchases propane in the contract and spot markets, primarily from major oil companies, on a short-term basis; therefore, its supply costs fluctuate with market price fluctuations. Should wholesale propane prices decline in the future, the Partnership's margins on its retail propane distribution business may increase in the short term, because retail prices tend to change less rapidly than wholesale prices. Should the wholesale cost of propane increase, for similar reasons retail margins and profitability would likely be reduced, at least for the short term, until retail prices can be increased. Retail propane customers typically lease their storage tanks from their propane distributors. Approximately 70% of the Partnership's customers lease their tanks from the Partnership. The lease terms and, in some states, certain fire safety regulations, restrict the filling of a leased tank solely to the propane supplier that owns the tank. The costs and inconvenience of switching tanks minimizes a customer's tendency to switch suppliers of propane on the basis of minor variations in price.

  The retail market for propane is seasonal because it is used primarily for heating in residential and commercial buildings. Consequently, sales and operating profits are concentrated in the second and third fiscal quarters (November through April). To the extent necessary, the Partnership will reserve cash inflows from the second and third quarters for distribution in the first and fourth fiscal quarters. In addition, sales volume traditionally fluctuates from year to year in response to variations in weather, prices and other factors, although the Partnership believes that the broad geographic distribution of its operations helps to minimize exposure to regional weather or economic patterns. Long-term, historic weather data from the National Climatic Data Center indicate that the average annual temperatures have remained relatively constant over the last 30 years with fluctuations occurring on a year-to-year basis only. During times of colder-than-normal winter weather, the Partnership and its predecessors have been able to take advantage of their large, efficient distribution network to help avoid supply disruptions such as those experienced by some of their competitors, thereby broadening their long-term customer base.

SUPPLY AND DISTRIBUTION

  The Partnership purchases propane primarily from major domestic oil companies. Supplies of propane from these sources have traditionally been readily available, although no assurance can be given that supplies of propane will be readily available in the future. As a result of (i) the Partnership's ability to buy large volumes of propane and (ii) the Partnership's large distribution system and underground storage capacity, the General Partner believes that the Partnership is in a position to achieve product cost savings and avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors. The Partnership is not dependent upon any single supplier or group of suppliers, the loss of which would have a material adverse effect on the Partnership. In fiscal 1997, no single supplier provided more than 10% of the Partnership's total propane purchases. A portion of the Partnership's propane inventory is purchased under supply contracts which typically have a one-year term and a fluctuating price relating to spot market prices. Certain of the Partnership's contracts specify certain minimum and maximum amounts of propane to be purchased thereunder. The Partnership may purchase and store inventories of propane in order to help insure uninterrupted deliverability during periods of extreme demand. The Partnership owns three underground storage facilities with an aggregate capacity of approximately 184 million gallons. Currently, approximately 142 million gallons of this capacity is leased to third parties. The remaining space is available for the Partnership's use.

  Propane is generally transported from natural gas processing plants and refineries, pipeline terminals and storage facilities to retail distribution outlets and wholesale customers by railroad tank cars leased by the Partnership and highway transport trucks owned or leased by the Partnership. The Partnership operates a fleet of transport trucks to transport propane from refineries, natural gas processing plants or pipeline terminals to its retail distribution outlets. Common carrier transport trucks may be used during the peak delivery season in the winter months or to provide service in areas where economic considerations favor common carrier use. Propane is then transported from the Partnership's retail distribution outlets to customers by its fleet of 1,605 bulk delivery trucks, which are fitted generally with 2,000 to 3,000 gallon propane tanks. Propane storage tanks located on the customers' premises are then filled from the delivery truck. Propane is also delivered to customers in portable cylinders.

INDUSTRY AND COMPETITION

 Industry

  Based upon industry publications, propane accounts for approximately 3-4% of household energy consumption in the United States, an average level which has remained relatively constant for the past 19 years. It competes primarily with natural gas, electricity and fuel oil as an energy source principally on the basis of price, availability and portability. Propane serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Propane is generally more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, although propane is often sold in such areas as a standby fuel for use during periods of peak demand and during interruptions in natural gas service. The expansion of natural gas into traditional propane markets has historically been inhibited by the capital costs required to expand distribution and pipeline systems. Although the extension of natural gas pipelines tends to displace propane distribution in the neighborhoods affected, the Partnership believes that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Propane is generally less expensive to use than electricity for space heating, water heating and cooking and competes effectively with electricity in those parts of the country where propane is cheaper than electricity on an equivalent BTU basis. Although propane is similar to fuel oil in application, market demand and price, propane and fuel oil have generally developed their own distinct geographic markets. Because residential furnaces and appliances that burn propane will not operate on fuel oil, a conversion from one fuel to the other requires the installation of new equipment. The Partnership's residential retail propane customers, therefore, will have an incentive to switch to fuel oil only if fuel oil becomes significantly less expensive than propane. Likewise, the Partnership may be unable to expand its customer base in areas where fuel oil is widely used, particularly the Northeast, unless propane becomes significantly less expensive than fuel oil. Alternatively, many industrial customers who use propane as a heating fuel have the capacity to switch to other fuels, such as fuel oil, on the basis of availability or minor variations in price. The Partnership believes that propane generally is becoming increasingly favored over fuel oil and other alternative sources of fuel as an environmentally preferred energy source.

 Competition

  In addition to competing with marketers of other fuels, the Partnership competes with other companies engaged in the retail propane distribution business. Competition within the propane distribution industry stems from two types of participants: the larger multi-state marketers, and the smaller, local independent marketers. Based upon industry publications, the Partnership believes that the ten largest multi-state retail marketers of propane, including the Partnership, account for approximately 33% of the total retail sales of propane in the United States. Based upon information contained in industry publications, the Partnership also believes no single marketer has a greater than 10% share of the total market in the United States and that the Partnership is the second largest retail marketer of propane in the United States, with a market share of approximately 8% as measured by gallon volume of retail propane sales.

  Most of the Partnership's retail distribution outlets compete with three or more other marketers or distributors. The principal factors influencing competition among propane marketers are price and service. The Partnership competes with other retail marketers primarily on the basis of reliability of service and responsiveness to customer needs, safety and price. Each retail distribution outlet operates in its own competitive environment because retail marketers locate in close proximity to customers to lower the cost of providing service. The typical retail distribution outlet has an effective marketing radius of approximately 25 miles.

OTHER OPERATIONS

  The other operations of the Partnership consist principally of (1) trading,
(2) chemical feedstocks marketing and (3) wholesale propane marketing. The Partnership, through its natural gas liquids trading operations and wholesale marketing, has become one of the largest independent traders of propane and natural gas liquids in the United States. The Partnership owns no properties that are material to these operations. These operations may utilize available space in the Partnership's underground storage facilities in the furtherance of these businesses. Because the Partnership possesses a large distribution system, underground storage capacity and the ability to buy large volumes of propane, the General Partner believes that the Partnership is in a position to achieve product cost savings and avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors.

 Trading

  The Partnership's traders are engaged in trading propane and other natural gas liquids for the Partnership's account and for supplying the Partnership's retail and wholesale propane operations. The Partnership primarily trades products purchased from its over 110 suppliers; however, it also conducts transactions on the New York Mercantile Exchange. Trading of products is conducted primarily to generate a profit independent of the retail and wholesale operations, but is also conducted to insure the availability of propane during periods of short supply. Propane represents over 50% of the Partnership's total trading volume, with the remainder consisting principally of various other natural gas liquids. The Partnership attempts to minimize trading risk through the enforcement of its trading policies, which include total inventory limits and loss limits, and attempts to minimize credit risk through credit checks and application of its credit policies. However, there can be no assurance that historical experience or the existence of such policies will prevent trading losses in the future. For the Partnership's fiscal years ended July 31, 1997, 1996 and 1995, net revenues of $5.5 million, $7.3 million, and $5.8 million, respectively, were derived from trading of products.

 Chemical Feedstocks Marketing

  The Partnership is also involved in the marketing of refinery and petrochemical feedstocks. Petroleum by-products are purchased from refineries and sold to petrochemical plants. The Partnership leases 361 railroad tank cars to facilitate product delivery. Revenues of $29.8 million, $44.4 million and $91.9 million were derived from such activities for the Partnership's fiscal years ended July 31, 1997, 1996 and 1995, respectively.

 Wholesale Propane Marketing

  The Partnership engages in the wholesale distribution of propane to other retail propane distributors. During the fiscal years ended July 31, 1997, 1996 and 1995, the Partnership sold 123 million, 104 million and 96 million gallons, respectively, of propane to wholesale customers and had revenues attributable to such sales of $68.7 million, $42.6 million and $33.5 million, respectively.

EMPLOYEES

  The Partnership has no employees and is managed by the General Partner pursuant to the Partnership Agreement. At July 31, 1997, the General Partner had 3,370 full-time employees and 837 temporary and part-time employees. At July 31, 1997, the General Partner's full-time employees were employed in the following areas:

      Retail Locations.................................................... 2,834
      Transportation and Storage..........................................   219
      Corporate Offices (Liberty, MO & Houston, TX).......................   317
                                                                           -----
        Total............................................................. 3,370
                                                                           =====

  Approximately one percent of the General Partner's employees are represented by six local labor unions, which are all affiliated with the International Brotherhood of Teamsters. The General Partner has not experienced any significant work stoppages or other labor problems.

  The Partnership's supply, trading, chemical feedstocks marketing, distribution scheduling and product accounting functions are operated primarily out of the Partnership's offices located in Houston, by a total full-time corporate staff of 83 people.

GOVERNMENTAL REGULATION; ENVIRONMENTAL AND SAFETY MATTERS

  From August 1971 until January 1981, the United States Department of Energy regulated the price and allocation of propane. The Partnership is no longer subject to any similar regulation.

  Propane is not a hazardous substance within the meaning of federal and state environmental laws. In connection with all acquisitions of retail propane businesses that involve the purchase of real estate, the Partnership conducts a due diligence investigation to attempt to determine whether any substance other than propane has been sold from or stored on any such real estate prior to its purchase. Such due diligence includes questioning the sellers, obtaining representations and warranties concerning the sellers' compliance with environmental laws and visual inspections of the properties, whereby employees of the General Partner look for evidence of hazardous substances or the existence of underground storage tanks.

  With respect to the transportation of propane by truck, the Partnership is subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation ("DOT"). National Fire Protection Association Pamphlet No. 58, which establishes a set of rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in a majority of the states in which the Partnership operates. There are no material environmental claims pending, and the Partnership complies in all material respects with all material governmental regulations and industry standards applicable to environmental and safety matters, except as it relates to the DOT Final Interim Rule on emergency shutoff valves on bobtail vehicles. The DOT has taken the position that all existing emergency shutoff devices used on propane cargo vessels fail to comply with the existing Emergency Discharge Control Regulation 49 CFR 178.337-11. Accordingly, the DOT has issued a Final Interim Rule that requires all transporters of propane to implement revised procedures to ensure immediate activation of the emergency shutoff device in the event of a catastrophic failure of a cargo vehicle's discharge system. The Partnership is in compliance with Final Interim Rule as to transport vehicles, and is working with both the DOT and outside experts to develop a system for bobtail vehicles that complies with the existing Emergency Discharge Control Regulations as well as the provisions of the Final Interim Rule.

SERVICE MARKS AND TRADEMARKS

  The Partnership markets retail propane under the "Ferrellgas" tradename and uses the tradename "Ferrell North America" for its other operations. In addition, the Partnership has a trademark on the name "FerrellMeter," its patented gas leak detection device. The General Partner contributed all of its rights, title and interest in such tradenames and trademark in the continental United States to the Partnership. The General Partner will have an option to purchase such tradenames and trademark from the Partnership for a nominal value if the General Partner is removed as general partner of the Partnership other than for Cause. If the General Partner ceases to serve as the general partner of the Partnership for any other reason, it will have the option to purchase such tradenames and trademark from the Partnership for fair market value.

PROPERTIES

  The Partnership owns or leases the following transportation equipment which is utilized primarily in retail operations, except for railroad tank cars, which are used primarily by chemical feedstocks marketing operations.

                                                              OWNED LEASED TOTAL
                                                              ----- ------ -----
      Truck tractors.........................................   106   48     154
      Transport trailers.....................................   256   31     287
      Bulk delivery trucks...................................   951  654   1,605
      Pickup and service trucks.............................. 1,015  442   1,457
      Railroad tank cars.....................................    --  361     361

  The transport trailers have an average capacity of approximately 9,000 gallons. The bulk delivery trucks are generally fitted with 2,000 to 3,000 gallon propane tanks. Each railroad tank car has a capacity of approximately 30,000 gallons.

  A typical retail distribution outlet is located on one to three acres of land and includes a small office, a workshop, bulk storage capacity of 18,000 gallons to 60,000 gallons and a small inventory of stationary customer storage tanks and portable propane cylinders that the Partnership provides to its retail customers for propane storage. The Partnership owns the land and buildings of about 50% of its retail outlets and leases the remaining facilities on terms customary in the industry and in the applicable local markets.

  Approximately 697,000 propane tanks are owned by the Partnership, most of which are located on customer property and leased to those customers. The Partnership also owns approximately 638,000 portable propane cylinders, most of which are leased to industrial and commercial customers for use in manufacturing and processing needs, including forklift operations, to residential customers for home heating and cooking, and to local dealers who purchase propane from the Partnership for resale.

  The Partnership owns underground storage facilities at Hutchinson, Kansas; Adamana, Arizona; and Moab, Utah. At July 31, 1997, the capacity of these facilities approximated 88 million gallons, 88 million gallons and 8 million gallons, respectively (an aggregate of approximately 184 million gallons). Currently, approximately 142 million gallons of this capacity is leased to third parties. The remaining space is available for the Partnership's use.

  The Partnership owns the land and two buildings (50,245 square feet of office space) comprising its corporate headquarters in Liberty, Missouri, and leases the 27,696 square feet of office space in Houston, Texas, where its trading, chemical feedstocks marketing and wholesale marketing operations are primarily located.

  The Partnership believes that it has satisfactory title to or valid rights to use all of its material properties and, although some of such properties are subject to liabilities and leases and, in certain cases, liens for taxes not yet currently due and payable and immaterial encumbrances, easements and restrictions, the Partnership does not believe that any such burdens will materially interfere with the continued use of such properties in its business, taken as a whole. In addition, the Partnership believes that it has, or is in the process of obtaining, all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and has obtained or made all required material registrations, qualifications and filings with, the various state and local governmental and regulatory authorities which relate to ownership of the Partnership's properties or the operations of its business.

LEGAL PROCEEDINGS

  Propane is a flammable, combustible gas. Serious personal injury and property damage can occur in connection with its transportation, storage or use. The Partnership, in the ordinary course of business, is threatened with or is named as a defendant in various lawsuits which, among other items, seek actual and punitive damages for product liability, personal injury and property damage. The Partnership maintains liability insurance policies with insurers in such amounts and with such coverages and deductibles as the General Partner believes is reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from material expenses related to such personal injury or property damage or that such levels of insurance will continue to be available in the future at economical prices. It is not possible to determine the ultimate disposition of these matters discussed above; however, the Partnership believes that there are no known claims or known contingent claims that are likely to have a material adverse effect on the results of operations or financial condition of the Partnership.

                                  MANAGEMENT

GENERAL

  The General Partner manages and operates the activities of the Partnership, and the General Partner anticipates that its activities will be limited to such management and operation. Unitholders do not directly or indirectly participate in the management or operation of the Partnership. The General Partner owes a fiduciary duty to the Unitholders.

  In September 1994, the General Partner appointed two persons who are neither officers nor employees of the General Partner or any affiliate of the General Partner to serve on a committee of the Partnership (the "Audit Committee") with the authority to review, at the request of the General Partner, specific matters as to which the General Partner believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Partnership. The Audit Committee will only review matters relating to conflicts of interest at the request of the General Partner, and the General Partner has sole discretion to determine which matters, if any, to submit to the Audit Committee. Any matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all partners of the Partnership and not a breach by the General Partner of any duties it may owe the Partnership or the Unitholders.

  The Partnership does not directly employ any of the persons responsible for managing or operating the Partnership. At July 31, 1997, 3,370 full-time and 837 temporary and part-time individuals were employed by the General Partner.

DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER

  The following table sets forth certain information with respect to the directors and executive officers of the General Partner at October 31, 1997. Each of the persons named below is elected to his respective office or offices annually. None of the executive officers has entered into an employment agreement with the General Partner.

                                 DIRECTOR
            NAME             AGE  SINCE                    POSITION
            ----             --- --------                  --------
James E. Ferrell............  58   1984   Chairman of the Board, Chief Executive
                                           Officer and a Director of the General
                                           Partner
Danley K. Sheldon...........  39     --   President, Chief Financial Officer and
                                           Treasurer
Patrick J. Chesterman.......  47     --   Senior Vice President, Supply
James M. Hake...............  37     --   Vice President, Acquisitions
Robert J. Wikse.............  48     --   Vice President, Administration
Daniel M. Lambert...........  56   1994   Director of the General Partner
A. Andrew Levison...........  41   1994   Director of the General Partner

  James E. Ferrell--Mr. Ferrell has been with Ferrell or its predecessors and its affiliates in various executive capacities since 1965.

  Danley K. Sheldon--Mr. Sheldon has been President of the General Partner since October 1996 and Chief Financial Officer of the General Partner since January 1994. He has served as Treasurer since 1989 and joined the General Partner in 1986.

  Patrick J. Chesterman--Mr. Chesterman has been Senior Vice President, Supply since September 1997. After joining the General Partner in June 1994, he had one-year assignments as Vice President-Retail Operations, Director of Human Resources and Director of Field Support. Prior to joining the General Partner, Mr. Chesterman was Director of Fuels Policy and Operations for the U.S. Air Force.

  James M. Hake--Mr. Hake has been Vice President, Acquisitions of the General Partner since October 1994. He joined the General Partner in 1986.

  Robert J. Wikse--Mr. Wikse has been Vice President, Administration since his appointment in January 1995. After joining the General Partner in July 1991, he had a three-year assignment as Regional Director of Western U.S.--Retail Operations.

  Daniel M. Lambert--Dr. Lambert was elected a director of the General Partner in September 1994. Dr. Lambert has been President of Baker University in Baldwin City, Kansas, since July 1, 1987.

  A. Andrew Levison--Mr. Levison was elected a director of the General Partner in September 1994. Mr. Levison has been a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation since 1989.

             CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

CONFLICTS OF INTEREST

  Certain conflicts of interest exist and may arise in the future as a result of the relationships between the General Partner and its stockholder, on the one hand, and the Partnership and its limited partners, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner, including its investments in its subsidiaries and affiliates, in a manner beneficial to its stockholder. At the same time, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The Partnership Agreement contains provisions that allow the General Partner to take into account the interests of parties in addition to the Partnership in resolving conflicts of interest, thereby limiting its fiduciary duty to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of the General Partner to its stockholder may, therefore, come into conflict with the duties of the General Partner to the Partnership and the Unitholders. The Audit Committee of the Board of Directors of the General Partner will, at the request of the General Partner, review conflicts of interest that may arise between the General Partner or its affiliates, on the one hand, and the Partnership, on the other. The Audit Committee currently consists of Messrs. Lambert and Levinson. See "Management--Partnership Management" and "Fiduciary and Other Duties."

  The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware Act"), that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been tested in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and its officers and directors and the remedies available to the Unitholders.

 Conflicts of interest could arise with respect to the situations described below, among others:

 Unitholders Will Have No Right to Enforce Obligations of the General Partner and Its Affiliates Under Agreements with the Partnership

  The agreements between the Partnership and the General Partner do not grant to the Unitholders, separate and apart from the Partnership, the right to enforce the obligations of the General Partner and its affiliates in favor of the Partnership. Therefore, the Partnership will be primarily responsible for enforcing such obligations.

 Contracts Between the Partnership, on the One Hand, and the General Partner and Its Affiliates, on the Other, Will Not be the Result of Arm's-Length Negotiations

  Under the terms of the Partnership Agreement, the General Partner is not restricted from causing the Partnership to pay the General Partner or its affiliates for any services rendered (provided such services are rendered on terms fair and reasonable to the Partnership) or causing the Partnership to enter into additional contractual arrangements with any of them. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. All of such transactions are to be on terms which are fair and reasonable to the Partnership, provided that any transaction shall be deemed fair and reasonable if (i) such transaction is approved by the Audit Committee, (ii) its terms are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), the transaction is fair to the Partnership. The General Partner and its affiliates will have no obligation to permit the Partnership to use any facilities or assets of the General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation of the General Partner and its affiliates to enter into any such contracts.

 Certain Actions Taken by the General Partner May Affect the Amount of Cash
  Available for Distribution to Unitholders

  Decisions of the General Partner with respect to the amount and timing of cash expenditures, participation in capital expansions and acquisitions, borrowings, issuances of additional partnership interests and changes in reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash to meet the Minimum Quarterly Distribution and Target Distributions Levels on all Units in such quarter or in subsequent quarters. The Partnership Agreement provides that any borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty owed by the General Partner to the Partnership or the Unitholders, including borrowings that have the purpose or effect, directly or indirectly, of enabling the General Partner to receive distributions on the Subordinated Units, Junior Subordinated Units or the Incentive Distribution Rights or hastening the expiration of the Subordination Period or the conversion of the Subordinated Units into Common Units. The Partnership Agreement provides that the Partnership and the Operating Partnership may borrow funds from the General Partner and its affiliates. The General Partner and its affiliates may not borrow funds from the Partnership or the Operating Partnership. Furthermore, any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Cash from Operations and Cash from Interim Capital Transactions will be deemed not to constitute a breach of any duty of the General Partner to the Partnership or the Unitholders.

 The Partnership Reimburses the General Partner and Its Affiliates for Certain Expenses

  Under the terms of the Partnership Agreement, the General Partner and its affiliates are reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing corporate staff and support services to the Partnership. The Partnership Agreement provides that the General Partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. See "Management--Reimbursement of Expenses of the General Partner and its Affiliates."

 The General Partner Limits Its Liability with Respect to the Partnership's Obligations

  Whenever possible, the General Partner limits the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto having no recourse against the General Partner or its assets. The Partnership Agreement provides that any action by the General Partner in so limiting the liability of the General Partner or that of the Partnership will not be deemed to be a breach of the General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

 Employees of the General Partner and its Affiliates Who Provide Services to the Partnership Also Provide Services to Other Businesses

  The Partnership does not have any employees and relies on employees of the General Partner and its affiliates. The General Partner and its affiliates will conduct business and activities of their own in which the Partnership will have no economic interest. There may be competition between the Partnership and the affiliates of the General Partner for the time and effort of employees who provide services to both the Partnership and such affiliates. Certain officers of affiliates of the General Partner divide their time between the business of the Partnership and the business of the affiliates, and are not required to spend any specified percentage or amount of their time on the business of the Partnership.

 Units Are Subject to the General Partner Limited Call Right

  The General Partner may exercise its right to call and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership. The General Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Unitholder may have his Units purchased from him even though he may not desire to sell them, and the price paid may be less than the amount the holder would desire to receive upon sale of his Units. For a description of such right, see "The Partnership Agreement--Limited Call Right."

 The Partnership May Retain Separate Counsel for Itself or for the Holders of
  Subordinated Units; Advisors Retained by the Partnership for this Offering Have Not Been Retained to Act for Holders of Subordinated Units

  The Subordinated Unitholders have not been represented by counsel in connection with the preparation of the Partnership Agreement or other agreements referred to herein or in establishing the terms of this offering. The attorneys, independent public accountants and others who have performed services for the Partnership in connection with this offering have been retained by the General Partner, its affiliates and the Partnership and may continue to be retained by the General Partner, its affiliates and the Partnership after this offering. Attorneys, independent public accountants and others who will perform services for the Partnership in the future will be selected by the General Partner or the Audit Committee and may also perform services for the General Partner and its affiliates. The Partnership may retain separate counsel for itself or the holders of Subordinated Units in the event of a conflict of interest arising between the General Partner and its affiliates, on the one hand, and the Partnership or the holders of Subordinated Units, on the other, after the sale of the Subordinated Units offered hereby, depending on the nature of such conflict, but it does not intend to do so in most cases.

 The General Partner is Not Restricted from Engaging in a Transaction Which
  Would Trigger Change of Control Provisions

  The Partnership's indebtedness contains provisions relating to change of control. If such change of control provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of the General Partner to enter into a transaction which would trigger such change of control provisions.

 The General Partners' Affiliates May Compete with the Partnership

  Following the sale of the Subordinated Units offered hereby, affiliates of the General Partner will not be restricted from engaging in any business activities other than the retail sales of propane to end users in the continental United States, even if they are in competition with the Partnership. As a result, conflicts of interest may arise between affiliates of the General Partner, on the one hand, and the Partnership, on the other. The Partnership Agreement expressly provides that, subject to certain limited exceptions, it shall not constitute a breach of the General Partner's fiduciary duties to the Partnership or the Unitholders for affiliates of the General Partner to engage in direct competition with the Partnership, other than with respect to the retail sale of propane to end users within the continental United States. Such competition may include the trading, transportation, storage and wholesale distribution of propane. The Partnership Agreement also provides that the General Partner and its affiliates have no obligation to present business opportunities to the Partnership. The General Partner anticipates that there may be competition between the Partnership and affiliates of the General Partner. Although the Partnership does not restrict the ability of affiliates of the General Partner to trade propane or other natural gas liquids in competition with the Partnership, they do not intend to engage in such trading except in association with the conduct of their other permitted activities.

 The Partnership Agreement Permits the Partnership to Engage in Roll-Up Transactions

  The Partnership Agreement does not prohibit the Partnership from engaging in roll-up transactions. Were the General Partner to cause the Partnership to engage in a roll-up transaction, there could be no assurance that such a transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.

 Fiduciary and Other Duties

  The General Partner will be accountable to the Partnership and the Unitholders as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the assets and affairs of the Partnership. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. Neither the Delaware Act nor case law defines with particularity the fiduciary duties owed by general partners to limited partners or a limited partnership, but the Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by general partners to limited partners and the partnership.

  Fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. In order to induce the General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions intended to have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Partnership and its partners and waiving or consenting to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

  The Partnership Agreement provides that in order to become a limited partner of the Partnership, a holder of Subordinated Units is required to agree to be bound by the provisions thereof, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The Delaware Act also provides that a partnership agreement is not unenforceable by reason of its not having been signed by a person being admitted as a limited partner or becoming an assignee in accordance with the terms thereof.

  The Partnership Agreement provides that whenever a conflict arises between the General Partner or their affiliates, on the one hand, and the Partnership or any other partner, on the other, the General Partner shall resolve such conflict. The General Partner in general shall not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution shall conclusively be deemed to be fair and reasonable to the Partnership if such resolution is (i) approved by the Audit Committee (although no party is obligated to seek such approval and the General Partner may adopt a resolution or course of action that has not received such approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting practices or principles and such other factors as its deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partner. In connection with the resolution of any conflict that arises, unless the General Partner has acted in bad faith, the action taken by the General Partner shall not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Partnership also provides that in certain circumstances the General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

  The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

  The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decisions pursuant to the authority prescribed in the Partnership Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partner and its officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith.

  In addition, under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partner and its officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or such other persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe their conduct was unlawful. See "The Partnership Agreement--Indemnification." Thus, the General Partner could be indemnified for its negligent acts if it meets such requirements concerning good faith and the best interests of the Partnership.

                           DESCRIPTION OF THE UNITS

  The Subordinated Units will be registered under the Exchange Act and the rules and regulations promulgated thereunder. The Partnership is subject to the reporting and certain other requirements of the Exchange Act. The Partnership is required to file periodic reports containing financial and other information with the Commission.

  Purchasers of Subordinated Units in this offering and subsequent transferees of Subordinated Units (or their brokers, agents or nominees on their behalf) will be required to execute Transfer Applications, the form of which is included as Appendix B to this Prospectus. Purchasers may hold Subordinated Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application and becomes a limited partner. The Partnership will be entitled to treat the nominee holder of a Subordinated Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

  Application has been made to list the Subordinated Units for trading on the NYSE, subject to official notice of issuance, under the trading symbol
"      ."

THE UNITS

  Generally, the Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units, Subordinated Units and Junior Subordinated Units in and to Partnership distributions, together with a description of the circumstances under which the Junior Subordinated Units may convert into Subordinated Units or the Subordinated Units may convert into Common Units, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Partnership Agreement, see "The Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

 Duties

  The First National Bank of Boston, N.A. will act as a registrar and transfer agent (the "Transfer Agent") for the Common Units and Subordinated Units and will receive a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Units will be borne by the Partnership and not by the holders of Units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Partnership's cash distributions. The Partnership will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

 Resignation or Removal

  The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF UNITS

  Until a Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Subordinated Units to persons that purchase directly from the Underwriters will be accomplished through the completion, execution and delivery of a Transfer Application by such purchaser in connection with such purchase. Any subsequent transfers of a Subordinated Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application (the form of which is set forth as Appendix B to this Prospectus and which is also set forth on the reverse side of the certificate representing Subordinated Units), the transferee of Subordinated Units (i) becomes the record holder of such Units and shall constitute an assignee until admitted into the Partnership as a substituted limited partner, (ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to the General Partner and any liquidator of the Partnership as specified in the Partnership Agreement and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred Subordinated Units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the General Partner. Subordinated Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Subordinated Units. A purchaser or transferee of Subordinated Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Subordinated Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Subordinated Units. Thus, a purchaser or transferee of Subordinated Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Subordinated Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Subordinated Units, and may not receive certain federal income tax information or reports furnished to record holders of Subordinated Units. The transferor of Subordinated Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Subordinated Units, but a transferee agrees, by acceptance of the certificate representing Subordinated Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Partnership Agreement--Status as Limited Partner or Assignee."

                           THE PARTNERSHIP AGREEMENT

  The following paragraphs are a summary of certain provisions of the Partnership Agreement. The form of the Partnership Agreement and the Partnership Agreement for the Operating Partnership (the "Operating Partnership Agreement") are included as exhibits to the Registration Statement of which this Prospectus constitutes a part. The following discussion is qualified in its entirety by reference to the Partnership Agreements for the Partnership and for the Operating Partnership. The Partnership is the sole limited partner of the Operating Partnership, which owns, manages and operates the Partnership's business. The General Partner serves as the general partner of the Partnership and of the Operating Partnership, collectively owning a 2% general partner interest in the business and properties owned by the Partnership and the Operating Partnership on a combined basis. Unless specifically described otherwise, references herein to the term "Partnership Agreement" constitute references to the Partnership Agreements of the Partnership and the Operating Partnership, collectively. Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings.

ORGANIZATION AND DURATION

  The Partnership and the Operating Partnership were organized in 1994 as Delaware limited partnerships. The General Partner is the general partner of the Partnership and the Operating Partnership. The General Partner holds an aggregate 2% interest as general partner, and the Unitholders (including Ferrellgas and its affiliates as an owner of Common Units, Subordinated Units, Junior Subordinated Units and Incentive Distribution Rights) will hold a 98% interest as limited partners in the Partnership and the Operating Partnership on a combined basis. The Partnership will dissolve on July 31, 2084, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

PURPOSE

  The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of the Operating Partnership and engaging in any business activity that may be engaged in by the Operating Partnership or is approved by the General Partner. The Operating Partnership Agreement provides that the Operating Partnership may engage in any activity engaged in by Ferrellgas immediately prior to the formation of the Partnership, any activities that are, in the sole judgment of the General Partner, reasonably related thereto and any other activity approved by the General Partner.

POWER OF ATTORNEY

  Each limited partner, and each person who acquires a Unit from a Unitholder and executes and delivers a Transfer Application with respect thereto, grants to the General Partner and, if a liquidator of the Partnership has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership, or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

RESTRICTIONS ON AUTHORITY OF THE GENERAL PARTNER

  The authority of the General Partner is limited in certain respects under the Partnership Agreement. The General Partner is prohibited, without the prior approval of holders of record of at least a majority of the Units (other than Units owned by the General Partner and its affiliates) during the Subordination Period, or a majority of all of the outstanding Units thereafter, from, among other things, selling or exchanging all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Partnership may also sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. The Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other event. Except as provided in the Partnership Agreement and generally described below under "--Amendment of Partnership Agreement," any amendment to a provision of the Partnership Agreement generally will require the approval of the holders of at least 66 2/3% of the outstanding Units.

  In general, the General Partner may not take any action, or refuse to take any reasonable action, without the consent of the holders of at least 66 2/3% of each class of outstanding Units, the effect of which would be to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

  The General Partner has agreed not to voluntarily withdraw as general partner of the Partnership and the Operating Partnership prior to July 31, 2004 (with limited exceptions described below), without obtaining the approval of at least 66 2/3% of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates) and furnishing an opinion of counsel that such withdrawal (following the selection of a successor general partner) will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (an "Opinion of Counsel"). On or after July 31, 2004, the General Partner may withdraw as general partner by giving 90 days' written notice (without first obtaining approval from the Unitholders), and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the General Partner may withdraw without Unitholder approval upon 90 days' notice to the limited partners if more than 50% of the outstanding Units are held or controlled by one person and its affiliates (other than the General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partner (in certain limited instances) to sell all of its general partner interest in the Partnership and permits the parent corporation of the General Partner to sell all or any portion of the capital stock of the General Partner to a third party without the approval of the Unitholders. See "--Transfer of General Partner Interest." Upon the withdrawal of the General Partner under any circumstances (other than as a result of a transfer by the General Partner of all or a part of its general partner interest in the Partnership), the holders of a majority of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates) may select a successor to such withdrawing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal a majority of the Unitholders agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner. See "--Termination and Dissolution."

  The General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units and the Partnership receives an Opinion of Counsel. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of not less than a majority of the outstanding Units.

  Removal or withdrawal of the General Partner of the Partnership also constitutes removal or withdrawal, as the case may be, of the General Partner as general partner of the Operating Partnership.

  In the event of withdrawal of the General Partner where such withdrawal violates the Partnership Agreement or removal of the General Partner by the limited partners under circumstances where Cause exists, a successor general partner will have the option to purchase the general partner interest of the departing General Partner (the "Departing Partner") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interest. Under all other circumstances where the General Partner withdraws or is removed by the limited partners, the Departing Partner will have the option to require the successor general partner to purchase such general partner interest of the Departing Partner for such amount. In each case such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent experts selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by the expert chosen by agreement of the experts selected by each of them). In addition, the Partnership would also be required to reimburse the Departing Partner for all amounts due the Departing Partner, including without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

  If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's general partner interest in the partnership will be converted into Common Units equal to the fair market value of such interest, as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

TRANSFER OF GENERAL PARTNER INTEREST

  Except for a transfer by the General Partner of all, but not less than all, of its general partner interest in the Partnership to an affiliate or in connection with the merger or consolidation of the General Partner with or into another entity or the transfer by the General Partner of all or substantially all of its assets to another person or entity, the General Partner may not transfer all or any part of its general partner interest in the Partnership to another person or entity prior to July 31, 2004, without the approval of holders of at least a majority of the outstanding Units (excluding any Units held by such General Partner or its affiliates), provided that, in each case, such transferee assumes the rights and duties of the General Partner, agrees to be bound by the provisions of the Partnership Agreement and furnishes an Opinion of Counsel and agrees to purchase all (or the appropriate portion thereof, as applicable) of the General Partner's partnership interest in the Operating Partnership.

REIMBURSEMENT FOR SERVICES

  The Partnership Agreement provides that the General Partner is not entitled to receive any compensation for its services as general partner of the Partnership; the General Partner is, however, entitled to be reimbursed on a monthly basis (or such other basis as the General Partner may reasonably determine) for all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership, and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business. The Partnership Agreement provides that the General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.

CHANGE OF MANAGEMENT PROVISIONS

  The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove Ferrellgas as general partner of the Partnership or otherwise change management of the Partnership. If any person or group other than Ferrellgas and its affiliates acquires beneficial ownership of 20% or more of the Common Units, such person or group loses voting rights with respect to all of its Common Units. In addition, if Ferrellgas is removed as General Partner other than for Cause, the Subordination Period and Junior Subordinated Period will end and all Subordinated Units and Junior Subordinated Units, including those held by Ferrellgas and any of its affiliates, will immediately convert into Common Units.

STATUS AS LIMITED PARTNER OR ASSIGNEE

  Except as described below under "--Limited Liability," the Units will be fully paid, and Unitholders will not be required to make additional contributions to the Partnership.

  Each purchaser of Subordinated Units offered hereby must execute a Transfer Application (the form of which is attached as Appendix B to this Prospectus) whereby such purchaser requests admission as a substituted limited partner in the Partnership, makes certain representations and agrees to certain provisions. If such action is not taken, a purchaser will not be registered as a record holder of Subordinated Units on the books of the Transfer Agent or issued a Subordinated Unit. Purchasers may hold Subordinated Units in nominee accounts. See "Description of the Subordinated Units--Transfer Agent and Registrar" and "-- Transfer of Units" for a more complete description of the requirements for the transfer of Subordinated Units.

  An assignee, subsequent to executing and delivering a Transfer Application, but pending its admission as a substituted limited partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to Subordinated Units owned by an assignee who has not become a substituted limited partner at the written direction of such assignee. See "--Meetings; Voting." Transferees who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of Subordinated Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Subordinated Units. The only right such transferees will have is the right to negotiate such Subordinated Units to a purchaser or other transferee and the right to transfer the right to request admission as a substituted limited partner in respect of the transferred Subordinated Units to a purchaser or other transferee who executes a Transfer Application in respect of the Subordinated Units. A nominee or broker who has executed a Transfer Application with respect to Subordinated Units held in street name or nominee accounts will receive such distributions and reports pertaining to such Subordinated Units.

NON-CITIZEN ASSIGNEES; REDEMPTION

  If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership may redeem the Units held by such limited partner or assignee at their Current Market Price (as defined in the Glossary). In order to avoid any such cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship, residency or related status. If a limited partner or assignee fails to furnish information about such nationality, citizenship, residency or other related status within 30 days after a request for such information, such limited partner or assignee may be treated as a non-citizen assignee ("Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon liquidation of the Partnership. See "--Status as Limited Partner or Assignee."

ISSUANCE OF ADDITIONAL SECURITIES

  The Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion without the approval of any limited partners, with certain exceptions, including the following: prior to the end of the Subordination Period, the Partnership may not issue (i) equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 7,000,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units or Junior Subordinated Units) or an equivalent amount of securities ranking on a parity with the Common Units, in either case without the approval of both (i) the holders of at least 66 2/3% of the outstanding Common Units; (because 599,678 Common
Units have been issued by the Partnership since its inception, only 6,400,322 additional Common Units may be issued pursuant to this clause (i) without Common Unitholder approval) or (ii) subject to any necessary approval by the holders of Common Units pursuant to clause (i) above, more than 9,400,322 additional Subordinated Units (excluding Subordinated Units issued upon the exchange of Junior Subordinated Units in connection with any exercise by the Underwriters of the over-allotment option or upon the conversion of the Junior Subordinated Units after the expiration of the Junior Subordination Period) or other equity securities of the Partnership ranking prior or senior to the Subordinated Units or an equivalent amount of securities ranking on a parity with the Subordinated Units (or other securities convertible into or exercisable or exchangeable during the Subordination Period for Common Units, Subordinated Units or such senior or parity securities), in either case without the approval of the holders of at least a majority of the outstanding Subordinated Units (excluding Subordinated Units held by the General Partner and its affiliates); provided, however, that the Partnership may also issue an unlimited number of additional Units of any class prior to the end of the Subordination Period and without the approval of the Unitholders if (a) such issuance occurs in connection with or
(b) such issuance occurs within 270 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, a transaction in which the Partnership acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over assets and properties that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be consummated, resulted in an increase in (i) the amount of Acquisition Pro Forma Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis with respect to all outstanding Units with respect to each of the four most recently completed quarters over (ii) the actual amount of Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of such four quarters. The issuance, during the Subordination Period, of any equity securities of the Partnership with rights as to distributions and allocations or in liquidation ranking prior or senior to the Common Units, will require the approval of the holders of at least 66 2/3% of the outstanding Common Units. After the Subordination Period, the General Partner, without a vote of the Unitholders, may cause the Partnership to issue additional Common Units or other equity securities of the Partnership on a parity with or senior to the Common Units. After the end of the Subordination Period, there is no restriction under the Partnership Agreement on the ability of the Partnership to issue additional Units of any class. In accordance with Delaware law and the provisions of the Partnership Agreement, the General Partner may cause the Partnership to issue additional partnership interests that, in its sole discretion, may have special voting rights to which the other Units are not entitled.

  The General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Subordinated Units, Junior Subordinated Units, Incentive Distribution Rights or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates in the Partnership that existed immediately prior to each such issuance.

LIMITED CALL RIGHT

  If at any time less than 20% of the then issued and outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such purchase shall be the greater of (a) the highest price paid by the General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase such limited partner interests and (b)(i) the average of the closing prices of the limited partner interests of such class for the 20 trading days ending three days prior to the date on which such notice is first mailed or (ii) if such limited partner interests are not listed for trading on an exchange or quoted by NASDAQ, an amount equal to the fair market value of such limited partner interests as of three days prior to the date such notice is first mailed, as determined by the General Partner using any reasonable method of valuation. As a consequence of the General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased from him even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests.

AMENDMENT OF PARTNERSHIP AGREEMENT

  Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner. In order to adopt a proposed amendment, the General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (other than those described below) must be approved by holders of at least 66 2/3% of the outstanding Units during the Subordination Period and a majority of the outstanding Units thereafter, except that no amendment may be made which would (i) enlarge the obligations of any limited partner, without its consent, (ii) enlarge the obligations of the General Partner, without its consent, which may be given or withheld in its sole discretion, (iii) restrict in any way any action by or rights of the General Partner as set forth in the Partnership Agreement, (iv) modify the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner, (v) change the term of the Partnership, or (vi) give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of at least 66 2/3% of the Units during the Subordination Period, or a majority of the outstanding Units thereafter or change such right of the General Partner in any way.

  The General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee of the Partnership to reflect
(i) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (iii) a change that, in the sole discretion of the General Partner, is necessary or appropriate to qualify or continue the qualification of the Partnership as a partnership in which the limited partners have limited liability or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its respective directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed,
(v) subject to the limitations on the issuance of additional Common Units or other limited or general partner interests described above, an amendment that in the sole discretion of the General Partner is necessary or desirable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (viii) any amendment that, in the sole discretion of the General Partner, is necessary or desirable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and taxable year of the Partnership and changes related thereto, and (x) any other amendments substantially similar to the foregoing.

  In addition, the General Partner may make amendments to the Partnership Agreement without such consent if such amendments (i) do not adversely affect the limited partners in any material respect, (ii) are necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or desirable to implement certain tax-related provisions of the Partnership Agreement, (iv) are necessary or desirable to facilitate the trading of the Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Unitholders or (v) are required or contemplated by the Partnership Agreement.

  The General Partner will not be required to obtain an Opinion of Counsel as to the tax consequences or the possible effect on limited liability of amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective without the approval of at least 95% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not cause the Partnership to be treated as an association taxable as a corporation or otherwise cause the Partnership to be subject to entity level taxation for federal income tax purposes and will not affect the limited liability of any limited partner in the Partnership or the limited partner of the Operating Partnership.

  Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types of classes of limited partner interests or the general partner interests will require the approval of at least a majority of the type or class of limited partner interests so affected (excluding any such limited partner interests held by the General Partner and its affiliates).

MEETINGS; VOTING

  Except as described below with respect to a person or group owning 20% or more of all Common Units, Unitholders or assignees who are record holders of Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of such record holder. Absent such direction, such Units will not be voted (except that, in the case of Units held by the General Partner on behalf of Non-citizen Assignees, the General Partner shall distribute the votes in respect of such Units in the same ratios as the votes of limited partners in respect of other Units are cast).

  The General Partner does not anticipate that any meeting of limited partners will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of limited partner interests as would be necessary to authorize or take such action at a meeting of the limited partners. Meetings of the limited partners of the Partnership may be called by the General Partner or by limited partners owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. Two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding limited partner interests of the class for which a meeting is to be held (excluding, if such are excluded from such vote, limited partner interests held by the General Partner and its affiliates) represented in person or by proxy will constitute a quorum at a meeting of limited partners of the Partnership.

  Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the General Partner. See "--Issuance of Additional Securities." However, Common Units owned beneficially by any person and its affiliates (other than Ferrell and its affiliates) that own beneficially 20% or more of all Common Units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar Partnership purposes. The Partnership Agreement provides that Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, Subordinated Units, Junior Subordinated Units and Common Units will all vote together as a single class.

  Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Units (whether or not such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

INDEMNIFICATION

  The Partnership Agreement provides that the Partnership will indemnify the General Partner, any Departing Partner and any Person who is or was an officer or director of the General Partner or any Departing Partner, any Person who is or was an affiliate of the General Partner or any Departing Partner, any Person who is or was an employee, partner, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, or any Person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, partner, agent, or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several) expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, Departing Partner or affiliate of either, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, Departing Partner or affiliate of either or
(iii) a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

LIMITED LIABILITY

  Assuming that a limited partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Units plus his share of any undistributed profits and assets of the Partnership. However, if it were determined that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partner. Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

  The Operating Partnership conducts business in at least 45 and possibly other states. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business therein. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partner. The Partnership will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of Unitholders.

BOOKS AND REPORTS

  The General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books are maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of the Partnership is August 1 to July 31 for financial purposes. The Partnership's current taxable year is also August 1 to July 31; however, the Partnership intends to apply to the IRS for a taxable year ending January 31. If the IRS consents to such request, the Partnership will have a short taxable year beginning August 1, 1998 and ending January 31, 1999. If such consent is not received, the Partnership will have a short taxable year beginning August 1, 1998 and ending December 31, 1998 and thereafter the Partnership's taxable year will be the calendar year.

  As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the General Partner will furnish each record holder of Units (as of a record date selected by the General Partner) with an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the fourth quarter), the General Partner will furnish each record holder of Units (as of a record date selected by the General Partner) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.

  The General Partner will use all reasonable efforts to furnish each record holder of a Unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The General Partner's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the General Partner. Every Unitholder (without regard to whether he supplies such information to the General Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

  The Partnership Agreement provides that a limited partner can for a purpose reasonably related to such limited partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnership's tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition and (vi) such other information regarding the affairs of the Partnership as is just and reasonable. The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

TERMINATION AND DISSOLUTION

  The Partnership will continue until July 31, 2084, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon
(i) the election of the General Partner to dissolve the Partnership, if approved by at least a majority of the Units (other than Units owned by the General Partner and its affiliates) during the Subordination Period, or a majority of all of the outstanding Units thereafter, (ii) the sale of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer in accordance with the Partnership Agreement or withdrawal or removal following approval of a successor), provided that the Partnership shall not be dissolved upon an event described in clause (iv) if within 90 days after such event the partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of a successor general partner. Upon a dissolution pursuant to clause (iv), the holders of at least a majority of the Units may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as a general partner an entity approved by at least the holders of a majority of the Units, subject to receipt by the Partnership of an Opinion of Counsel that the exercise of such right will not result in the loss of the limited liability of Unitholders or cause the Partnership or the reconstituted limited partnership to be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

  Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the general partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation as follows: (i) first towards the payment of all creditors of the Partnership and the creation of a reserve for contingent liabilities and (ii) then to all partners in accordance with the positive balance in their respective capital accounts. Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

REGISTRATION RIGHTS

  Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed to register for resale under the Securities Act and applicable state securities laws any Units (or other securities of the Partnership) proposed to be sold by the General Partner (or its affiliates) if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Partnership is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions.

            SELLING UNITHOLDER AND UNITS AVAILABLE FOR FUTURE SALE

  All the Subordinated Units being offered by this Prospectus are being offered for the account of Ferrellgas, the general partner of the Partnership. After this offering, assuming the Underwriters' over-allotment option is not exercised, Ferrellgas will own 1,210,162 Common Units and 7,593,721 Junior Subordinated Units, representing an aggregate 27.6% limited partner interest. The sale of these Units could adversely affect the price of the Common Units and the Subordinated Units.

  The Subordinated Units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any Units owned by an "affiliate" of the Partnership (as that term is defined in the rules and regulations under the Securities Act) may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ("Rule 144") or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer in an offering to be sold into the market in an amount that does not exceed, during any three-month period, the greater of (i) 1% of the total number of such securities outstanding or (ii) the average weekly reported trading volume of the Units for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Partnership. A person who is not deemed to have been an affiliate of the Partnership at any time during the three months preceding a sale, and who has beneficially owned his Units for at least two years, would be entitled to sell such Units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.

  The Partnership may at any time, without approval of the Subordinated Unitholders, issue additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion without the approval of any limited partners, with certain exceptions, including the following: prior to the end of the Subordination Period, the Partnership may not issue (i) equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 7,000,000 additional Units of any class (excluding Common Units issued upon conversion of Subordinated Units or Junior Subordinated Units) or an equivalent amount of securities ranking on a parity with the Common Units, in either case without the approval of both (i) the holders of at least 66 2/3% of the outstanding Common Units (because 599,678 Common Units have been issued by the Partnership since its inception, only 6,400,322 additional Common Units may be issued pursuant to this clause (i) without Common Unitholder approval) or (ii) subject to any necessary approval by the holders of Common Units pursuant to clause (i) above, more than 9,400,322 additional Subordinated Units (excluding Subordinated Units issued upon the exchange of Junior Subordinated Units in connection with any exercise by the Underwriters of the over-allotment option or upon the conversion of the Junior Subordinated Units after the expiration of the Junior Subordination Period) or other equity securities of the Partnership ranking prior or senior to the Subordinated Units or an equivalent amount of securities ranking on a parity with the Subordinated Units (or other securities convertible into or exercisable or exchangeable during the Subordination Period for Common Units, Subordinated Units or such senior or parity securities), in either case without the approval of the holders of at least a majority of the outstanding Subordinated Units (excluding Subordinated Units held by the General Partner and its affiliates); provided, however, that the Partnership may also issue an unlimited number of additional Units or of any class prior to the end of the Subordination Period and without the approval of the Unitholders if (a) such issuance occurs in connection with or (b) such issuance occurs within 270 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, a transaction in which the Partnership acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over assets and properties that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be consummated, resulted in an increase in (i) the amount of Acquisition Pro Forma Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of the four most recently completed quarters over (ii) the actual amount of Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of such four quarters. After the

Subordination Period, the General Partner, without a vote of the Unitholders, may cause the Partnership to issue additional Common Units or other equity securities of the Partnership on a parity with or senior to the Common Units. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the Common Units at any time. Any issuance of additional Units would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by, and could adversely affect the cash distributions to and market price of, Common Units, Subordinated Units and Junior Subordinated Units then outstanding.

  Pursuant to the Partnership Agreement, the General Partner and its affiliates will have the right, upon the terms and subject to the conditions therein, to cause the Partnership to register under the Securities Act the offer and sale of any Units held by such party. Subject to the terms and conditions of the Partnership Agreement such registration rights allow the General Partner and its affiliates, or their assignees, holding any Units to require registration of any such Units and to include any such Units in a registration by the Partnership of other Units, including Units offered by the Partnership or by any Unitholder. Such registration rights will continue in effect for two years following any withdrawal or removal of the General Partner as the general partner of the Partnership. In connection with any such registration, the Partnership will indemnify each holder of Units participating in such registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. The Partnership will bear the reasonable costs of any such registration. In addition, the General Partner and its affiliates may sell their Units in private transactions at any time, in accordance with applicable law.

  For a period of 120 days from the date of this Prospectus, the Partnership and the General Partner will not, without the prior written consent of Smith Barney Inc., sell, contract to sell or otherwise dispose of, except as provided hereunder and except for any Units which may be issued in connection with acquisitions by the Partnership, any Units or any securities substantially similar to, convertible into or exercisable or exchangeable for Units or grant any options or warrants to purchase any Units (other than options that may be issued in connection with the Partnership's Unit Option Plan as in effect on the day of this Prospectus). In addition, Ferrell has agreed that, for a period of 120 days from the date of this Prospectus, it will not sell, contract to sell or otherwise dispose of any Units or any securities substantially similar to, convertible into or exercisable or exchangeable for the Units or grant any options or warrants to purchase any Units, except (i) transfers to James E. Ferrell or his spouse, lineal descendants or brothers or sisters, entities controlled by James E. Ferrell or his spouse, lineal descendants or brothers or sisters or trusts for the benefit of James E. Ferrell or his spouse, lineal descendants or brothers or sisters, (ii) in connection with the sale of the Partnership or substantially all of its assets, (iii) as collateral in connection with good faith borrowing, (iv) gifts of up to 20% of such Units to charitable organizations or (v) in the event of the death or permanent disability of James E. Ferrell, provided, however, that in the case of (i) above the transferee shall enter into an agreement with the Underwriters agreeing to comply with the above restrictions for the remainder of the 120-day period.

                              TAX CONSIDERATIONS

  This section is a summary of material tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "--Legal Opinions and Advice," expresses the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to the Partnership are references to both the Partnership and the Operating Partnership.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other Unitholders subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of Subordinated Units.

LEGAL OPINIONS AND ADVICE

  Counsel is of the opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership and the Operating Partnership will each be treated as a partnership, and (ii) owners of Subordinated Units (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel.

  Although no attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or prospective Unitholders, Counsel has advised the Partnership that, based on current law, the following is a general description of the principal federal income tax consequences that should arise from the ownership and disposition of Subordinated Units and, insofar as it relates to matters of law and legal conclusions, addresses the material tax consequences to Unitholders who are individual citizens or residents of the United States.

  No ruling has been or will be requested from the Internal Revenue Service (the "IRS") with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Partnership or prospective Unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the Subordinated Units and the prices at which Subordinated Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partner. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

  For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Subordinated Units are loaned to a short seller to cover a short sale of Subordinated Units (see "--Tax Treatment of Operations--Treatment of Short Sales"), (ii) whether a Unitholder acquiring Subordinated Units in separate transactions must maintain a single aggregate adjusted tax basis in his Subordinated Units (see "--Disposition of Subordinated Units--

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

Recognition of Gain or Loss"), (iii) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Subordinated Units--Allocations Between Transferors and Transferees"), (iv) whether the Partnership's method for depreciating Section 743 adjustments is sustainable (see "--Tax Treatment of Operations--Section 754 Election") and (v) whether the allocations of recapture income contained in the Partnership Agreement will be respected for federal income tax purposes (see "--Allocation of Partnership Income, Gain, Loss and Deduction").

TAX RATES AND CHANGES IN FEDERAL INCOME TAX LAWS

  The top marginal income tax rate for individuals for 1998 is 39.6%. The Taxpayer Relief Act of 1997 (the "TRA of 1997") reduced the maximum capital gains rate for investments held at least one year to 20% (from 28%) effective May 7, 1997. Effective July 29, 1997, the holding period necessary to qualify for the new capital gains rate increased from one year to 18 months. For Units sold after July 28, 1997, with a holding period between one year and 18 months, the maximum rate remains at 28%.

PARTNERSHIP STATUS

  A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

  No ruling has been or will be sought from the IRS as to the status of the Partnership or the Operating Partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership and the Operating Partnership have been and will each be classified as a partnership for federal income tax purposes.

  In rendering its opinion with respect to periods beginning before January 1, 1997, Counsel relied on different factual matters which the General Partner believes are true. In rendering its opinion as to taxable years beginning after December 31, 1996, Counsel has relied on certain factual representations made by the Partnership and the General Partner. Such factual matters are as follows:

    (a) Neither the Partnership nor the Operating Partnership has elected nor will elect to be treated as an association or corporation;

    (b) The Partnership and the Operating Partnership have been and will be operated in accordance with (i) all applicable partnership statutes, (ii) the applicable Partnership Agreement, and (iii) the description thereof in this Prospectus;

    (c) For each taxable year, more than 90% of the gross income of the Partnership will be (i) derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or
  (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code; and

    (d) The General Partner has and will at all times act independently of the limited partners.

  Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends and income and gains from the processing, transportation and marketing crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids.


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

  If the Partnership fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

  If the Partnership or the Operating Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed to the Partnership or the Operating Partnership at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the Unitholder's tax basis in his Subordinated Units) or taxable capital gain (after the Unitholder's tax basis in the Subordinated Units is reduced to zero). Accordingly, treatment of either the Partnership or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Units.

  The discussion below is based on the assumption that the Partnership will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

  Unitholders who have become limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Counsel is also of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Subordinated Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Subordinated Units will be treated as partners of the Partnership for federal income tax purposes. As there is no direct authority addressing assignees of Subordinated Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to these persons. Income, gain, deductions or losses would not appear to be reportable by a Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. Furthermore, a purchaser or other transferee of Subordinated Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Subordinated Units unless the Subordinated Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Subordinated Units.

  A beneficial owner of Subordinated Units whose Subordinated Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Subordinated Units for federal income tax purposes. See "--Treatment of Operations--Treatment of Short Sales."

TAX CONSEQUENCES OF UNIT OWNERSHIP

 Flow-through of Taxable Income

  No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without

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

regard to whether corresponding cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Partnership even if he has not received a cash distribution. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending with or within the taxable year of the Unitholder.

 Treatment of Partnership Distributions

  Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his tax basis in his Subordinated Units immediately before the distribution. Cash distributions in excess of a Unitholder's tax basis generally will be considered to be gain from the sale or exchange of the Subordinated Units, taxable in accordance with the rules described under "--Disposition of Subordinated Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. To the extent that Partnership distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "--Limitations on Deductibility of Partnership Losses."

  A decrease in a Unitholder's percentage interest in the Partnership because of the issuance by the Partnership of additional Units will decrease such Unitholder's share of nonrecourse liabilities of the Partnership, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his tax basis in his Subordinated Units, if such distribution reduces the Unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the Unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

 Ratio of Taxable Income to Distributions

  The Partnership estimates that a purchaser of Subordinated Units in this offering who owns the Units through the record date for the last quarter of the Partnership's fiscal year ending on July 31, 2002, will be allocated, on a cumulative basis, no federal taxable income for such period. The Partnership further anticipates that after the Partnership's fiscal year ending on July 31, 2002, the taxable income allocable to the Subordinated Unitholders will constitute a significantly higher percentage of cash distributed to such Unitholders. The foregoing estimates are based upon the assumption that gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond the control of the Partnership. Further, the estimates are based on current tax law and certain tax reporting positions that the Partnership intends to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentage could be higher or lower, and any such differences could be material and could materially affect the value of the Subordinated Units.

 Basis of Subordinated Units

  A Unitholder's initial tax basis for his Subordinated Units will be the amount he paid for the Subordinated Units plus his share of the Partnership's nonrecourse liabilities. That basis will be increased by his share of Partnership income and by any increases in his share of Partnership nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from the Partnership, by the Unitholder's share of Partnership

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

losses, by any decrease in his share of Partnership nonrecourse liabilities and by his share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of Partnership debt which is recourse to the General Partner, but will have a share, generally based on his share of profits, of Partnership debt which is not recourse to any partner. See "-- Disposition of Subordinated Units--Recognition of Gain or Loss."

 Limitations on Deductibility of Partnership Losses

  The deduction by a Unitholder of his share of Partnership losses will be limited to the tax basis in his Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the Unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the Unitholder's tax basis. A Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's tax basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

  In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any portion of that basis attributable to his share of Partnership nonrecourse liabilities, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person or can look only to Units for repayment. A Unitholder's at risk amount will increase or decrease as the tax basis of the Unitholder's Units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

  The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by the Partnership will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a Unitholder's income generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

 Limitations on Interest Deductions

  The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) the Partnership's interest expense

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

attributed to portfolio income, and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

  In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the Unitholders in accordance with their respective percentage interests in the Partnership. At any time that distributions are made to the Common Units and not to the Subordinated Units, or that Incentive Distributions are made to the General Partner, gross income will be allocated to the recipients to the extent of such distribution. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated first, to the General Partner and the Unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement) and, second, to the General Partner.

  As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership by the General Partner ("Contributed Property"). The effect of these allocations to a Unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to their fair market value at the time of contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction or curative allocation giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

  Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

  Counsel is of the opinion that, with the exception of the allocation of recapture income discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

TAX TREATMENT OF OPERATIONS

 Accounting Method and Taxable Year

  The Partnership currently uses the fiscal year ending July 31 as its taxable year and has adopted the accrual method of accounting for federal income tax purposes. The Partnership intends to apply to the IRS for consent to change to a fiscal year ending January 31. Although the Partnership expects to receive consent, if consent is

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

not received, as a result of this offering, it is likely that beginning August 1, 1998, the taxable year of the Partnership will become the calendar year. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who disposes of Units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "--Disposition of Subordinated Units--Allocations Between Transferors and Transferees." If the taxable year of the Partnership becomes the calendar year, a purchaser of Subordinated Units pursuant to this offering may be required to include in his 1998 taxable income his share of the Partnership's income, gain, loss and deduction for the period from the date of his purchase of Subordinated Units through July 31, 1998, plus his share of the Partnership's income, gain, loss and deduction for the short taxable year of the Partnership from August 1, 1998, through December 31, 1998. In view of the publicly-traded nature of the Partnership it may be impossible to determine the appropriate taxable year of the Partnership. If, as a result, the Partnership failed to timely provide information to Unitholders, the Partnership could be exposed to certain penalties. The Partnership does not expect to incur such penalties and, even if incurred, does not expect that such penalties would be material.

 Initial Tax Basis, Depreciation and Amortization

  The tax basis of the various assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Partnership assets initially had an aggregate tax basis equal to the tax basis of the assets in the possession of the General Partner immediately prior to the formation of the Partnership. The federal income tax burden associated with the difference between the fair market value of property held by the Partnership and its tax basis immediately prior to this offering will be borne by partners holding interests in the Partnership prior to this offering. See "--Allocation of Partnership Income, Gain, Loss and Deduction."

  If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions as ordinary income upon a sale of his interest in the Partnership. See "--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Disposition of Subordinated Units--Recognition of Gain or Loss."

  Costs incurred in organizing the Partnership are being amortized over a period of 60 months. The costs incurred in promoting the issuance of Units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under recently adopted regulations, the underwriting discounts and commissions would be treated as a syndication cost.

 Section 754 Election

  The Partnership has made the election permitted by Section 754 of the Code. The election is irrevocable without the consent of the IRS. The election generally permits the Partnership to adjust a Subordinated Unit purchaser's (other than a Subordinated Unit purchaser that purchases Subordinated Units from the Partnership) tax basis in the Partnership's assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The
Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's tax basis in such assets ("common basis") and (2) his
Section 743(b) adjustment to that basis.)

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

  Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Unit. Similarly, the proposed regulations under Section 197 indicate that the
Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Unit. Under Treasury Regulation
Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the
Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. Pursuant to the Partnership Agreement, the Partnership is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Sections 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or Proposed Treasury Regulation Section 1.197-2(g)(3). See "--Uniformity of Units."

  Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) or Proposed Treasury Regulation Section 1.197-2(g)(3). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "--Uniformity of Units."

  The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Partnership's tangible assets.

  A Section 754 election is advantageous if the transferee's tax basis in his Units is higher than such Units' share of the aggregate tax basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such Units is lower than such Unit's share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. Thus, the fair market value of the Units may be affected either favorably or adversely by the election.

  The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Partnership's opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a subsequent purchaser of Units may be allocated more income than he would have been allocated had the election not been revoked.

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

 Alternative Minimum Tax

  Each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain, deduction or loss for purposes of the alternative minimum tax. A portion of the Partnership's depreciation deductions may be treated as an item of preference for this purpose. A Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

 Valuation of Partnership Property and Basis of Properties

  The federal income tax consequences of the ownership and disposition of Units will depend in part on estimates by the Partnership of the relative fair market values, and determinations of the initial tax bases, of the assets of the Partnership. Although the Partnership may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by the Partnership. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

 Treatment of Short Sales

  A Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units may be considered as having disposed of ownership of those Units. If so, he would no longer be a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Partnership income, gain, deduction or loss with respect to those Units would not be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of Partnership interests. See also "Disposition of Units--Recognition of Gain or Loss."

DISPOSITION OF UNITS

 Recognition of Gain or Loss

  Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Because the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from such sale.

  Prior Partnership distributions in excess of cumulative net taxable income in respect of a Unit which decreased a Unitholder's tax basis in such Unit will, in effect, become taxable income if the Unit is sold at a price greater than the Unitholder's tax basis in such Unit, even if the price is less than his original cost.

  Should the IRS successfully contest the convention used by the Partnership to amortize only a portion of the Section 743(b) adjustment (described under "--Tax Treatment of Operations--Section 754 Election") attributable to an amortizable Section 197 intangible after a sale by the General Partner of Units, a Unitholder could realize additional gain from the sale of Units than had such convention been respected. In that case, the

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Unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other Unitholders.

  Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit will generally be taxable as capital gain or loss. Capital gain recognized on the sale of Units held for more than 18 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

  The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of Units, a Unitholder will be unable to select high or low basis Units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the Partnership because, similar to corporate stock, interests in the Partnership are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Units or a sale of Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling.

  The TRA of 1997 affects the taxation of certain financial products and securities, including partnership interests by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value) if the taxpayer or related persons enter (i) into a short sale of, (ii) enter into an offsetting notional principal contract with respect to,
(iii) enter into a futures or forward contract to deliver, (iv) or in the case of an appreciated financial position that is a short sale or offsetting notional principal or futures or forward contract, acquire, the same or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters in transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

 Allocations Between Transferors and Transferees

  In general, the Partnership's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Unitholders in proportion to the number of Units owned by each of them as of the opening of the principal national securities exchange on which the Common Units and the Subordinated Units are then traded on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Unitholder transferring Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

  The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Units. If this method is not allowed under the Treasury Regulations (or only applies to transfers

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

of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The Partnership is authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

  A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of Partnership income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

 Notification Requirements

  A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a Unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the Unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

 Constructive Termination

  The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. Under the TRA of 1997, if the Partnership elects to be treated as a large partnership, it will not terminate by reason of the sale or exchange of interests in the Partnership. A termination of the Partnership will cause a termination of the Operating Partnership. A termination of the Partnership will result in the closing of the Partnership's taxable year for all Unitholders. In the case of a Unitholder reporting on a taxable year other than a fiscal year ending July 31, the closing of the Partnership's taxable year may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of Partnership deductions for depreciation. A termination could also result in penalties if the Partnership were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted prior to the termination.

  Under regulations, a termination of the Partnership would result in a deemed transfer by the Partnership of its assets to a new partnership in exchange for an interest in the new partnership followed by a deemed distribution of interests in the new partnership to the Unitholders in liquidation of the Partnership.

 Entity-Level Collections

  If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or any General Partner or any former Unitholder, the Partnership is authorized to pay those taxes from Partnership funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to current Unitholders. The Partnership is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give

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rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS

  Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n). Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation
Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the Units. See "--Tax Treatment of Operations--Section 754 Election."

  The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) and Proposed Treasury Regulation Section 1.197-1(a)(3). See "--Tax Treatment of Operations--Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations. If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of Units might be affected, and the gain from the sale of Units might be increased without the benefit of additional deductions. See "--Disposition of Units--Recognition of Gain or Loss."

 Tax-Exempt Organizations and Certain Other Investors

  Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Much of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

  A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will include that type of income.


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  Non-resident aliens and foreign corporations, trusts or estates which hold
Units will be considered to be engaged in business in the United States on account of ownership of Units. As a consequence they will be required to file federal tax returns in respect of their share of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding, tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require the Partnership to change these procedures.

  Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

  Under a ruling of the IRS a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. Apart from the ruling, a foreign Unitholder will not be taxed upon the disposition of a Unit if that foreign Unitholder has held less than 5% in value of the Units during the five-year period ending on the date of the disposition and if the Units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

 Partnership Information Returns and Audit Procedures

  The Partnership intends to furnish to each Unitholder, within 60 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the Partnership will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the Unitholder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Partnership cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the Units.

  The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner of the Partnership.

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

  The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

  A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Under the TRA of 1997, partners in electing large partnerships would be required to treat all Partnership items in a manner consistent with the Partnership return.

  Under the reporting provisions of the TRA of 1997, each partner of an electing large partnership takes into account separately his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate.

  The TRA of 1997 also made a number of changes to the tax compliance and administrative rules relating to electing large partnerships. One provision would require that each partner in an electing large partnership, such as the Partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Under prior law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, under the TRA of 1997, a partnership could elect to or, in some circumstances, could be required to directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units. It is not expected that the Partnership will elect to have these provisions apply because of the cost of their application.

 Nominee Reporting

  Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.


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 Registration as a Tax Shelter

  The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the General Partner, as a principal organizer of the Partnership, has registered the Partnership as a tax shelter with the Secretary of the Treasury in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The IRS has issued the following tax shelter registration number to the Partnership: 94201000010. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes. Registration as a tax shelter may increase the risk of an audit.

 Accuracy-Related Penalties

  An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return
(i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

  In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership currently conducts business in 45 states. A Unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. See "--Disposition of Units--Entity-Level Collections." Based on current law and its estimate of future Partnership operations, the General Partner anticipates that any amounts required to be withheld will not be material.

  It is the responsibility of each Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

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

            INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

  An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. See "Tax Considerations--Uniformity of Units--Tax-Exempt Organizations and Certain Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

  Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

  In addition to considering whether the purchase of Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partner also would be a fiduciary of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

  The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities-- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company"--i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and
(b) above and may also satisfy the requirements in (c).

  Plan fiduciaries contemplating a purchase of Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Partnership has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Partnership, the number of Subordinated Units set forth opposite its name below:

                                                                  NUMBER OF
                            UNDERWRITER                       SUBORDINATED UNITS
                            -----------                       ------------------
      Smith Barney Inc.......................................
      Goldman, Sachs & Co....................................
      Donaldson, Lufkin & Jenrette Securities Corporation....
      A.G. Edwards & Sons, Inc...............................
      PaineWebber Incorporated...............................
                                                                  ---------
        Total................................................     9,000,000
                                                                  =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Subordinated Units are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Subordinated Units offered hereby (other than those covered by over-allotment option described below) if any such Subordinated Units are taken.

  The Underwriters, for whom Smith Barney Inc., Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette, A.G. Edwards & Sons, Inc. and PaineWebber Incorporated are acting as Representatives (the "Representatives"), initially propose to offer the Subordinated Units offered hereby directly to the public at the public offering price set forth on the cover page of this Prospectus and part of such Subordinated Units to certain dealers at such price less a
concession not in excess of $      per Subordinated Unit. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $      per
Subordinated Unit to other Underwriters or to certain other dealers. After the initial offering of the Subordinated Units to the public, the offering price and other selling terms may from time to time be varied by the Representatives. The Representatives have informed the Partnership that the Underwriters do not expect to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

  The General Partner has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,350,000 additional Subordinated Units at the public offering price set forth on the cover page of this Prospectus, minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Subordinated Units offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Subordinated Units as the number of Subordinated Units set forth opposite such Underwriter's name in the preceding table bears to the total number of Subordinated Units listed in such table.

  In connection with the offering of the Subordinated Units offered hereby and in compliance with applicable law, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Subordinated Units at levels above those which might otherwise prevail in the open market. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Subordinated Units for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of the Subordinated Units, the Underwriters may place bids for the Subordinated Units or the Common Units or effect purchases of the Subordinated Units or the Common Units in the open market. A syndicate short position may also be covered by exercise of the over-allotment option described above. Finally, the Underwriters may impose a penalty bid on certain Underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing Subordinated Units in the offering if the syndicate repurchases previously distributed Subordinated Units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  For a period of 120 days from the date of this Prospectus, the Partnership and the General Partner have agreed that they will not, without the prior written consent of Smith Barney Inc., sell, contract to sell or otherwise dispose of, except as provided hereunder and except for any Units which may be issued in connection with acquisitions by the Partnership, any Units, or any securities substantially similar to, convertible into or exercisable or exchangeable for Units or grant any options or warrants to purchase any Units (other than options that may be issued in connection with the Partnership's Unit Option Plan as in effect on the day of this Prospectus). In addition, Ferrell has agreed that, for a period of 120 days from the date of this Prospectus, it will not, without the prior written consent of Smith Barney Inc., sell, contract to sell or otherwise dispose of any Units or any securities substantially similar to, convertible into or exercisable or exchangeable for Units or grant any options or warrants to purchase any Units, except (i) transfers to James E. Ferrell or his spouse, lineal descendants or brothers or sisters, entities controlled by James E. Ferrell or his spouse, lineal descendants or brothers or sisters or trusts for the benefit of James
E. Ferrell or his spouse, lineal descendants or brothers or sisters, (ii) in connection with the sale of the Partnership or substantially all of its assets, (iii) as collateral in connection with good faith borrowing, (iv) gifts of up to 20% of such Units to charitable organizations or (v) in the event of the death or permanent disability of James E. Ferrell, provided, however, that in the case of (i) above the transferee shall entered into an agreement with the Underwriters agreeing to comply with the above restrictions for the remainder of the 120-day period.

  Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Subordinated Units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability of the Subordinated Units should be judged similarly to the suitability of other securities that are listed for trading on a national securities exchange. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

  Prior to this offering, there has been no public market for the Subordinated Units. Consequently, the initial public offering price will be determined by negotiations between the General Partner and the Representatives. Among the factors to be considered in determining the initial public offering price will be the history of and prospects for the Partnership's business and the industry in which it competes, an assessment of the Partnership's management and the present state of the Partnership's development, the past and present revenues, earnings and cash flows of the Partnership, the market price of the Common Units, the prospects for growth of the Partnership's revenues, earnings and cash flows, the current state of the economy in the United States and the current level of economic activity in the industry in which the Partnership competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Partnership.

  Application has been made to list the Subordinated Units for trading on the
NYSE, subject to official notice of issuance, under the symbol "     ." In
order to meet one of the requirements for listing the Subordinated Units on the NYSE, the Underwriters have undertaken to sell lots of 100 or more Subordinated Units to a minimum of 2,000 beneficial holders.

  The Partnership and the General Partner have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                          VALIDITY OF THE SECURITIES

  The validity of the Subordinated Units will be passed upon for the Partnership by Andrews & Kurth L.L.P., Houston, Texas and for the Underwriters by Baker & Botts L.L.P., Houston, Texas.

                                    EXPERTS

  The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Partnership's Annual Report on Form 10-K for the year ended July 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                                                     APPENDIX A

GLOSSARY

  ADJUSTED PROPERTY: Any property, the Carrying Value of which has been adjusted pursuant to Section 4.5(d)(i) or 4.5(d)(ii) of the Partnership Agreement. Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 4.5(d)(i) or 4.5(d)(ii) of the Partnership Agreement.

  AGREED VALUE: With respect to any Contributed Property, the Agreed Value is the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 4.5(c)(i) of the Partnership Agreement. Subject to Section 4.5(c)(i) of the Partnership Agreement, the General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

  ALLOCATION DATE: The first business day of the month.

  ASSIGNEE: A Non-citizen Assignee or a Person to whom one or more Units have been transferred in a manner permitted under the Partnership Agreement and who has executed and delivered a Transfer Application as required by the Partnership Agreement, but who has not become a Substituted Limited Partner.

  AUDIT COMMITTEE: A committee of the Board of Directors of the General Partner who are neither officers nor employees of the General Partner or any affiliate of the General Partner with the authority to review, at the request of the Board of Directors of the General Partner, specific matters as to which the Board of Directors of the General Partner believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Partnership.

  AVAILABLE CASH: Generally, for any quarter, all of the cash receipts of the Partnership during such quarter (other than cash receipts that are attributable to the liquidation of the Partnership) plus the initial cash balance of the Partnership at its inception, plus net reductions to reserves less all of its cash disbursements (including cash distributions to partners to the extent such distributions exceed Available Cash for the preceding quarter) and net additions to reserves during such quarter, including, for the
period from the Closing Date through              , the cash balance of the
Partnership on the date the Partnership commenced operations. The full definition of Available Cash is set forth in the Partnership Agreement, a form of which is included as an exhibit to the Registration Statement of which this Prospectus is a part. The definition of Available Cash permits the General Partner to maintain reserves for distributions with respect to any of the next four succeeding quarters in order to reduce quarter-to-quarter variations in distributions. The General Partner has broad discretion in establishing reserves for other purposes, and its decisions regarding reserves could have a significant impact on the amount of Available Cash available for distribution.

  BOFA: Bank of America National Trust and Savings Association.

  BOOK-TAX DISPARITY: The difference, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the

Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 4.5 of the Partnership Agreement and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

  BTU: British thermal unit, the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

  CAPITAL ACCOUNT: The capital account maintained for a Partner pursuant to
Section 4.5 of the Partnership Agreement.

  CAPITAL ADDITIONS AND IMPROVEMENTS: The (a) additions or improvements to the capital assets owned by the Partnership or the Operating Partnership or (b) the acquisition of existing or the construction of new capital assets (including, without limitation, retail distribution outlets, propane tanks, pipeline systems, storage facilities and related assets), made to increase the operating capacity of the Partnership and the Operating Partnership, taken as a whole, from the operating capacity of the Partnership and Operating Partnership, taken as a whole, existing immediately prior to such addition, improvement, acquisition or construction.

  CAPITAL EXPENDITURE REQUIREMENT: With respect to the Subordination Period, cash capital expenditures attributable to acquisitions and Capital Additions and Improvements since the Closing Date, in an amount equal to or exceeding $50 million, which test has been satisfied by the Partnership.

  CARRYING VALUE: With respect to a Contributed Property, the Carrying Value is the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property. With respect to any other Partnership property, the Carrying Value is the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.5(d)(i) and 4.5(d)(ii) of the Partnership Agreement and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

  CASH FROM INTERIM CAPITAL TRANSACTIONS: The amount of all Available Cash distributed as Cash from Operations which exceeds the cumulative amount of Cash from Operations actually generated from the date the Partnership commenced operations through the end of the fiscal quarter prior to such distribution. The full definition of Cash from Interim Capital Transactions is set forth in the Partnership Agreement, a form of which is included as an exhibit to the Registration Statement, of which this Prospectus is a part.

  CASH FROM OPERATIONS: Cash from Operations, which is determined on a cumulative basis at the close of any quarter prior to the Partnership Liquidation date, generally refers to the initial cash balance of the Partnership plus $25 million, plus all cash receipts of the Partnership operations (excluding Cash from Interim Capital Transactions), after deducting all cash operating expenditures, cash debt service payments (other than payments or prepayments of principal and premium required by loan agreements or lenders and refinancings or refundings of debt with the proceeds from new debt or the sale of equity interests), cash capital expenditures of the Partnership necessary to maintain the facilities and operations of the Partnership (as distinguished from capital expenditures made in respect of acquisitions and capital additions and improvements of the Partnership) and any cash reserves that the General Partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to above. The General Partner has the discretion to determine whether capital expenditures made by the Partnership were necessary or desirable to maintain the facilities and operations of the Partnership or whether they were made to increase the operating capacity of the Partnership. The General Partner's determination will in turn determine whether the capital expenditures in question will reduce the amount of Cash from Operations. The full definition of Cash from Operations is set forth in the Partnership Agreement, a form of which is included as an exhibit to the Registration Statement, of which this Prospectus is a part.

  CAUSE: A final, non-appealable judgment entered by a court of competent jurisdiction finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

  CLOSING DATE: The first date on which the Common Units were sold by the Partnership.

  CODE: The Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

  COMMISSION: The Securities and Exchange Commission.

  COMMON BASIS: A partner's share of the Partnership's tax basis in the Partnership's assets.

  COMMON UNIT ARREARAGES: With respect to any Common Units for any quarter within the Subordination Period, the amount by which the Minimum Quarterly Distribution in such quarter exceeds the amount of Available Cash constituting Cash from Operations actually distributed on such Common Unit for such quarter. Common Unit Arrearages are calculated on a cumulative basis for all quarters during the Subordination Period. Common Units will not accrue arrearages for any quarter after the Subordination Period. Common Unit Arrearages do not accrue interest.

  COMMON UNITS: A Unit representing a fractional part of the partnership interests of all limited partners and assignees that has the rights and obligations specified with respect to Common Units in the Partnership Agreement.

  CONTRIBUTED PROPERTY: Each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.5(d) of the Partnership Agreement, such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

  CREDIT FACILITY: The credit facility entered into by the Operating Partnership and BofA, as agent, which permits borrowings by the Operating Partnership of up to $255 million on a senior unsecured revolving line of credit basis.

  CURRENT MARKET PRICE: The 20 trading-day average of the closing prices of the applicable security on the NYSE ending three days prior to the date on which such notice is first mailed.

  DELAWARE ACT: The Delaware Revised Uniform Limited Partnership Act, 6 Del C.
Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

  DEPARTING PARTNER: A former General Partner, from and after the effective date of any withdrawal or removal of such former General Partner pursuant to the Section 13.1-13.2 of Partnership Agreement.

  DOT: United States Department of Transportation.

  EARNINGS REQUIREMENT: With respect to the Subordination Period, the requirement that the Partnership shall have, with respect to each of the three consecutive four-quarter periods immediately preceding such date, made distributions of Available Cash constituting Cash from Operations in an amount equal to or greater than the sum of (A) the Minimum Quarterly Distribution on each outstanding Common Unit for such periods and (B) the sum of the Minimum Quarterly Distribution on all outstanding Subordinated Units and Junior Subordinated Units for such periods; provided, however, that in determining the amount of Available Cash constituting Cash from Operations distributed in any four-quarter period the following amounts shall be excluded: (x) any positive balance in Cash from Operations at the beginning of such four-quarter period, (y) any net increase in working capital borrowings in such four-quarter period, and (z) any net decrease in reserves in such four-quarter period.

  EBITDA: Earnings before interest, income taxes and depreciation and amortization, calculated as operating income plus depreciation and amortization excluding interest.

  EDGAR: The Commission's Electronic Data Gathering, Analysis and Retrieval System.

  ELIGIBLE CITIZEN: A Person qualified to own interests in real property in jurisdictions in which the Partnership or the Operating Partnership does business or proposes to do business from time to time, and whose status as a limited partner of the Partnership or Assignee does not or would not subject the Partnership or the Operating Partnership to a substantial risk of cancellation or forfeiture of any of its properties or any interest therein.

  ERISA: The Employee Retirement Income Security Act of 1974, as amended.

  EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

  FERRELL: Ferrell Companies, Inc., a Kansas corporation.

  FERRELLGAS: Ferrellgas, Inc., a Delaware corporation and wholly owned subsidiary of Ferrell. Also referred to in this Prospectus as the "General Partner."

  FIRST TARGET DISTRIBUTION: $0.55 per Unit, subject to adjustment in accordance with Sections 5.6 and 9.6 of the Partnership Agreement.

  FIXED RATE SENIOR NOTES; SENIOR NOTES: Principal amount of $200,000,000 of the 10% Fixed Rate Senior Notes due 2001, redeemable, at the option of the Operating Partnership, anytime on or after August 1, 1998 with a premium before August 1, 2000.

  GENERAL PARTNER: Ferrellgas, a wholly owned subsidiary of Ferrell.

  INCENTIVE DISTRIBUTIONS: Any amount of cash distributed pursuant to the Incentive Distribution Rights, the current holder of which is Ferrell.

  INCENTIVE DISTRIBUTION RIGHTS: The right to receive specified incentive distributions of Available Cash constituting Cash from Operations if quarterly distributions of Available Cash constituting Cash from Operations exceed certain specified target levels.

  INDEMNITEES: The General Partner, any Departing Partner and any Person who is or was an affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any such affiliate or any Person who is or was serving at the request of the General Partner, any Departing Partner or any such affiliate as a director, officer, employee, partner, agent, or trustee of another Person.

  INDENTURE: The indenture pursuant to which the Fixed Rate Senior Notes were issued.

  INITIAL UNIT PRICE: The amount per Unit equal to $21.00.

  INSIDE BASIS: A Subordinated Unit purchaser's (other than a Subordinated Unit purchaser that purchases Subordinated Units from the Partnership) tax basis in the Partnership's assets.

  JUNIOR SUBORDINATION PERIOD: The period commencing on November 1, 1997 and ending on the earlier of (i) the record date for the quarterly cash distribution made for the quarterly period ending October 31, 1998 or (ii) the date of any removal of the General Partner other than for Cause.

  JUNIOR SUBORDINATED UNITS: A Unit representing a fractional part of the partnership interests of all limited partners and assignees that has the rights and obligations specified with respect to Junior Subordinated Units in the Partnership Agreement.

  LIMITATION AMOUNT: With respect to distributions of cash upon liquidation to the Subordinated Unitholders, (i) the total number of Junior Subordinated Units outstanding multiplied by (ii) the product of the Minimum Quarterly Distribution times the number of regular quarterly distributions that would otherwise be payable with respect to the quarters ending prior to November 1, 1998 if the liquidation were not occurring.

  LIQUIDATOR: Upon dissolution of the Partnership, the person authorized to wind up the affairs of the Partnership, liquidate the Partnership's assets and apply the proceeds of the liquidation in accordance with the terms of the Partnership Agreement.

  MINIMUM QUARTERLY DISTRIBUTION: $0.50 per Unit with respect to each quarter, subject to adjustment as described in "Cash Distribution Policy-Quarterly Distributions of Available Cash-Distributions of Cash from Interim Capital Transactions" and "Cash Distribution Policy-Quarterly Distributions of Available Cash-Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

  NON-CITIZEN ASSIGNEE: A Person who the General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 11.5 of the Partnership Agreement.

  NONRECOURSE LIABILITY: has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).

  NYSE: The New York Stock Exchange, Inc.

  OPERATING PARTNERSHIP: Ferrellgas, L.P., a Delaware limited partnership of which the Partnership owns a 98.9899% limited partner interest and the General Partner owns a 1.0101% general partner interest. The Operating Partnership conducts the Partnership's business and was established to simplify the Partnership's obligations under the laws of certain jurisdictions in which it conducts business.

  OPERATING PARTNERSHIP AGREEMENT: The Agreement of Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

  OPINION OF COUNSEL: A written opinion of counsel, acceptable to the General Partner in its reasonable discretion, to the effect that the taking of a particular action will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

  PARTNERSHIP: Ferrellgas Partners, L.P., a Delaware limited partnership.

  PARTNERSHIP AGREEMENT: The Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time. Unless the context requires otherwise, references to the Partnership Agreement constitute references to the partnership agreements of the Partnership and the Operating Partnership, collectively.

  PARTNERSHIP INTEREST: An interest in the Partnership, which shall include general partner interests, Common Units, Subordinated Units, Junior Subordinated Units, Incentive Distribution Rights or other Partnership Securities, or a combination thereof or interest therein, as the case may be.

  PARTNERSHIP SECURITIES: Such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, and any other type of equity security that the Partnership may lawfully issue, including any unsecured or secured debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership.

  PARTNERSHIP SENIOR NOTES: The Partnership's $160,000,000 principal amount of 9 3/8% Senior Secured Notes, issued in April 1996.

  PERSON: An individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

  REGISTRATION STATEMENT: The Registration Statement on Form S-3, filed by the
Partnership with the Commission on November   , 1997.

  REPRESENTATIVES: Smith Barney Inc., Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, A.G. Edwards & Sons, Inc. and PaineWebber Incorporated, acting as representatives for the several underwriters.

  RULE 144: Rule 144 under the Securities Act.

  SECOND TARGET DISTRIBUTION: $0.63 per Unit, subject to adjustment in accordance with Sections 5.6 and 9.6 of the Partnership Agreement.

  SECURITIES ACT: The Securities Act of 1933, as amended.

  SENIOR NOTES; FIXED RATE SENIOR NOTES: Principal amount of $200,000,000 of the 10% Fixed Rate Senior Notes due 2001, redeemable, at the option of the Operating Partnership, anytime on or after August 1, 1998, with a premium before August 1, 2000.

  SENIOR SECURED NOTES: Principal amount of $160,000,000 of the 9 3/8% Senior Secured Notes due 2006, redeemable, at the option of the Partnership, any time on or after June 15, 2001, with a premium before June 15, 2004.

  SKELGAS: Skelgas Propane, Inc., a Delaware corporation.

  SUBORDINATED UNIT ARREARAGES: With respect to any Subordinated Unit, whenever issued, and as to any quarter ending during the Junior Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to such Subordinated Unit over (b) the sum of Available Cash distributed with respect to such Subordinated Unit in respect of such quarter pursuant to the Partnership Agreement. Subordinated Unit Arrearages do not accrue interest. Subordinated Units will not accrue arrearages for any quarter after the Junior Subordination Period. Subordinated Units Arrearages do not accrue interest.

  SUBORDINATED UNITS: A Unit representing a fractional part of the partnership interests of all limited partners and assignees that has the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement.

  SUBORDINATED UNITHOLDER: A holder of the Subordinated Units.

  SUBORDINATION PERIOD: The period extending from the Closing Date until the first day of any quarter beginning on or after August 1, 1999 in respect of which the Earnings Requirement and the Capital Expenditure Requirement shall have been satisfied. In addition, the Subordination Period ends if the General Partner is removed other than for Cause.

  SUBSTITUTED LIMITED PARTNER: A Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 of the Partnership Agreement in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

  TARGET DISTRIBUTIONS, TARGET DISTRIBUTION LEVELS: The distribution level at which all Unitholders have received a total of $0.55 for such quarter in respect of each Unit, in addition to any distributions to Common Unitholders of Common Unit Arrearages and to Subordinated Unitholders of Subordinated Unit Arrearages (the "First Target Distribution"), and the distribution levels at which the interest in distributions for holders of Incentive Distribution Rights increase from 0% to 13% (the "Second Target Distribution") and from 13% to 23% (the "Third Target Distribution").

  TAX MATTERS PARTNER: The General Partner, appointed in the Partnership Agreement to participate in partnership proceedings regarding the tax treatment of partnership items of income, gain, loss and deduction.

  THIRD TARGET DISTRIBUTION: $0.82 per Unit, subject to adjustment in accordance with Sections 5.6 and 9.6 of the Partnership Agreement.

  TRA OF 1997: Taxpayer Relief Act of 1997.

  TRANSFER AGENT: First National Bank of Boston, N.A., serving as registrar and transfer agent for the Common Units and the Subordinated Units.

  TRANSFER APPLICATION: The application that all purchasers of Subordinated Units in this offering and purchasers of Subordinated Units in the open market who wish to become Subordinate Unitholders of record must deliver before the transfer of such Subordinated Units will be registered and before cash distributions and federal income tax allocations will be made to the transferee. A form of Transfer Application is included in this Prospectus as Appendix B.

  UNITHOLDERS: Holders of the Common Units, the Subordinated Units or the Junior Subordinated Units.

  UNITS: The Common Units, the Subordinated Units and the Junior Subordinated Units collectively.

  UNIT OPTION PLAN: Plan authorizing the issuance of options covering up to 850,000 Subordinated Units to certain officers and employees of the General Partner. The Unit Options are exercisable beginning after July 31, 1999, assuming the Subordination Period has elapsed at exercise prices ranging from $16.80 to $21.67 per unit, which is an estimate of the fair market value of the Subordinated Units at the time of the grant, vest immediately or over a one to five year period and expire on the tenth anniversary of the date of grant.

  UNRECOVERED INITIAL UNIT PRICE: At any time, with respect to a class or series of Units (other than Junior Subordinated Units), the Initial Unit Price, less the sum of all distributions theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of said class or series constituting Cash from Interim Capital Transactions and any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of such class or series, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  UNRECOVERED SUBORDINATED UNIT CAPITAL: At any time, with respect to a Subordinated Unit, prior to its conversion into a Common Unit, the excess, if any, of (a) the net agreed value (at the time of conveyance) of the undivided interest in any property conveyed to the Partnership in exchange for such Subordinated Unit, over (b) any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Subordinated Units.

  VISION: Vision Energy Resources, Inc., a Delaware corporation.

                                                                     APPENDIX B

  No transfer of the Subordinated Units evidenced hereby will be registered on the books of the Partnership unless the Certificate evidencing the Subordinated Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Subordinated Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Subordinated Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Subordinated Units.

                APPLICATION FOR TRANSFER OF SUBORDINATED UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Subordinated Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. (the "Partnership"), as amended by Amendment No. 1 thereto and as further amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

                                          _____________________________________
Date: _______________________________             SIGNATURE OF ASSIGNEE
_____________________________________     _____________________________________
SOCIAL SECURITY OR OTHER IDENTIFYING          NAME AND ADDRESS OF ASSIGNEE
         NUMBER OF ASSIGNEE

_____________________________________
      PURCHASE PRICE INCLUDING
         COMMISSIONS, IF ANY

Type of Entity (check one):

      [_] Individual         [_] Partnership     [_] Corporation
      [_] Trust           [_] Other (specify) _____________________________

Nationality (check one):

      [_] U.S. Citizen, Resident or Domestic Entity
      [_] Foreign corporation, or    [_] Non-resident alien

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interest-holder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

  1.I am not a non-resident alien for purposes of U.S. income taxation.

  2.My U.S. taxpayer identification number (Social Security Number) is

    ________________________________________________________________________

  3.My home address is ______________________________________________________.

B. Partnership, Corporate or Other Interestholder

  1._________________________________________________________ is not a foreign
                            (NAME OF INTERESTHOLDER)

    corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2.The interestholder's U.S. employer identification number is
    _______________________________________________________________________.

  3.The interestholder's office address and place of incorporation (if applicable) is
    _______________________________________________________________________.

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

  The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                     -------------------------------------
                           (NAME OF INTERESTHOLDER)
                     -------------------------------------
                              SIGNATURE AND DATE
                     -------------------------------------
                             TITLE (IF APPLICABLE)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Information Incorporated by Reference.....................................   ii
Prospectus Summary........................................................    1
Risk Factors..............................................................   17
Use of Proceeds...........................................................   27
Distributions and Market for Common Units.................................   27
Cash Distribution Policy..................................................   28
Selected Historical Consolidated Financial and Operating Data.............   36
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   37
Business..................................................................   43
Management................................................................   51
Conflicts of Interest and Fiduciary Responsibilities......................   53
Description of the Units..................................................   58
The Partnership Agreement.................................................   60
Selling Unitholder and Units Available for Future Sale....................   70
Tax Considerations........................................................   72
Investment in the Partnership by Employee Benefit Plans...................   88
Underwriting..............................................................   89
Validity of the Securities................................................   90
Experts...................................................................   91
Glossary..................................................................  A-1
Transfer Application......................................................  B-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   9,000,000
                              Subordinated Units

                           Ferrellgas Partners, L.P.


                  [LOGO OF FERRELLGAS PARTNERS APPEARS HERE]

                                 Representing
                           Limited Partner Interests

                                    -------

                                  PROSPECTUS

                               NOVEMBER   , 1997

                                    -------

                               Smith Barney Inc.

                             Goldman, Sachs & Co.
                         Donaldson, Lufkin & Jenrette
      Securities Corporation
                           A.G. Edwards & Sons, Inc.
                           PaineWebber Incorporated

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

      SEC Registration Fee.......................................... $72,626.42
      NASD Fee......................................................  24,466.72
      New York Stock Exchange Listing Fee...........................     *
      Accounting Fees and Expenses..................................     *
      Legal Fees and Expenses.......................................     *
      Printing and Engraving Expenses...............................     *
      Blue Sky Qualification Fees and Expenses......................     *
      Transfer Agent's Fee..........................................     *
      Miscellaneous.................................................     *
                                                                     ----------
        Total....................................................... $    *
                                                                     ==========

--------
(1) The amounts set forth above, except for the SEC, NASD and New York Stock Exchange fees, are in each case estimated.
*  To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Partnership Agreements of the Partnership and the Operating Partnership provide that the Partnership or the Operating Partnership, as the case may be, will indemnify (to the fullest extent permitted by applicable law) certain persons from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgements, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreement or the Operating Partnership Agreement or the property, business, affairs or management of the Partnership or the Operating Partnership. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the General Partner, any Departing Partner, any affiliate of the General Partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the General Partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the General Partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. The Partnership will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not the Partnership would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement.

  Reference is made to Section 9 of the Underwriting Agreement filed as
Exhibit 1.1 hereto.

ITEM 16. EXHIBITS

  (a) The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

     EXHIBIT                             DESCRIPTION
     -------                             -----------
       1.1   Form of Underwriting Agreement.
       3.1   Agreement of Limited Partnership of the Partnership (incorporated herein by reference to Exhibit 3.1 to the Partnership's
             Registration Statement on Form S-1 (File No. 33-55185)).
      *3.2   Form of Amended and Restated Agreement of Limited Partnership of
             the Partnership.
       4.1   Form of Certificate representing Subordinated Unit.
      *5.1   Opinion of Andrews & Kurth L.L.P. as to the validity of the securities being registered.
      *8.1   Opinion of Andrews & Kurth L.L.P. as to certain federal income tax matters.
      23.1   Consent of Deloitte & Touche LLP.
     *23.2   Consent of Andrews & Kurth L.L.P. (included in their opinions filed as Exhibits 5.1 and 8.1).
     *24.1   Powers of Attorney (included on signature page of the Registration
             Statement).

--------
*To be filed by amendment.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Act, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, Ferrellgas Partners, L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty, Missouri on the 19th day of November, 1997.

                                       FERRELLGAS PARTNERS, L.P.

                                       By: Ferrellgas, Inc., General Partner

                                       By: /s/ Danley K. Sheldon
                                          ------------------------------------
                                          Danley K. Sheldon
                                          President, Chief Financial Officer
                                           and Treasurer

Dated: November 19, 1997

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Danley K. Sheldon and Kevin Kelly, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                             TITLE                    DATE
                 ---------                             -----                    ----

           /s/ James E. Ferrell            Chairman of the Board, Chief  November 19, 1997
   ______________________________________  Executive Officer and
             James E. Ferrell              Director of Ferrellgas, Inc.
                                           (principal executive
                                           officer)

          /s/ Danley K. Sheldon            President, Chief Financial    November 19, 1997
 ________________________________________  Officer and Treasurer of
             Danley K. Sheldon             Ferrellgas, Inc. (principal
                                           financial officer and
                                           principal accounting
                                           officer)

          /s/ Daniel M. Lambert            Director of Ferrellgas, Inc.  November 19, 1997
 ________________________________________
             Daniel M. Lambert

          /s/ A. Andrew Levison            Director of Ferrellgas, Inc.  November 19, 1997
 ________________________________________
             A. Andrew Levison

                                 EXHIBIT INDEX

 EXHIBIT                               DESCRIPTION
 -------                               -----------
   1.1   Form of Underwriting Agreement.
   3.1   Agreement of Limited Partnership of the Partnership (incorporated herein by reference to Exhibit 3.1 to the Partnership's Registration
         Statement on Form S-1 (File No. 33-55185)).
  *3.2   Form of Amended and Restated Agreement of Limited Partnership of the
         Partnership.
   4.1   Form of Certificate representing Subordinated Unit.
  *5.1   Opinion of Andrews & Kurth L.L.P. as to the validity of the securities being registered.
  *8.1   Opinion of Andrews & Kurth L.L.P. as to certain federal income tax matters.
  23.1   Consent of Deloitte & Touche LLP.
 *23.2   Consent of Andrews & Kurth L.L.P. (included in their opinions filed as
         Exhibits 5.1 and 8.1).
 *24.1   Powers of Attorney (included on signature page of the Registration
         Statement).

--------
* To be filed by amendment.